Exhibit 10.4

Synageva BioPharma Corp.

LEDGEMONT DEVELOPMENT CENTER

LEXINGTON, MA

ARTICLE 1: BASIC TERMS

The following terms used in this Lease shall have the meanings set forth below.

Date of Lease:	April 8, 2010

Landlord:	One Ledgemont LLC, a Delaware limited liability company

Tenant:	Synageva BioPharma Corp., a Delaware corporation

Building and Property:	The building complex known as Ledgemont Development Center and consisting of the “Richards House,” “Building B,” “B Annex,” “Building C,” the “East Wing,” the parking garage and other appurtenances thereto located at 128 Spring Street, Lexington, Massachusetts (the “Building” and such parcel of land hereinafter being collectively referred to as the “Property”).

Premises:	Portions of the Building consisting of approximately 7,864 rentable square feet located on the 500 Level of Building B and approximately 3,136 rentable square feet located on the 500 Level of Building C, as shown hatched on the plan attached hereto as Exhibit A.

Initial Term:	Commencing on the Rent Commencement Date and expiring, unless otherwise extended or terminated as provided in this Lease, on the expiration of the third (3,d) full Lease Year (defined below) following the Rent Commencement Date (defined below).

Extension Term:	One (1) additional term of two (2) Lease Years.

Lease Year:	A period of twelve (12) consecutive months, commencing on the Rent Commencement Date and each successive twelve (12) month period during the Term, except that if the Rent Commencement Date shall occur on a date other than the first day of a month, then the first Lease Year shall include the period of the Rent Commencement Date to the first day of the following month and twelve (12) calendar months thereafter.

Anticipated Delivery Date	September 1, 2010

Delivery Date::	The date Landlord delivers the Premises to Tenant in the occupants) and with Landlord’s Work (as hereinafter defined) substantially complete (also as hereinafter defined).

Rent Commencement Date:	The later of (a) the earlier of (i) the date Tenant commences business operations in all or a portion of the Premises and (ii) September I, 2010, and (b) the Delivery Date.

Permitted Uses:	General office, laboratory, and research and development uses and for no other purpose.

Tenant’s Pro Rata Share:	6.30% subject to Section 4.06.

Brokers:	FHO Partners and CB Richard Ellis.

Landlord’s Managing Agent:	Beal and Company, Inc.

Letter of Credit Amount	$37,000.00

Parking:	As set forth in Section 2.01(d) of the Lease.

Base Rent:	Initial Term:

Lease Year	Base Rent	Base Rent Monthly Installment
1	$198,000	$16,500.00

2	$220,000	$18,333.33

3	$231,000	$19,250.00

Extension Term:	As provided in Section 3.03(b).

Brokers:	FHO Partners and CB Richard Ellis.

Additional Rent:	All amounts payable by Tenant under this Lease other than Base Rent, including, without limitation, Tenant’s Pro Rata Share of Taxes (Article 5); Utilities (Article 6); Insurance premiums (Article 7); and Operating Expenses (Article 8) (See Section 4.02). Tenant’s Pro Rata Share is defined in Section 4.06 hereof.

Original Address of Landlord for Notices:	c/o The Beal Companies, LLP 177 Milk Street Boston, Massachusetts 02109 Attention: Michael A. Manzo, Senior Vice President

with copies to:

c/o The Beal Companies, LLP 177 Milk Street Boston, Massachusetts 02109 Attention: Peter A. Spellios, Senior Vice President and General Counsel

- and-

Sherin and Lodgen LLP 101 Federal Street Boston, Massachusetts 02110 Attention: Robert M. Carney, Esquire

Original Address of Tenant for Notices:

Before Rent Commencement Date:	60 Hickory Drive Waltham, Massachusetts 02451 Attention: Chief Executive Officer

with a copy to:

Ropes & Gray LLP One International Place Boston, Massachusetts 02110 Attention: Walter R. McCabe Ill, Esquire

After Rent Commencement Date:	Ledgemont Development Center 128 Spring Street Lexington, Massachusetts 02421 Attention: Chief Executive Officer

with a copy to:

Ropes & Gray LLP One International Place Boston, Massachusetts 02110 Attention: Walter R. McCabe Ill, Esquire

Landlord’s Work:	To be constructed by Landlord as and to the extent set forth in Article 11.

Exhibits:
	Exhibit A:	Floor Plan of the Premises
	Exhibit B:	Rules and Regulations
	Exhibit C:	Rules and Regulations for Tenant Work
	Exhibit D:	Tenant’ Work Insurance Schedule
	Exhibit E:	Environmental Substances
	Exhibit F:	Construction Documents
	Exhibit G:	Sign Specifications
	Exhibit H:	Landlord’s Work
	Exhibit 1:	Intentionally Omitted
	Exhibit J:	Intentionally Omitted
	Exhibit K:	Form of Term Commencement Date Agreement
	Exhibit L:	Form Letter of Credit

ARTICLE 2: PREMISES AND APPURTENANT RIGHTS

2.01 Lease of Premises; Appurtenant Rights. Landlord hereby leases the Premises to Tenant, and Tenant hereby leases the Premises from Landlord, for the Term, subject to all matters of record as of the date hereof and matters referred to below. Upon the Date of Lease, the terms and provisions hereof shall be fully binding on Landlord and Tenant prior to the occurrence of the Rent Commencement Date; provided that (i) Tenant shall not have the right to enter the Premises for the conduct of business operations before the Delivery Date and (ii) notwithstanding anything herein to the contrary, it is the intent of the parties that neither Landlord nor Tenant shall have any obligation to each other with respect to the operation, maintenance, repair, or insurance of the Premises, the Building or the Property, or any obligation to indemnify each other with respect thereto, prior to the Rent Commencement Date (other than Landlord’s obligation to perform the Landlord’s Work as provided herein and such other obligations as are clearly unrelated to Tenant’s occupancy of the Premises for the conduct of its business). Subject to Landlord’s rules and regulations attached hereto as Exhibit B and such other reasonable rules and regulations as Landlord may from time to time adopt and of which Tenant is given written notice (collectively, “Landlord’s Rules”) and to force majeure, Tenant shall have access to the Premises twenty-four (24) hours a day, seven (7) days a week. Landlord’s Rules shall be uniformly applied to all occupants of the Building. Any subsequent adoption or modification of Landlord’s Rules from those set forth on Exhibit B shall not be inconsistent with this Lease (which shall control in the event of any inconsistency) (except in the case where Landlord’s Rules change as a result of changes to Legal Requirements and Environmental Laws (both as hereinafter defined) applicable to the Property or enhancement to life safety systems in the Building).

(a) Exclusions. The Premises exclude common areas and facilities of the Property, including, without limitation, exterior faces of exterior walls, the common stairways and stairwells (subject to Tenant’s rights to use the stairways for access between portions of the Premises pursuant to Section 2.01(b)), entranceways and the main lobby, elevators and elevator wells, fan rooms, electric and telephone closets, janitor closets, freight elevator vestibules, and pipes, ducts, conduits, wires and appurtenant fixtures serving other parts of the Property (exclusively or in common) and other common areas and facilities from time to time designated as such by Landlord; provided, however, in no event shall any such future designation include any portion of the Premises or materially adversely affect Tenant’s access to, or use of, the Premises pursuant to the terms and conditions of this Lease. If the Premises include less than the entire rentable area of any floor, then the Premises also exclude the common corridors, elevator lobby and toilets located on such floor.

(b) Appurtenant Rights. Tenant shall have, as appurtenant to the Premises, the nonexclusive right to use in common with others (subject to Landlord’s Rules and force majeure) the common areas and facilities of the Property necessary or convenient for Tenant’s use and occupancy of the Premises, including, without limitation, the double glass doors and common foyer for loading purposes, common stairways and stairwells, common lavatories, entranceways, the main lobby, elevators, driveways, parking areas and sidewalks. Subject to Landlord’s Rules and to force majeure, Tenant shall have access to the seating area of the common cafe in the building twenty-four (24) hours a day, seven (7) days a week.

(c) Reservations. In addition to other rights reserved herein or by law, Landlord reserves the right from time to time, provided that Landlord shall use commercially reasonable efforts to minimize (except in emergency) any interference with Tenant’s use or occupancy of or access to the Premises pursuant to the terms and conditions of this Lease: (i) to make additions to or reconstructions of the Building and to install, use, maintain, repair, replace and relocate for service to the Premises and other parts of the Building, or either, pipes, ducts, conduits, wires and appurtenant fixtures, wherever located in the Premises, the Building, or elsewhere in the Property; (ii) to alter, eliminate or relocate any other common area or facility, including the drives, lobbies and entrances; and (iii) to grant easements and other rights with respect to the Property. Landlord’s exercise of the foregoing rights shall not adversely affect Tenant’s access to, or use of the Premises pursuant to the terms and conditions of this Lease. Installations, replacements and relocations within the Premises referred to in clause (i) shall be located as far as practicable in the core areas of the Building, above ceiling surfaces, below floor surfaces or within perimeter walls of the Premises. The Building may be subdivided or combined into separate or unified lots, submitted to or removed from a condominium regime or divided or combined into separate leasehold lots by ground leases to facilitate financing, ownership or operation of all or portions of the Property and Building, provided that Tenant’s rights and obligations under this Lease shall not be affected in any material respect. Tenant agrees to enter into any instruments reasonably requested by Landlord in connection with the foregoing so long as the same are not inconsistent with the rights of Tenant under this Lease and are otherwise reasonably acceptable to Tenant.

(d) Parking.

(i) Commencing on the Rent Commencement Date, Tenant shall have the appurtenant right to use, free of additional charge, up to 36 unreserved parking spaces for standard size automobiles and small utility vehicles. The parking spaces shall be used by Tenant and Tenant’s employees and business invitees and shall be located on the Property and/or within the Building, and the location of said parking spaces, and the layout and location of the parking facilities, are subject to change from time to time; provided, however, any such change shall not result in a reduction in the number of spaces that may be used by Tenant on an unreserved basis. Tenant’s right to use such parking spaces shall be non-exclusive.

(ii) Commencing on the Rent Commencement Date, Tenant shall have the appurtenant right to use, free of additional charge, one parking space for the exclusive use of Tenant’s visitors and invitees located in the existing surface parking area closest to Richard’s House, subject to relocation, from time to time, to a mutually agreeable location, within the parking facilities serving the Building. The foregoing parking space shall be included as one of the 36 spaces referred to in the preceding paragraph. Tenant shall have the right to install signage identifying such parking space, which signage shall be subject to Landlord’s prior approval, not to be unreasonably withheld or delayed, provided such signage is comparable in design and type to other similar signage on the Property and provided such signage is in compliance with all applicable laws and regulations.

(iii) None of Tenant’s parking rights hereunder shall be assigned or sublicensed except in connection with a Transfer in compliance with Article 13. Landlord shall have the right to make such parking available pursuant to a pass system or on any other reasonable basis determined by Landlord, and such parking rights shall be subject to Landlord’s Rules, and the right of Landlord to limit the number of parking spaces available to Tenant, its employees and invitees, where the use of the same exceeds the above-stated ratio. Landlord shall have the right to alter the parking areas (provided same does not result in a reduction in the number of spaces that may be used by Tenant on an unreserved basis) or their operation from time to time, and to temporarily close portions thereof for maintenance as necessary. Tenant’s parking privileges constitute a license only, and no bailment is intended or shall be created. Neither Landlord nor any parking operator of the parking areas will have any responsibility for loss or damage due to fire or theft or otherwise to any automobile parked in the parking areas or to any personal property therein.

2.02 Intentionally Omitted.

2.03 Roof License.

(a) Tenant shall have the non-exclusive license, at no additional cost, to install, operate and maintain, all in good order and repair, an antenna or dish (“Antenna”) and supplemental HV AC unit (“Tenant’s HV AC Unit”) on a portion or portions of the roof of the Building (“Roof’) in compliance with all of the terms and conditions of this Lease, including, but not limited to, Section 10.05 and Exhibit C. Tenant acknowledges and agrees that the right granted to Tenant hereunder is a nonexclusive license and is not a lease or an appurtenant right to the Premises and, further, that Tenant’s liabilities and obligations under this Lease are not contingent or conditioned upon its ability to use the Antenna and Tenant shall continue to be obligated to perform all of its obligations under the Lease if Tenant is unable to use the Antenna. Tenant shall only use the Antenna to transmit and receive data transmissions for Tenant’s use in the Premises. No person or entity other than Tenant (or a Permitted Transferee, subtenant, successor or assign) shall have the right to use or receive transmissions from the Antenna.

(b) The Antenna and Tenant’s HV AC Unit shall be installed at a location or locations on the Roof selected by Landlord, in its sole but reasonable discretion, and Landlord shall have the right, to be exercised in good faith, to require Tenant to relocate the Antenna, but not Tenant’s HV AC Unit, from time to time, at Tenant’s sole cost and expense. Landlord makes no representation or warranty to Tenant that the Roof will be satisfactory to Tenant or will permit Tenant to receive the transmissions it desires to receive. Prior to installing, removing or replacing either the Antenna or Tenant’s HV AC Unit, Tenant shall submit to Landlord plans and specifications for the installation of the Antenna and/or Tenant’s HV AC Unit, as the case may be, prepared by a licensed engineer reasonably satisfactory to Landlord (the “Plans”). The Plans shall be reasonably satisfactory to Landlord, and shall show the location of the installations of the Antenna and/or Tenant’s HV AC Unit and all related equipment and components on the Roof, the location and type of all piping, conduit, wiring, cabling, the manner in which the Antenna and/or Tenant’s HV AC Unit will be placed on and fastened to the Roof, number, type, size and sealing of any Roof penetrations, and any other information requested by Landlord, in Landlord’s reasonable and good faith discretion. Landlord shall have the right to require that the Antenna and/or Tenant’s HV AC Unit not be visible from any location on the ground and/or that the all such equipment be screened in a manner satisfactory to Landlord, in Landlord’s reasonable and good faith discretion. Landlord shall have the right to employ an engineer or other consultant to review the Plans and the reasonable, actual cost of such engineer or consultant shall be paid by Tenant to Landlord within thirty (30) days after request therefor. After Landlord has approved the Plans and prior to installing the Antenna and/or Tenant’s HV AC Unit and any related equipment, wiring, conduit, piping, or cabling, Tenant shall obtain and provide to Landlord: (a) all required governmental and quasigovernmental permits, licenses, special zoning variances and authorizations, as required by applicable Legal Requirements, all of which Tenant shall obtain at its own cost and expense; and (b) a policy or certificate of insurance evidencing such insurance coverage as may be reasonably required by Landlord. Any alteration or modification of the Antenna and/or Tenant’s HV AC Unit or any associated piping, conduit, wiring, cabling, equipment after the Plans have been approved shall require Landlord’s prior written approval, which may be given or withheld in Landlord’s good faith discretion.

(c) Installation and maintenance of the Antenna, Tenant’s HV AC Unit or any associated piping, conduit, wiring, cabling, equipment shall be performed solely by contractors approved by Landlord, in its reasonable discretion. Landlord may require Tenant to use a roofing contractor selected by Landlord, in its reasonable discretion, to perform any work that could damage, penetrate or alter the Roof and an electrician selected by Landlord, in its reasonable discretion, to install any associated piping, conduit, wiring, cabling, equipment on the Roof or in the Building. Landlord may require anyone going on the Roof to execute in advance a liability waiver reasonably satisfactory to Landlord. Tenant shall bear all costs and expenses incurred in connection with the installation, operation and maintenance of the Antenna and Tenant’s HV AC Unit.

(d) Tenant acknowledges that Landlord may decide, in its good faith discretion, from time to time, to repair or replace the Roof (hereinafter “Roof Repairs”). If Landlord elects to make Roof Repairs, Tenant shall, upon Landlord’s request, temporarily remove the Antenna so that the Roof Repairs may be completed. The cost of removing and reinstalling the Antenna shall be paid by Tenant, at Tenant’s sole cost and expense. Landlord shall not be liable to Tenant for any damages, lost profits or other costs or expenses incurred by Tenant as the result of the Roof Repairs.

(e) On the termination or expiration of the Lease, Tenant shall remove the Antenna and all associated conduit, wiring, cabling, equipment and repair any damages caused thereby, at Tenant’s sole cost and expense. If Tenant does not remove the Antenna on or before the date this Lease terminates or expires, Tenant hereby authorizes Landlord to remove and dispose of the Antenna and associated conduit, wiring, cabling, equipment, and Tenant shall promptly reimburse Landlord for the reasonable costs and expenses it incurs in removing and disposing of same and repairing any damages caused thereby. Tenant agrees that Landlord may dispose of the Antenna and any associated conduit, wiring, cabling, equipment in any manner selected by Landlord.

(f) Tenant’s license to operate and maintain the Antenna and Tenant’s HV AC Unit shall automatically expire and terminate on the date that the term of the Lease expires or is otherwise terminated. This license to operate and maintain the Antenna shall also terminate if any of the following continue for more than three (3) days after written notice from Landlord to

Tenant: (a) the Antenna is causing physical damage to the Building or the Roof, (b) the Antenna is interfering with the normal or customary transmission or receipt of transmission or receipt of signals from or to the Building, (c) the Antenna is causing Landlord to be in violation of any agreement to which Landlord is a party or (d) the Antenna is causing Landlord to be in violation any local, state or federal law, regulation or ordinance.

(g) Tenant represents and warrants to Landlord that neither the Antenna nor Tenant’s HV AC Unit will cause interference with (i) any existing communications equipment installed on the Building, or (ii) with the ability of office tenants/occupants of the Building or Property to receive or transmit radio, television, telephone, microwave, short-wave, long-wave or other signals of any sort presently or hereafter installed, or (iii) with any equipment, installation, wires, cabling or machinery (electronic or otherwise) at the Building or Property. Should any such interference occur, Landlord shall provide Tenant with notice of such interference and Tenant shall promptly make all necessary repairs and adjustments, at Tenant’s expense, to insure cessation of interference to Landlord’s reasonable satisfaction and any reasonable, out-of-pocket costs and expenses incurred by Landlord in connection therewith shall be paid to Landlord within thirty (30) days after Tenant’s receipt of Landlord’s invoice. If interference cannot be eliminated within forty eight (48) hours after receipt of notice from Landlord to Tenant, Tenant shall temporarily disconnect the electric power and shut down the interfering equipment, except for intermittent operation for the purpose of testing correction of such interference. In the event Tenant does not shut down such equipment as aforesaid, Landlord may do so without liability to Tenant.

ARTICLE 3: LEASE TERM

3.01 Lease Term. Subject to the terms and conditions of this Lease, the Initial Term of this Lease is set forth in Article 1, unless sooner terminated as provided herein. Landlord and Tenant agree to execute, to the extent true, a Term Commencement Date Agreement substantially in the form attached hereto as Exhibit K, or as otherwise reasonably requested by Landlord confirming the actual Term commencement date and expiration date of the Term, once same are determined. Landlord and Tenant also agree to execute, to the extent true, a similar agreement confirming the actual Rent Commencement Date once same is determined.

3.02 Hold Over. If Tenant (or anyone claiming through Tenant) shall remain in occupancy of the Premises or any part thereof after the expiration or early termination of the Term without a written agreement therefor executed and delivered by Landlord, then without limiting Landlord’s other rights and remedies the person remaining in possession shall be deemed a tenant at sufferance, and Tenant shall pay monthly rent (pro rated for such portion of any partial month as Tenant shall remain in possession) (a) for the first month of such holdover, at a rate equal to one and one half (1 1/2) times the amount payable as Base Rent for the twelve (12) month period immediately preceding such expiration or termination and (b) thereafter, at a rate equal to two (2) times the amount payable as Base Rent for the twelve (12) month period immediately preceding such expiration or termination, together with all additional Rent also payable as provided in this Lease. Notwithstanding the foregoing, if Landlord desires to regain possession of the Premises promptly after the termination or expiration hereof and prior to acceptance of rent for any period thereafter, Landlord may, at its option, forthwith re-enter and take possession of the Premises or any part thereof without process or by any legal process in force in the state where the Property is located. In any case, Tenant shall be liable to Landlord for all damages resulting from any failure by Tenant to vacate the Premises or any portion thereof within the first month after the expiration or earlier termination of the Term.

3.03 Right to Extend.

(a) Extension Term. The Term of this Lease of all of the Premises may be extended for the Extension Term by unconditional (except for the Base Rent determination process as provided herein) written notice from Tenant to Landlord at least nine (9) (but not more than fifteen (15)) months before the end of the Initial Term, time being of the essence. If Tenant does not timely exercise this option, or if on the date of such notice or at the beginning of the Extension Term an uncured Event of Default by Tenant exists, at Landlord’s option upon written notice to Tenant, Tenant’s right to extend the Term of this Lease shall irrevocably lapse and be void and of no further force and effect, Tenant shall have no further right to extend, and this Lease shall expire at the end of the Initial Term. If Tenant fails to timely exercise its rights hereunder, then within ten (10) days of Landlord’s request therefor, Tenant shall execute and deliver to Landlord a certification, in recordable form, confirming the Tenant’s failure to exercise (or waiver of) such right, and Tenant’s failure to so execute and deliver such certification shall (without limiting Landlord’s remedies on account thereof) entitle Landlord to execute and deliver to any third party, and record, an affidavit confirming the failure or waiver, which affidavit shall be binding on Tenant and may be conclusively relied on by third parties. All references to the Term shall mean the Initial Term as it may be extended by the Extension Term. The Extension Term shall be on all the same terms and conditions except that the Base Rent for the Extension Term shall be as set forth below.

(b) Extension Term Base Rent. Base Rent for each year of the Extension Term shall be established as the higher of (x) the Market Rent (as defined in Section 3.03(c)) or (y) the Base Rent last in effect for the last Lease Year prior to the Extension Term, but in no event greater than $24.50 per rentable square foot per annum If Tenant gives Landlord timely notice of its exercise of the Extension Term option, then Landlord shall give Tenant written notice of Landlord’s good faith determination of Market Rent for the Premises for the Extension Term within sixty (60) days of its receipt of Tenant’s notice exercising the Extension Term. Within fifteen (15) business days after Tenant receives such notice, Tenant shall notify Landlord of its agreement with or objection to Landlord’s determination of the Market Rent, whereupon in the case of Tenant’s objection, Market Rent shall be determined by arbitration conducted in the manner set forth below. If Tenant does not notify Landlord within such fifteen (15) business day period of Tenant’s agreement with or objection to Landlord’s determination of the Market Rent, then the Market Rent for the Extension Term shall be conclusively deemed to be Landlord’s determination of the Market Rent as set forth in Landlord’s notice to Tenant.

(c) Arbitration of Market Rent. If Tenant timely notifies Landlord of Tenant’s objection to Landlord’s determination of Market Rent under the preceding subsection with respect to the Extension Term, such notice shall also set forth a request for arbitration and Tenant’s appointment of a commercial real estate appraiser (an “Arbitrator”). Within five (5) business days thereafter, Landlord shall by notice to Tenant appoint a second Arbitrator. Each Arbitrator shall determine the Market Rent for the Extension Term within thirty (30) days after Landlord’s appointment of the second Arbitrator. On or before the expiration of such thirty (30)

day period, the two Arbitrators shall confer to compare their respective determinations of the Market Rent. If the difference between the amounts so determined by the two (2) Arbitrators is less than or equal to ten percent (10%) of the lower of said amounts then the final determination of the Market Rent shall be equal to the arithmetical average of said amounts. If such difference between said amounts is greater than ten percent (10%), then the two arbitrators shall within ten (10) days thereafter appoint a similarly qualified third Arbitrator (“Third Arbitrator”), who shall, after consultation with the other two (2) Arbitrators, determine the Market Rent for the Extension Term within thirty (30) days after his or her appointment by selecting which of the two proposed determinations most closely approximates his or her determination of Market Rent. Each party shall bear the cost of the Arbitrator selected by such party. The cost for the Third Arbitrator, if any, shall be shared equally by Landlord and Tenant. All Arbitrators appointed hereunder shall be MAI appraisers, so-called, knowledgeable in the field of commercial real estate and experienced in the market in which the Building is located. The foregoing determination shall be conclusive, final and binding on the parties and enforceable in any court having jurisdiction over the parties.

(d) “Market Rent” shall be the fair market rent that willing third parties would pay and receive on an arm’s length basis as the Base Rent to lease similar space in the Building and similar space in similar buildings in the same geographic area, during the Extension Term and under the applicable terms and conditions of this Lease (taking into account all relevant factors including, without limitation, the condition of the Premises and such similar space and the condition of the Building and such similar buildings).

(e) Rent Continuation. For any part of the Extension Term during which the Base Rent is in dispute or has otherwise not finally been determined, Tenant shall make payment on account of Base Rent at the Market Rent determined by Landlord as provided above, and the parties shall adjust for any overpayments or underpayments upon the final determination of Base Rent. The failure by the parties to complete the process contemplated under this Section prior to commencement of the Extension Term shall not affect the continuation of the Term or the parties’ obligation to make any adjustments for any overpayments or underpayments for the Base Rent due for the Extension Term promptly after the determination thereof is made.

3.04 Intentionally Omitted.

ARTICLE 4: RENT

4.01 Base Rent. On the Rent Commencement Date and thereafter on the first day of each month during the Term, Tenant shall pay Landlord the monthly installment of Base Rent and the monthly installment of Tenant’s Pro Rata Share of Total Operating Costs and Tenant’s Pro Rata Share of Taxes required by Section 4.02, in each case in advance. Rent shall be payable at Landlord’s address or otherwise as Landlord may designate in writing from time to time.

4.02 Additional Rent.

(a) General. “Rent” means Base Rent and Additional Rent. Landlord shall reasonably and in good faith estimate in advance for each fiscal year during the Term (i) all Taxes under Article 5, (ii) all utility costs (unless separately metered to or separately contracted for by Tenant) under Article 6, (iii) all insurance premiums to be paid by Landlord under Article 7 and (iv) all Operating Expenses under Article 8 (individually, all such items in clauses (i) through (iv) being “Operating Costs” and collectively, being “Total Operating Costs”) and Tenant shall pay one-twelfth (lI12th) of Tenant’s Pro Rata Share of such estimated Total Operating Costs monthly in advance together with Base Rent. Landlord may adjust its estimates of Total Operating Costs at any time based upon its experience and reasonable anticipation of costs. Such adjustments shall be effective as of the next Rent payment date after at least thirty (30) days’ prior notice to Tenant. Within one hundred twenty (120) days after the end of each fiscal year of the Property during the Term, Landlord shall endeavor to give to Tenant a reasonably detailed statement of the Total Operating Costs paid or incurred by Landlord during the preceding fiscal year and Tenant’s Pro Rata Share of such expenses. Within the next thirty (30) days, Tenant shall pay Landlord any underpayment, or Landlord shall credit (or refund the difference if the Term has ended and Tenant has no further obligation to Landlord) Tenant with any overpayment, of Tenant’s Pro Rata Share of such Total Operating Costs. If the Term expires or the Lease is terminated as of a date other than the last day of a fiscal year, Tenant’s payment of Additional Rent pursuant to this Section for such partial fiscal year shall be apportioned on the basis of the number of days in such fiscal year based on Landlord’s reasonable estimate of the items otherwise includable in Total Operating Costs and shall be made on or before the later of (x) thirty (30) days after Landlord delivers such estimate to Tenant or (y) the last day of the Term, with an appropriate payment or refund to be made upon Tenant’s receipt of Landlord’s statement of Total Operating Costs for such fiscal year. This Section shall survive the expiration or earlier termination of the Term.

(b) Allocation of Certain Operating Costs; Gross Up. If at any time during the Term Landlord provides services only with respect to particular portions of the Building that include the Premises or incurs other Operating Costs (chargeable to Tenant hereunder) allocable to particular portions of the Building (which may include the Premises alone), then such Operating Costs shall be fairly allocated and charged entirely to those tenants, including, without limitation, Tenant, if applicable, of such portions, notwithstanding the provisions hereof referring to Tenant’s Pro Rata Share. If, during any fiscal year for which Landlord’s Operating Costs are being computed, less than ninety-five percent (95%) of the Building is occupied by tenants, or if Landlord is not supplying all tenants with the services being supplied hereunder, Operating Costs shall be reasonably estimated and extrapolated by Landlord to determine the Operating Costs that would have been incurred if the Building were ninety-five percent (95%) occupied for such year and such services were being supplied to all tenants, and such estimated and extrapolated amount shall be deemed to be the Operating Costs for such period. Landlord shall make a reasonable allocation of any Operating Costs incurred jointly for the Property and any other property.

(c) This Lease requires Tenant to pay directly to suppliers, vendors, carriers, contractors, etc., certain insurance premiums, utility costs, personal property taxes, maintenance and repair costs and other expenses. If Landlord pays any of these amounts in accordance with this Lease, Tenant shall reimburse such costs in full with the next monthly Rent payment that occurs at least thirty (30) days’ after billing therefor by Landlord. Unless this Lease provides otherwise, Tenant shall pay all Additional Rent then due on or before the date for the next monthly Rent payment that occurs at least thirty (30) days’ after billing therefor by Landlord.

4.03 Late Charge. Tenant acknowledges that if it pays Rent late, Landlord shall incur unanticipated costs, which shall be extremely difficult to ascertain exactly. Such costs include processing and accounting charges, and late charges that may be imposed on Landlord by any mortgage on the Property. Accordingly, if Landlord does not receive any Rent payment within five (5) business days following its due date, Tenant shall pay Landlord a late charge equal to five percent (5%) of the overdue amount; provided such late charge shall be waived in the first (1st) such instance in any twelve (12) month period so long as the late Rent payment is paid within five (5) business days of Landlord’s notice to Tenant of such late payment. The parties agree that this late charge represents a fair and reasonable estimate of the costs Landlord shall incur by reason of Tenant’s payment default. Payment of the late charge shall not cure Tenant’s payment default or prevent Landlord from exercising other rights and remedies.

4.04 Interest. Any late Rent not paid within five (5) business days following its due date shall bear interest from the date due until paid at the rate equal to the Prime Rate plus three percent (3%) per annum except to the extent such interest would cause the total interest to be in excess of that legally permitted. The “Prime Rate” shall mean the prime lending rate per annum published in the Wall Street Journal from time to time. Payment of interest shall not cure Tenant’s payment default or prevent Landlord from exercising other rights and remedies.

4.05 Method of Payment. Tenant shall pay the Base Rent to Landlord in advance in equal monthly installments by the first of each calendar month during the Term. Tenant shall make a pro rata payment of Base Rent and Additional Rent for any period of less than a month at the beginning or end of the Term. All payments of Base Rent, Additional Rent and other sums due shall be paid in current U.S. exchange by check at the Original Address of Landlord or such other place as Landlord may from time to time direct, without demand, set-off or other deduction, except as otherwise expressly set forth in this Lease. Without limiting the foregoing, except as otherwise expressly provided in this Lease, Tenant’s obligation to pay Rent shall be absolute, unconditional, and independent and shall not be discharged or otherwise affected by any law or regulation now or hereafter applicable to the Premises, or any other restriction on Tenant’s use, or any casualty or taking, or any failure by Landlord to perform or other occurrence. Except as otherwise expressly provided in this Lease, it is intended that Base Rent payable hereunder shall be a net return to Landlord throughout the Term, free of expense, charge, offset, diminution or other deduction whatsoever on account of the Premises.

4.06 Tenant’s Pro Rata Share.

(a) For the purposes of this Lease, Tenant’s Pro Rata Share of Taxes is equal to the product obtained by multiplying the Taxes (as defined in Section 5.02 below) by Tenant’s Pro Rata Share, as the same may be adjusted as provided herein.

(b) Tenant’s Pro Rata Share of Operating Expenses (as defined in Section 8.01), utilities and insurance is equal to the product obtained by multiplying the aggregate amount of same by Tenant’s Pro Rata Share, as the same may be adjusted as provided herein.

(c) Tenant’s Pro Rata Share shall be the percentage set forth in Article I, which percentage has been determined by dividing the total number of rentable square feet in the Premises by the total number of rentable square feet in the Building, and multiplying the resulting quotient by one hundred (100). As of the date hereof, the rentable floor area of the Premises is as set forth in Article 1 and the Building is conclusively deemed to be 174,614 rentable square feet. The number of rentable square feet included within the Building and Premises has been calculated substantially in accordance with the methods of measuring rentable square feet, as that method is described in the American National Institute Publication ANSI Z65.1-1996, as promulgated by the Building Owners and Managers Association. Tenant’s Pro Rata Share may be adjusted by Landlord from time to time consistent with the measurement standard set forth above for a remeasurement of or changes in the physical size of the Premises or the Building, whether such changes in size are due to an addition to or a sale or conveyance of a portion of the Building, the Property or otherwise. Without limiting the generality of the foregoing, Landlord may equitably and reasonably adjust Tenant’s Pro Rata Share upon Tenant’s use of the Utility Services as reasonably estimated and equitably determined by Landlord based upon factors such as the intensity of use of such Utility Services by Tenant such that Tenant shall pay the portion of such charges reasonably consistent with Tenant’s use thereof.

ARTICLE 5: TAXES

5.01 Taxes. Tenant covenants and agrees to pay to Landlord as Additional Rent Tenant’s Pro Rata Share of the Taxes for each fiscal tax period, or ratable portion thereof, included in the Lease Term. If Landlord receives a refund of any such Taxes, Landlord shall pay Tenant Tenant’s Pro Rata Share of the refund after deducting Landlord’s costs and expenses incurred in obtaining the refund. Tenant shall make estimated payments on account of Taxes in monthly installments on the first day of each month, in amounts reasonably estimated from time to time by Landlord pursuant to Section 4.02(a).

5.02 Definition of “Taxes.” “Taxes” means all taxes, assessments, betterments, excises, user fees and all other governmental charges and fees of any kind or nature, or impositions or agreed payments in lieu thereof or voluntary payments made in connection with the provision of governmental services or improvements of benefit to the Building or the Property (including any so-called mandatory impact or betterment payments), and all penalties and interest thereon (if due to Tenant’s failure to make timely payments hereunder), assessed or imposed against the Premises or the Property of which the Premises are a part (including, without limitation, any personal property taxes levied on such property or on fixtures or equipment used in connection therewith), but excluding income, franchise, gift, transfer, excise, capital stock, estate, succession, inheritance and excess profits taxes and any penalties or interest for late payment of Taxes (unless due to Tenant’s failure to make timely payments hereunder). If during the Term the present system of ad valorem taxation of property shall be changed so that, in lieu of or in addition to the whole or any part of such ad valorem tax there shall be assessed, levied or imposed on such Property or Premises or on Landlord any kind or nature of federal, state, county, municipal or other governmental tax, assessment, levy, charge or fee (as distinct from the federal and state income tax in effect on the Date of Lease) measured by or based in whole or in part upon Building valuation, mortgage valuation, rents, services or any other incidents, benefits or measures of real property or real property operations, then any and all of such taxes, assessments, levies, charges and fees shall be included within the term of Taxes subject to the exclusion set forth above. Taxes shall also include expenses, including reasonable fees of attorneys, appraisers and other consultants, incurred in connection with any efforts to obtain abatements or reduction or to assure maintenance of Taxes for any year wholly or partially included in the Term, whether or not successful and whether or not such efforts involved filing of actual abatement applications or initiation of formal proceedings.

5.03 Personal Property Taxes. Tenant shall pay directly all taxes charged against Tenant Property (as defined in Section 10.06). Tenant shall use its best efforts to have Tenant Property taxed separately from the Property. Landlord shall notify Tenant if any of Tenant’s Property is taxed with the Property, and Tenant shall pay such taxes to Landlord within thirty (30) days of such notice.

ARTICLE 6: UTILITIES AND LANDLORD SERVICES

6.01 Utility Services. Tenant shall pay all charges and deposits for gas, water, sewer, electricity, and other energy, utilities and services used or consumed on the Premises (“Utility Services”) during the Term which now or hereafter separately serve the Premises, or are not expressly to be provided by Landlord elsewhere hereunder. If such Utility Services are not separately metered, Tenant shall pay Tenant’s Pro Rata Share of the cost of the same as part of the Operating Expenses payable hereunder. It is understood and agreed that except as may be expressly provided hereunder, Landlord shall be under no obligation whatsoever to furnish any such services to the Premises, and shall not be liable for (nor suffer any reduction in any rent on account of) any interruption or failure in the supply of the same. If the Premises are not separately metered, Landlord reserves the right, at any time during the Term, to install a monitor or check meter to measure Tenant’s consumption of any Utility Services, in which event Landlord shall calculate the applicable Utility Services based on Tenant’s actual usage thereof, rather than as otherwise provided herein. To the extent permitted by law, Landlord shall have the right at any time and from time to time during the Term to contract for or purchase one or more Utility Services from any company or third-party providing Utility Services (“Utility Service Provider”). Tenant agrees reasonably to cooperate with Landlord and the Utility Service Providers and at all times as reasonably necessary, and on reasonable advance notice, shall allow Landlord and the Utility Service Providers reasonable access to any utility lines, equipment, feeders, risers, fixtures, wiring and any other such machinery or personal property within the Premises and associated with the delivery of Utility Services; provided all such parties shall use commercially reasonable efforts to minimize interference with Tenant’s use or occupancy of or access to the Premises.

6.02 Landlord Services.

(a) Landlord agrees to furnish reasonable heat and air conditioning (HV AC) to the Premises and to common hallways and lavatories, if any, during normal business hours on regular business days during the heating or air conditioning season, as applicable, to provide the electric lines, feeders, risers, junction boxes, wiring, and other electrical equipment, machinery and facilities now or hereafter located within the Building for the purpose of providing electrical service to the Premises twenty-four (24) hours a day, to light common passageways twenty-four (24) hours a day, to provide hot water to common lavatories and to any lavatories and kitchen that are part of the Premises, and to clean common areas, common area glass, common lavatories and glass main entry doorways to the Premises Mondays through Fridays, in substantially the same fashion as is typical for comparable first class life sciences buildings in the Lexington, Waltham, Burlington and Bedford area, subject to interruption due to accident, to the making of repairs, alterations or improvements, to labor difficulties, to trouble in obtaining fuel, electricity, service or supplies from the sources from which they are usually obtained for such Building, governmental restraints, or to any cause beyond the Landlord’s control. In no event shall Landlord be liable for any interruption or delay in any of the above services for any of such causes. For the purposes of this clause, normal business hours shall be between the hours of 8:00 a.m. to 6:00 p.m. Monday through Friday and 8:00 a.m. to 1:00 p.m. on Saturday. The Building HV AC System serving the Premises is designed to maintain reasonable temperatures within the Premises during normal business hours. If Tenant desires heat or air conditioning outside of such hours, Tenant shall deliver written notice to the management office which notice may be delivered by e-mail requesting such services at least 24 hours prior to the time Tenant desires such services to be provided; provided, however, that Landlord shall use reasonable efforts to arrange such services on such shorter notice as Tenant shall provide. Tenant shall pay for additional heat or air conditioning outside of normal business hours, (within thirty (30) days after billing) at reasonable and standard rates established by Landlord from time to time. As of the date hereof, the charge for heat or air conditioning outside of normal business hours is $35.00 per hour.

(b) Notwithstanding the foregoing, Tenant shall be entitled to a proportionate and equitable abatement of Rent in the event of a Landlord Service Interruption (as defined below). For the purposes hereof, a “Landlord Service Interruption” shall occur in the event (i) the Premises shall lack any service which Landlord is required to provide under this Section thereby rendering the Premises untenantable (or the actions of Landlord or any of its agents, contractors or employees render the same untenantable) for the entirety of the Landlord Service Interruption Cure Period (as defined below), (ii) such lack of service was not caused by Tenant, its employees, contractors, invitees or agents; (iii) Tenant in fact ceases to use the entire Premises for the entirety of the Landlord Service Interruption Cure Period; and (iv) such lack of service was the result of causes, events or circumstances within the Landlord’s reasonable control and the cure of such interruption is within Landlord’s reasonable control. For the purposes hereof, the “Landlord Service Interruption Cure Period” shall be defined as seven (7) consecutive business days after Landlord’s receipt of written notice from Tenant of the Landlord Service Interruption.

6.03 Excess Usage by Tenant. Tenant shall not introduce to the Premises personnel, fixtures or equipment which (individually or in the aggregate) materially exceed the usage of the electrical, heating, ventilating and air conditioning, mechanical, plumbing or other utility systems by the average Building tenant fur lab space or overload the capacity of the electrical, heating, ventilating and air conditioning, mechanical, plumbing or other utility systems serving the Premises or generate materially above average heat, noise or vibration at the Premises. If Tenant uses the Premises or installs fixtures or equipment in such a manner as would so overload said systems, as reasonably determined by Landlord, then, in addition to any other remedies Landlord may have, Tenant shall pay, as additional rent, within thirty (30) days of billing therefor, the reasonable and actual cost of providing and installing any additional equipment, facilities or services that may be required as a result thereof, and for any repairs or damage resulting therefrom.

ARTICLE 7: INSURANCE

7.01 Coverages. Tenant shall, at its own expense, maintain and keep in force, or cause to be maintained and kept in force by any general contractors, sub-contractors or third party entities where required by contract, throughout the term of this Lease and/or alteration or construction period and for such longer period, if any, Tenant remains in occupancy of the Premises, the following insurance coverages:

(a) Property Insurance. “Special” Form property insurance, and/or Builders Risk coverage for renovation projects, including, without limitation, coverage for fire, boiler and machinery (if applicable); sprinkler damage; vandalism; malicious mischief coverage on all equipment, furniture, fixtures, fittings, Tenant Work, Tenant Property, business income, extra expense, merchandise, inventory/stock, contents, and personal property located on or in the Premises. Such insurance shall be in an amount equal to the full replacement cost of the aggregate of the foregoing and shall provide coverage comparable to the coverage in the standard ISO “Special” Form, when such coverage is supplemented with the coverages required above.

(b) Liability Insurance. Commercial General Liability insurance against any and all claims for personal injury, death or property damage occurring in, or about the Premises and arising out of Tenant’s operations on the Premises, or Tenant’s agents’, invitees’, sublessees’ use or occupancy of the Premises. Such insurance shall have a limit of not less than One Million Dollars ($1,000,000) per occurrence with a Two Million Dollar ($2,000,000) aggregate limit. Such insurance shall contain an extended (broad form) liability endorsement, including contractual liability coverage (including this Lease, and Tenant’s indemnity obligations hereunder). Such liability insurance shall be primary and not contributing to any insurance available to Landlord, and Landlord’s insurance (if any) shall be in excess thereto. Tenant’s commercial general liability insurance policy shall include Landlord, Landlord’s Management Agent, Landlord’s mortgagees and Landlord’s designees as additional insureds, and shall provide that such parties may, although additional insureds, recover for any loss suffered by Tenant’s negligence.

(c) Umbrella / Excess Liability Insurance. The foregoing liability limits shall be adequate as long as Tenant maintains an Umbrella policy limit of not less than Two Million Dollars ($2,000,000) per occurrence. Should Tenant not maintain an Umbrella policy with such limits, then the limits of the underlying Commercial General Liability policy shall be increased to Two Million Dollars ($2,000,000) per occurrence and Four Million Dollars ($4,000,000) aggregate.

(d) Other. Such other insurance as Landlord may reasonably require, from time to time, and as may be required by law, including, without limitation (i) workers’ compensation insurance with a limit of liability as required by law to be maintained; (ii) employer’s liability insurance with a minimum limit of coverage of Two Million Dollars ($2,000,000); and (iii) business interruption and extra expense insurance coverage(s) reasonably satisfactory to Landlord.

(e) Form of the Policies. Tenant shall have the right to provide insurance coverage which it is obligated to carry pursuant to the terms hereof in a blanket policy, provided such policy expressly affords coverage to the Premises and to Landlord as required by this Lease.

(f) Failure by Tenant to Obtain Insurance. If Tenant does not procure the insurance required pursuant to this Section, or keep the same in full force and effect, Landlord may, but shall not be obligated to, take out the necessary insurance and pay the premium therefor after not less than ten (10) days’ prior notice thereof to Tenant, and Tenant shall repay to Landlord, as additional rent, the amount so paid within thirty (30) days of demand. In addition, Landlord may recover from Tenant, as additional rent, any and all reasonable out-of-pocket expenses (including reasonable attorneys’ fees) and damages which Landlord may sustain by reason of the failure by Tenant to obtain and maintain such insurance, it being expressly declared that the expenses and damages of Landlord shall not be limited to the amount of the premiums thereon.

(g) Contractor Insurance. Tenant shall cause all contractors and subcontractors to maintain during any period of Tenant Work the insurance described on Exhibit D attached hereto.

(h) Deductibles. Tenant’s insurance policies may include commercially reasonable deductibles; provided, that if any of the above insurances have deductibles or self insured retentions, the Tenant and/or contractor (policy Named Insured) shall be responsible for the deductible amount if and to the extent Tenant would otherwise be liable for the subject loss.

(i) General Requirements. All of the insurance policies required in this Section (“Insurance Requirements”) shall be written by insurance companies which are licensed to do business in the state where the Property is located, or obtained through a duly authorized surplus lines insurance agent or otherwise in conformity with the laws of such state, with an A.M. Best rating of at least “A” and a financial size category of not less than “VII”. The liability policy(ies) shall name, as additional insureds, Landlord, Landlord’s Management Agent and Landlord’s mortgagees, and provide thirty (30) days notice of cancellation, non-renewal, or material change in the terms and conditions of coverage. Tenant shall provide Landlord with certificates of insurance upon request, prior to move-in date, prior to commencement of the Tenant/contractor work, or within thirty (30) days of coverage inception and subsequent renewals or rewrites/replacements of any cancelled/non-renewed policies.

7.02 Avoid Action Increasing Rates. Tenant shall comply with Sections 9.01, 9.02, 9.03 and 9.04 and in addition shall not, directly or indirectly, use the Premises in any way that is prohibited by law or dangerous to people or property or that may jeopardize or increase the cost of any insurance coverage or require additional insurance. Tenant shall cure any breach of this Section within ten (10) days after notice from Landlord (or Tenant’s independent knowledge of such breach) by (i) stopping any use that jeopardizes any insurance coverage or increases its cost and (ii) paying the increased cost of insurance. Tenant shall have no further notice or cure right under Article 14 for any such breach. Tenant shall reimburse Landlord for all of Landlord’s costs incurred in providing any insurance that is attributable to any special endorsement or increase in premium resulting from the business or operations of Tenant, and any special or extraordinary risks or hazards resulting therefrom, including, without limitation, any risks or hazards associated with the generation, storage and disposal of Environmental Substances.

Landlord confirms that as of the date hereof, and based upon the list of Environmental Substances Tenant proposes to use in the Premises (as identified on Exhibit E), to Landlord’s knowledge, the Permitted Use (provided same in conducted in accordance with all applicable laws and in accordance with the provisions of this Lease) will not (i) invalidate or conflict with Landlord’s insurance policies or (ii) increase the cost of any insurance coverage maintained by Landlord or require additional insurance or any special endorsement to be obtained by Landlord.

7.03 Waiver of Subrogation. Landlord and Tenant each waive any and every claim for recovery from the other for any and all loss of or damage to the Property or any part of it, or to any of its contents, which loss or damage is covered by valid and collectible property insurance. Landlord waives any and every such claim against Tenant that would have been covered had the insurance policies required to be maintained by Landlord by this Lease been in force, to the extent that such loss or damage would have been recoverable under such policies. Tenant waives any and every such claim against Landlord that would have been covered had the insurance policies required to be maintained by Tenant under this Lease been in force, to the extent that such loss or damage would have been recoverable under such policies. This mutual waiver precludes the assignment of any such claim by subrogation (or otherwise) to an insurance company (or any other person), and Landlord and Tenant each agree to give written notice of this waiver to each insurance company that has issued or shall issue any property insurance policy to it, and to have the policy properly endorsed, if necessary, to prevent invalidation of the insurance coverage because of this waiver.

7.04 Landlord’s Insurance. Landlord shall purchase and maintain during the Term with insurance companies qualified to do business in the state where the Property is located insurance that may include the following: (i) commercial general liability insurance for incidents occurring in the common areas, with coverage for premises/operations, personal and advertising injury, products/completed operations and contractual liability for bodily injury and property damage per occurrence, together with such other coverages and risks and in such amount as Landlord shall reasonably decide or a mortgagee may require; (ii) property insurance covering property damage to the Building, including, without limitation, the improvements to the Premises existing on the date hereof and the Landlord’s Work, but excluding any Tenant Work, and loss of rental income, for full replacement cost value of the Building with coinsurance waived by inclusion of an agreed amount endorsement; and (iii) such other coverage(s) and in such amounts as may be required by Landlord’s mortgagee or otherwise be deemed commercially reasonable by Landlord. As set forth in Section 4.02, the cost thereof shall be borne by Tenant and other tenants.

ARTICLE 8: OPERATING EXPENSES

8.01 Operating Expenses.

(a) “Operating Expenses” shall mean all costs and expenses incurred by Landlord in connection with the ownership, operation, management, maintenance and repair of the Building and Property and of all heating, ventilating, air conditioning, plumbing, electrical, utility and safety systems for the Building. “Common Elements” shall mean all areas in the Building available for the common use of tenants of the Building and not leased or held for the exclusive use of Tenant or other tenants, including, but not limited to, the common cafe and common parking areas, driveways, sidewalks, access roads, plazas, landscaping and planted areas located in the Building or on the Property. Operating Expenses include, without limitation, the costs and expenses incurred in connection with the following; compliance with Landlord’s obligations under Section 10.03; planting and landscaping; snow plowing and removal; utility, water and sewage services; maintenance of signs; supplies, materials and equipment purchased or rented, total wage and salary costs paid to, and all contract payments made on account of, all persons at or below the level of general manager (or such other appropriate title(s)) engaged in the operation, maintenance, security, cleaning and repair of the Property and Common Elements, including Social Security, old age and unemployment taxes and so-called “fringe benefits”; services generally furnished to tenants of the Building; maintenance, repair and replacement (as and to the extent limited by Subsection (b) below) of Building and Common Elements equipment and components; utilities consumed and expenses incurred in the operation, maintenance and repair of the Property and Common Elements; costs incurred under any reciprocal easement agreements benefiting the Property; costs incurred by Landlord to comply with the terms and conditions of any governmental approvals affecting operations of the Property; the amortized portion, properly attributable to the year in question, of the cost, with interest thereon at a rate reasonably determined by Landlord, of any capital repairs, improvements or replacements made to the Property, by Landlord (as and to the extent limited by Subsection (b) below); premiums for workers’ compensation insurance and property, liability and other insurance required or permitted to be maintained by Landlord hereunder; personal property taxes; rental or lease payments paid by Landlord for rented or leased personal property used in the operation or maintenance of the Property and Common Elements; fees for required licenses and permits; routine maintenance and repair of parking areas and paving (including sweeping, striping, repairing, resurfacing and patching but not repaving)(as and to the extent limited by Subsection (b) below); refuse removal from the Common Elements; security; and property management fees (reasonably consistent with fees charged by third party party managers providing reasonably comparable services in the metropolitan Boston market for reasonably comparable projects; Tenant acknowledging that a management fee of 4.5% of the gross rents on the Building for management by an affiliate of Landlord complies with the foregoing). Operating Expenses shall also include the Building’s share (as reasonably determined and allocated by Landlord) of: (i) the costs incurred by Landlord in operating, maintaining, repairing, insuring and paying real estate taxes upon any common facilities of the office park or development (including, without limitation, the common facilities from time to time serving the Building in common with other buildings or parcels of land) of which the Property may be a part, from time to time, such as any so called “loop” access roads, retention ponds, sewer and other utility lines, amenities and the like; (ii) shuttle bus service (if and so long as Landlord shall provide the same); (iii) the actual or imputed cost of the space occupied by on-the-grounds building attendant(s) and related personnel and the cost of management and or service personnel whose duties are not limited solely to the Building, as fairly allocable to the Building by Landlord; and (iv) payments made by Landlord under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the payment or sharing of costs among park or development property owners to the extent such costs would be fairly considered Operating Expenses hereunder if incurred solely for the benefit of the Property. Landlord may use third parties or affiliates to perform any of the foregoing services, and the cost thereof shall be included in Operating Expenses, provided that any services provided by affiliates shall be provided at market rates (but subject to tenant’s acknowledgement above regarding management fees). Costs referred to in this Section shall be ascertained in accordance with generally accepted accounting principles, consistently applied, and allocated to appropriate fiscal periods on the accrual method of accounting.

(b) Operating Expenses shall not include: (1) the cost of casualty repairs to the extent covered by insurance (except for reasonable deductibles paid by Landlord under insurance policies maintained by Landlord); (2) costs associated with the operation of the business of Landlord and/or the sale and/or financing of the Building, as distinguished from the cost of Building operations, management, maintenance and repair; (3) costs of disputes between Landlord and its employees, tenants or contractors; (4) cost of alterations, capital improvements, full equipment replacement and other items which under generally accepted accounting principles are properly classified as capital expenditures except for capital expenditures (i) that are reasonably anticipated to result in a reduction in (or minimize increases in) Operating Expenses, (ii) that are required to comply with future mandatory conservation programs, (iii) that are required under any governmental law or regulation enacted after or coming into general applicability after the date of this Lease (except as set forth in Subsection (10) below), or (iv) that are considered annual recurring routine maintenance but that maintain (as opposed to improving) the general appearance or condition of the Building (e.g. painting of and replacement of carpet in the Common Elements), in each instance amortized over the reasonable anticipated useful life of such expenditure in accordance with generally accepted accounting principles, consistently applied (except that such amortization fur expenditures under (i) above shall be limited to the reasonably anticipated savings in Operating Expenses in each year); (5) expenses for any item or service not provided to Tenant but to certain other specific tenant(s) in the Building, or which tenant(s) pay(s) directly to a third party or separately pay(s) to Landlord; (6) expenses incurred by Landlord to resolve disputes, enforce or negotiate lease terms with prospective or existing tenants; (7) expenses incurred by Landlord to lease space to new tenants or to retain existing tenants including, without limitation, leasing commissions, advertising and promotional expenditures, and prepare, renovate, repaint, redecorate or perform any other work in any space leased to an existing or prospective tenant or other occupant of the Building; (8) penalties, fines and other costs incurred due to violation by the Landlord of any lease or any laws, rules, regulations or ordinances applicable to the Building or attributable to Landlord’s gross negligence or willful misconduct, and any interest or penalties due for late payment by Landlord of any of the Operating Expenses; (9) depreciation and amortization, except on equipment, materials, tools and supplies purchased by Landlord to enable Landlord to supply services Landlord might otherwise contract for with a third party where such depreciation and amortization would otherwise have been included in the charge for such third party’s services, all as determined in accordance with generally accepted accounting principles, consistently applied, and when depreciation or amortization is permitted or required, the item shall be amortized over its reasonably anticipated useful life; (10) costs or expenses incurred by Landlord in connection with remedying the violation or lack of compliance with any Legal Requirements relating to the Building or the Property in force or applicable as of the date of this Lease including without limitation the Americans With Disabilities Act and any Environmental Laws (as defined below); (11) any payments under any ground or underlying lease or other easement, license, operating agreement, declaration, restrictive covenant or other instrument applicable to the Property, except to the extent the same would constitute Operating Expenses hereunder if paid directly by Landlord; (12) bad debt expenses and principal, points and fees on debts or amortization or interest on any mortgage or other debt instrument; (13) expenses in connection with services or other benefits that are not offered to Tenant or for which Tenant is charged directly; (14) judgments against Landlord or the Building and costs relating to (a) disputes with third parties including, without limitation, Tenant, tenants, prospective tenants or other occupants of the Building, (b) disputes with purchasers, prospective purchasers, mortgagees or prospective mortgagees of the Building or the Building or (c) negotiations of leases, contracts of sale or mortgages; (15) costs that are reimbursed under any service contract, warranty, out of insurance or condemnation proceeds or by Tenant or other tenants (other than pursuant to an expense escalation or payment clause) or any third party; (16) appraisal, marketing, advertising and promotional expenses; (17) costs incurred in connection with the survey, testing, removal, encapsulation, remediation or other treatment of asbestos or any other Hazardous Substances at the Building or elsewhere; (18) electricity to any leaseable area of the Building (as opposed to common areas (19) the cost of any “tap fees” or one time lump sum sewer or water connection fees for the Building; (20) Landlord’s general corporate overhead and general and administrative expenses (not fairly allocable to the operation or management of the Property); (19) legal fees and accounting costs (not fairly allocable to the operation or management of the Property); (20) acquisition costs for sculpture, paintings and other art objects costing in excess of comparable amounts spent for such items in office buildings of comparable quality in the competitive area of the Building not owned by Landlord or its affiliates; (21) costs, salary and other compensation paid for any employee of Landlord who is not assigned on a full-time basis to the operation, management, maintenance or repair of the Building, except to the extent an allocation is made on a reasonable and consistent basis that fairly reflects the proportion of such employee’s employment time that is attributable to the Building; and (22) increased insurance premiums caused by Landlord or any other tenant bringing any Hazardous Substances (other than normal office, laboratory and Building operation materials) to the Building,

(c) Tenant shall pay Tenant’s Pro Rata Share of Operating Expenses in accordance with Section 4,02.

(d) Landlord shall not collect in excess of one hundred percent (100%) of Operating Costs or any item of cost more than once.

(e) Landlord shall permit Tenant, at Tenant’s expense and during normal business hours, but only one time with respect to any fiscal year, to review Landlord’s invoices and statements relating to the Operating Costs for the applicable fiscal year for the purpose of verifying the Operating Costs and Tenant’s share thereof; provided that notice of Tenant’s desire to so review is given to Landlord not later than sixty (60) days after Tenant receives an annual statement from Landlord, and provided that such review is thereafter commenced and prosecuted by Tenant with due diligence. Any Operating Cost statement or accounting by Landlord shall be binding and conclusive upon Tenant unless (i) Tenant duly requests such review within such sixty (60)-day period, and (ii) within three (3) months after such review request, Tenant shall notify Landlord in writing that Tenant disputes the correctness of such statement, specifying the particular respects in which the statement is claimed to be incorrect. Tenant shall have no right to conduct a review or to give Landlord notice that it desires to conduct a review at any time there is an uncured Event of Default under the Lease. The accountant conducting the review shall be compensated on an hourly basis and shall not be compensated based upon a percentage of overcharges it discovers. No subtenant shall have any right to conduct a review, and no assignee shall conduct a review for any period during which such assignee was not in possession of the Premises. Tenant agrees that the results of any Operating Cost review shall be kept strictly confidential by Tenant and shall not be disclosed to any other person or entity except as may be reasonably required to enable Tenant to recover any overcharges discovered by Tenant. If, absent a good faith dispute between the parties, such review shall conclusively determine that Landlord’s determination of Operating Costs was (x) overstated, or (y) understated, then in the case of (x) Landlord shall credit the difference against monthly installments of Rent next thereafter coming due (or refund the difference if the Lease Term has ended and Tenant has no further obligation to Landlord), or in the case of (y) Tenant shall pay to Landlord the amount of such excess. The cost of each such review shall be borne by Tenant unless two (2) such reviews for consecutive Operating Years conclusively determine that Landlord’s determination of Operating Expenses were overstated for each such Operating Year by more than five percent (5%) in the aggregate (for each Operating Year) in which event the reasonable cost for such reviews shall be borne by Landlord. Tenant shall provide Landlord with a true and complete copy of any written report, conclusion or statement prepared by the accountant conducting the review.

ARTICLE 9: USE OF PREMISES

9.01 Permitted Uses. Tenant may use the Premises only for the Permitted Uses described in Article 1, and for no other purpose(s). Tenant shall keep the Premises equipped with appropriate safety appliances to the extent required by applicable laws or insurance requirements for its particular and specific manner of use(s).

9.02 Indemnification. To the maximum extent this agreement may be made effective according to law, Tenant is responsible for the Premises and any Tenant’s improvements, equipment, facilities and installations, wherever located on the Property and all liabilities, including, without limitation, tort liabilities, incident thereto. To the maximum extent this agreement may be made effective according to law, subject to Section 7.03, Tenant shall indemnify, save harmless and defend Landlord and Landlord’s members, managers, officers, mortgagees, agents, employees, independent contractors, invitees, Landlord’s Managing Agent and other persons acting under them (collectively, “Indemnitees”) from and against all liability, claim, damage or cost (including reasonable attorneys’ fees) arising in whole or in part out of (i) any act, omission or negligence of Tenant, or Tenant’s contractors, licensees, invitees, agents, servants, employees, successors or assigns (“Tenant’s Agents”); or (ii) any accident, injury, damage or loss whatsoever caused to any person or property during the Term, and thereafter, so long as Tenant is in occupancy of any part of the Premises, and occurring in the Premises, or arising out of the use and occupancy of the Premises by Tenant and Tenant’s Agents; or (iii) any accident, injury, damage or loss occurring outside of the Premises, where such accident, injury, damage or loss results or is claimed to have resulted from the act, omission or negligence of Tenant or Tenant’s Agents, in each case paying any cost to Landlord on demand as Additional Rent. Notwithstanding the foregoing, in no event shall Tenant have any liability to indemnify Landlord or any of the Indemnities under this Section 9.02 for any liability, claim, damage or cost to the extent caused in whole or in part by the negligence, willful misconduct or breach of this Lease on the part of Landlord or any of the Indemnities, but the foregoing shall not be deemed to be a release of Tenant with respect to any liability of Tenant to any third party independent of this Section 9.02. The provisions of this Section shall survive the expiration or earlier termination of this Lease.

9.03 Compliance With Legal Requirements. Tenant shall not cause or permit the Premises, nor cause the Property or the Building to be used in any way that violates any law, code, ordinance, restrictive covenant, encumbrance, governmental regulation, order, permit, approval, variance, covenants or restrictions which are of record as of the date hereof (each a “Legal Requirement”) or any provisions of this Lease, materially annoys or interferes with the rights of tenants of the Building, or constitutes a nuisance or waste. Landlord shall be responsible for the compliance of the Premises and the Building with all applicable Legal Requirements on the Delivery Date. Tenant shall (a) obtain, maintain and pay for all permits and approvals necessary to comply with all Legal Requirements and (b) shall promptly take all actions necessary to comply with all Legal Requirements, including, without limitation, the Occupational Safety and Health Act, applicable to Tenant’s particular use of the Premises, the Property or the Building as opposed to general office uses or use of the common areas for which Landlord shall be responsible, subject to reimbursement through Operating Expenses as and to the extent provided in this Lease. Notwithstanding anything to the contrary contained herein, but subject to reimbursement through Operating Expenses as and to the extent provided in this Lease, Tenant shall not be responsible for ensuring the Premises complies with Legal Requirements when such Legal Requirements are imposed on a Building-wide basis and do not relate to Tenant’s particular manner of use of the Premises. Tenant shall maintain in full force and effect all certifications or permissions to provide its services required by any authority having jurisdiction to authorize, franchise or regulate such services. Tenant shall be solely responsible for procuring and complying at all times with any and all necessary permits and approvals directly or indirectly relating or incident to: the conduct of its activities on the Premises; its scientific experimentation, transportation, storage, handling, use and disposal of any chemical or radioactive or bacteriological or pathological substances or organisms or other hazardous wastes or environmentally dangerous substances or materials or medical waste or animals or laboratory specimens. Within ten (10) business days of a request by Landlord, which request shall be made not more than once during each period of twelve (12) consecutive months during the Term hereof, unless otherwise requested by any mortgagee of Landlord, Tenant shall furnish Landlord with copies of all such permits and approvals that Tenant possesses or has obtained together with a certificate certifying that such permits are all of the permits that Tenant possesses or has obtained with respect to the Premises. Tenant shall promptly give written notice to Landlord of any warnings or violations relative to the above received from any federal, state or municipal agency or by any court of law and shall promptly cure the conditions causing any such violations. Tenant shall not be deemed to be in default of its obligations under the preceding sentence to promptly cure any condition causing any such violation in the event that, in lieu of such cure, Tenant shall contest the validity of such violation by appellate or other proceedings permitted under applicable law, provided that: (i) any such contest is made reasonably and in good faith, (ii) Tenant makes provisions, including, without limitation, providing such security, potentially including bond(s), as may be reasonably required by Landlord to protect Landlord, the Building and the Property from any liability, costs, damages or expenses arising in connection with such violation and failure to cure, (iii) Tenant shall agree to indemnify, defend (with counsel reasonably acceptable to Landlord) and hold Landlord harmless from and against any and all liability, costs, damages, or expenses to the extent arising as a result of such condition and/or violation, (iv) Tenant shall promptly cure any violation in the event that its appeal of such violation is overruled or rejected, and (v) Tenant’s decision to delay such cure shall not, in Landlord’s good faith determination, be likely to result in any actual or threatened bodily injury, property damage, or any civil or criminal liability to Landlord, any tenant or occupant of the Building or the Property, or any other person or entity.

9.04 Environmental Substances. “Environmental Law(s)” means all statutes, laws, rules, regulations, codes, ordinances, standards, guidelines, authorizations and orders of federal, state and local public authorities pertaining to any of the Environmental Substances or to environmental compliance, contamination, cleanup or disclosures of any release or threat of release to the environment, of any hazardous, biological, chemical, radioactive or toxic substances, wastes or materials, any pollutants or contaminants that are included under or regulated by any municipal, county, state or federal statutes, laws, rules, regulations, codes, ordinances, standards, guidelines, authorizations or orders, including, without limitation, the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq.; the Clean Water Act, 33 U.S.C. § 1251, et seq.; the Clean Air Act, 42 U.S.C. § 7401, et seq.; the Safe Drinking Water Act, 42 U.S.C. § 300f-300j, et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1321, et seq.; the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq.; the Federal Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.; the Massachusetts Hazardous Waste Management Act, as amended, M.G.L. Chapter 21 C, and the Massachusetts Oil and Hazardous Material Release Prevention Act, as amended, M.G.L., Chapter 21E, as any of the same are from time to time amended, and the rules and regulations promulgated thereunder, and any judicial or administrative interpretation thereof, including any judicial or administrative orders or judgments, and all other federal, state and local statutes, laws, rules, regulations, codes, ordinances, standards, guidelines, authorizations and orders regulating the generation, storage, containment or disposal of any Environmental Substances, including, but not limited to, those relating to lead paint, radon gas, asbestos, storage and disposal of oil, biological, chemical, radioactive and hazardous wastes, substances and materials, and underground and above ground oil storage tanks; and any amendments, modifications or supplements of any of the foregoing.

“Environmental Substances” means, but shall not be .limited to, any hazardous substances, hazardous waste, environmental, biological, chemical, radioactive substances, oil, petroleum products and any waste or substance, which because of its quantitative concentration, chemical, biological, radioactive, flammable, explosive, infectious or other characteristics, constitutes or may reasonably be expected to constitute or contribute to a danger or hazard to public health, safety or welfare or to the environment, or that would trigger any employee or community “right-to-know” requirements adopted by any federal, state or local governing or regulatory body, or for which any such body has adopted any requirements for the preparation or distribution of a materials safety data sheet (“MSDS”), including, without limitation, any asbestos (whether or not friable) and any asbestos-containing materials, lead paint, waste oils, solvents and chlorinated oils, polychlorinated biphenyls (PCBs), toxic metals, etchants, pickling and plating wastes, explosives, reactive metals and compounds, pesticides, herbicides, radon gas, urea formaldehyde foam insulation and chemical, biological and radioactive wastes, or any other similar materials that are mentioned under or regulated by any Environmental Law; and the regulations adopted under these acts, and including any other products or materials subsequently found by an authority of competent jurisdiction to have adverse effects on the environment or the health and safety of persons. Environmental Substances shall not include de minimis quantities of commonly used office or other cleaning supplies used and disposed of in accordance with applicable laws.

Tenant shall neither cause or permit any Environmental Substances to be generated, produced, brought upon, used, stored, treated or disposed of in or about or on the Building by Tenant, nor permit or suffer persons acting under Tenant, to do the same, whether with or without negligence, without (i) first (or contemporaneously) providing Landlord with the MSDS for such Environmental Substances, (but only for each Environmental Substance for which an MSDS is required by applicable Environmental Laws) and (ii) complying with all applicable Environmental Laws and Legal Requirements pertaining to the transportation, storage, use or disposal of such Environmental Substances, including obtaining proper permits and approvals and providing Landlord the applicable MSDS for each Environmental Substance. Tenant acknowledges that as of the date of this Lease Tenant intends to use in all or a portion of the Premises, the Environmental Substances listed in Exhibit E in connection with its business operations at the Premises. From time to time at Landlord’s reasonable request, Tenant shall execute affidavits, representations and the like based on Tenant’s best knowledge and belief, after due inquiry, regarding the presence or absence of Environmental Substances on the Premises, the Property or the Building as a result of activities of Tenant or Tenant’s Agents and shall provide Landlord with updated lists of Environmental Substances Tenant then uses in connection with its business operation at the Premises. Tenant agrees to pay the cost of any environmental inspection or assessment requested by any lender that holds a security interest in the Property or this Lease, or by any insurance carrier, to the extent that such inspection or assessment is reasonably required as a result of a credible report of any release, threat of release, contamination, claim of contamination, loss or damage or determination of condition in the Premises as a result of the activities of Tenant or Tenant’s Agents or Tenant’s breach of this Section 9.04. In addition, at Landlord’s reasonable request, Tenant shall promptly provide to Landlord all MSDSs for products used by Tenant or Tenant’s Agents within the Premises. Landlord agrees to use commercially reasonable efforts to keep all such information relating to Tenant’s Environmental Substances (and use thereof) confidential, other than as may be required by applicable Legal Requirements, or by current and prospective environmental health and safety consultants, lenders, investors and purchasers of the Building and other relevant persons who have been advised of the confidential nature of such information, or to ensure the necessary and appropriate safety precautions on or about the Premises.

If any transportation, storage, use or disposal of Environmental Substances on or about the Property or Building by Tenant, its agents, employees, independent contractors, or invitees results in any escape, release, or threat of release of the same in a manner that could require disclosure or response actions pursuant to the applicable Environmental Laws, or could result in any contamination of the soil, surface or ground water, sewage system or indoor ambient air or any loss or damage to person or property, Tenant agrees to: (a) notify Landlord immediately of the occurrence; (b) after consultation with Landlord, but subject to Tenant’s right to contest as set forth in Section 9.03, clean up the occurrence in full compliance with all applicable Environmental Laws; and (c) indemnify, defend and hold Landlord, and the Indemnitees harmless from and against any claims, suits, causes of action, costs and fees, including reasonable attorneys’ fees and costs, arising from or connected with any such occurrence including but not limited to the prompt payment, when due, of any fine or assessment against Landlord, Tenant, the Premises or Property relating to such occurrence. In the event of such occurrence, Tenant agrees to cooperate fully with Landlord and provide such documents, affidavits, information and actions as may be reasonably requested by Landlord (1) to comply with any Environmental Law or Legal Requirement, (2) to comply with any request of any mortgagee and/or (3) for any other reason deemed necessary by Landlord in its reasonable discretion. In the event of any such occurrence as a result of the activities of Tenant or Tenant’s Agents or Tenants breach of this Section 9.04 that is required to be reported to a governmental authority under any Environmental Law or Legal Requirement, Tenant shall simultaneously deliver to Landlord copies of any notices given or received by Tenant.

Landlord agrees to deliver to Tenant prior to the Delivery Date, a decommissioning report from the prior tenants of the Premises or from Landlord indicating(i) that the Environmental Substances, if any, existing prior to such decommissioning, have been removed as necessary so that the interior surfaces of the Premises (including floors, walls, ceilings, and counters), piping supply lines, waste lines and plumbing, and all such exhaust or other ductwork in and/or exclusively serving the Premises, may be reused by a subsequent tenant or disposed of in compliance with applicable Environmental Laws without taking any special precautions for such Environmental Substances, without incurring special costs or undertaking special procedures for demolition, disposal, investigation, assessment, cleaning or removal of such Environmental Substances and without incurring regulatory compliance requirements or giving notice in connection with such Environmental Substances; and (ii) that the Premises may be reoccupied for office or laboratory use, demolished or renovated without taking any special precautions for such Environmental Substances, without incurring special costs or undertaking special procedures for disposal, investigation, assessment, cleaning or removal of such Environmental Substances and without incurring regulatory requirements or giving notice in connection with such Environmental Substances.

9.05 Signs and Auctions. Except as expressly permitted in this Lease, no sign, antenna or other structure or thing, shall he erected or placed on any part of the exterior of the Building or erected so as to be visible from the exterior of the Building without first securing the written consent of the Landlord, not to be unreasonably withheld, conditioned or delayed. Tenant shall not conduct or permit any auctions or sheriff’s sales at the Property. Landlord, at Landlord’s cost, shall provide Tenant (a) one (I) suite entry sign and (b) identification signage on all existing and future multi-tenant signs or directories, including, without limitation, at the entrances to Building B and in the parking garage, as appropriate. Such signs will be mutually agreed upon by Landlord and Tenant provided that all such signs will be consistent with standard Building signage and will conform to local regulations. In addition, Tenant shall have the right to install a mounted sign (up to 2 ft x 4 ft in size) on the exterior facade of the Building on the link between Building B and the Richards House; the design of such sign to be as set forth on Exhibit G attached hereto; provided such signage conforms to all applicable laws and regulations.

9.06 Landlord’s Access. Landlord or its agents may enter the Premises at reasonable times accompanied, at Tenant’s election, by a Tenant representative, to show the Premises to potential buyers, investors, other Landlord parties or, during the last year of the Term, tenants; to inspect and conduct tests in order to monitor Tenant’s compliance with Legal Requirements governing Environmental Substances; to conduct an energy audit to assess any excess usage as contemplate in Section 6.03; for purposes described in Sections 2.01, 9.04, 10.03 and/or 10.04(b); and otherwise to exercise its rights and remedies and perform its obligations hereunder. Landlord shall give Tenant at least twenty-four (24) hours prior notice (which may be oral) of such entry. However, in case of emergency, Landlord may enter any part of the Premises without prior notice to Tenant’s representative and shall make reasonable efforts to notify Tenant. In the event of any such entry, Landlord and its agents shall exercise commercially reasonable efforts to minimize the nature, extent and duration of any interference with Tenant’s use or occupancy of or access to the Premises. Any such entry into any lab portions of the Premises shall be subject to Tenant’s reasonable rules and regulations regarding safety and security.

ARTICLE 10: CONDITION AND MAINTENANCE OF PREMISES AND PROPERTY

10.01 Existing Conditions. Subject to Landlord’s completion of Landlord’s Work as provided in this Lease and the other terms and conditions of this Lease, Landlord shall deliver and Tenant shall accept the Premises and Property substantially in their condition “as-is” condition as of the date hereof (with the lab hoods and benches currently existing in the Premises and as shown on Exhibit A hereto) and subject to all Legal Requirements; provided that the Premises shall be free and clear of all tenants and occupants and broom clean. Landlord hereby represents and warrants to Tenant that, as of the Rent Commencement Date, all electrical, heating, ventilating and air conditioning, mechanical, plumbing, fire-safety, and other systems servicing the Premises and the common areas and the lab systems in the Premises shall be in good working order. Tenant acknowledges that except for any express representations in this Lease, neither Landlord nor any person acting under Landlord has made any representation as to the condition of the Property or the suitability of the Property for Tenant’s intended use. Tenant represents and warrants that Tenant has made its own inspection and inquiry regarding the Property and, except for any express representations in this Lease, is not relying on any representations of Landlord or any Broker or persons acting under either of them

10.02 Exemption and Limitation of Landlord’s Liability.

(a) Exemption of Landlord from Liability. Landlord shall not be liable for any damage or injury to the person, property or business (including loss of revenue, profits or data) of Tenant, Tenant’s employees, agents, contractors, or invitees, or any other person on or about the Property or the Building; provided, however, that this Section 10.02(a) shall not exempt Landlord from liability for Landlord’s negligence or willful misconduct or breach of this Lease. This exemption shall apply whether such damage or injury is caused by (among other things): (i) fire, steam, electricity, water, gas, sewage, sewer gas or odors, snow, ice, frost or rain; (ii) the breakage, leakage, obstruction or other defects of pipes, faucets, sprinklers, wires, appliances, plumbing, windows, air conditioning or lighting fixtures or any other cause; (iii) any other casualty or any Taking; (iv) theft; (v) conditions in or about Property or the Building or from other sources or places; or (vi) any act or omission of any other tenant.

(b) Limitation On Landlord’s Liability. Tenant agrees that Landlord shall be liable only for breaches of its covenants occurring while it is owner of the Property (provided, however, that if Landlord from time to time is lessee of the ground or improvements constituting the Building, then Landlord’s period of ownership of the Property shall be deemed to mean only that period while Landlord holds such leasehold interest). Upon any sale or transfer of the Building, the transferor Landlord (including any mortgagee) shall be freed of any liability or obligation thereafter arising and, Tenant shall look solely to the transferee Landlord as aforesaid for satisfaction of such liability or obligation. Tenant and each person acting under Tenant agrees to look solely to Landlord’s interest from time to time in the Property (including rents, issues, profits and proceeds thereof and therefrom) for satisfaction of any claim against

Landlord. No owner, trustee, beneficiary, partner, member, manager, agent, or employee of Landlord (or of any mortgagee or any lender or ground or improvements lessor) nor any person acting under any of them shall ever be personally or individually liable to Tenant or any person claiming under or through Tenant for or on account of any default by Landlord or failure by Landlord to perform any of its obligations hereunder, or for or on account of any amount or obligations that may be or become due under or in connection with this Lease or the Premises; nor shall it or they ever be answerable or liable in any judicial proceeding or order beyond the extent of their interest in the Property (including rents, issues, profits and proceeds thereof and therefrom). No deficit capital account of any member or partner of Landlord shall be deemed to be a liability of such member or partner or an asset of Landlord. Any lien obtained to enforce any judgment against Landlord shall be subject and subordinate to any mortgage encumbering the Property. In no event shall Landlord (or any such persons) ever be liable to Tenant for indirect or consequential damages.

10.03 Landlord’s Obligations.

(a) Repair and Maintenance. Subject to the provisions of Article 12, and except for damage caused by any act or omission of Tenant or persons acting under Tenant, Landlord shall keep the common areas of the Building (including, without limitation, common elevators and common parking areas) and the foundation, roof, Building systems (to the extent not serving another tenant’s premises exclusively), structural supports, exterior windows and exterior walls of the Building and the exhaust fans and motors for all lab hoods existing in the Premises on the Delivery Date in good working order, condition and repair reasonable wear and tear excepted. Landlord shall not be obligated to maintain or repair any interior windows, doors, plate glass, the surfaces of walls or other fixtures (other than the exhaust fans and motors on the lab hoods existing in the Premises as of the Delivery Date), components or equipment within the Premises, but the same shall be Tenant’s obligation as and to the extent provided below. Tenant shall promptly report in writing to Landlord any defective condition known to it that Landlord is required to repair. Tenant waives the benefit of any present or future law that provides Tenant the right to repair the Premises or Property at Landlord’s expense or, except in the case of a judicially determined constructive eviction (beyond applicable appeal periods), to terminate this Lease because of the condition of the Property or Premises. Notwithstanding the fact that Landlord may provide security services at the Property or Building at any time during the Term of this Lease, Tenant hereby releases Landlord from any claim for injury to person or damage to property asserted by Tenant or any personnel, employee, guest, invitee or agent of Tenant that is suffered or occurs in or about the Premises or in or about the Building or Property or the common areas appurtenant thereto by reason of the act of any intruder or any third party in or about the Premises, Building or Property. (For purposes of this Section, the term “reasonable wear and tear” constitutes that normal, gradual deterioration that occurs due 10 aging and ordinary use despite reasonable and timely maintenance and repairs or repairs and restoration, as the case may be; in no event shall “reasonable wear and tear” excuse Landlord from its obligations duty to maintain and/or repair as may be required hereunder).

10.04 Tenant’s Obligations.

(a) Repair and Maintenance. Except for work that Section 10.03 or Article 12 requires Landlord to do (or as otherwise may be required of Landlord under this Lease), Tenant at its sole cost and expense shall keep the Premises including, without limitation, all Landlord’s Work, other Tenant Work, Tenant Property, and fixtures, now or hereafter on the Premises, in substantially the same order, condition and repair, as on the Rent Commencement Date, reasonable wear and tear and fire or casualty excepted; shall keep in a safe, secure and sanitary condition all trash and rubbish temporarily stored at the Premises; and shall make all repairs and replacements and do all other work necessary for the foregoing purposes whether the same may be ordinary or extraordinary, foreseen or unforeseen; provided that in no event shall Tenant’s obligations to repair the Premises extend to (i) repairs covered under any insurance policy carried solely by Landlord in connection with the Building or the Property; (ii) repairs to the extent necessitated by the negligence or willful misconduct of Landlord or its agents, employees or contractors; or (iii) repairs for which Landlord is responsible hereunder, subject to Section 7.03 above; (iv) repairs required as a result of Landlord’s failure to make repairs for which it is responsible hereunder, subject to Section 7.03 above; (v) takings or eminent domain proceedings of governmental authorities; or (vi) capital replacements or structural repairs. The foregoing shall include, without limitation, Tenant’s obligation to maintain floors and floor coverings, to paint and repair walls and doors, to replace and repair all interior glass and windows, ceiling tiles, lights and light fixtures, pipes, drains and the like in the Premises. Tenant shall hire its own cleaning contractor for the Premises and shall provide first-class janitorial service in the Premises on each business day during the Term (including daily disposal of trash from trash bins in the Premises). If applicable, Tenant shall arrange for disposal of its own lab-related refuse by a licensed vendor in accordance with all applicable Legal Requirements. No storage shall be permitted outside of the Premises. Storage inside the Premises shall be provided in a manner not visible from outside the Premises. (For purposes of this Section, the term “reasonable wear and tear” constitutes that normal, gradual deterioration that occurs due to aging and ordinary use despite reasonable and timely maintenance and repairs or repairs and restoration, as the case may be; in no event shall “reasonable wear and tear” excuse Tenant from its obligations duty to maintain and/or repair as may be required hereunder.)

(b) Landlord’s Right to Cure. If Tenant does not perform any of its obligations under Section 10.04(a), Landlord upon requisite notice to Tenant and the expiration of any applicable cure period (or without prior notice or cure periods in the case of an emergency) may perform such maintenance, repair or replacement on Tenant’s behalf, and Tenant shall reimburse Landlord for all costs reasonably incurred together with an Administrative Charge (as defined in Section l4.02(t)), immediately upon demand.

(c) Intentionally Omitted.

10.05 Tenant Work.

(a) General. “Tenant Work” shall mean all work including demolition, improvements, additions and alterations in or to the Premises other than the Landlord’s Work and shall also include any proposed installation of an uninterrupted power system or back up power system to service the Premises. Without limitation, Tenant Work includes any penetrations in the walls, partitions, ceilings or floors and all attached carpeting, all signs visible from the exterior of the Premises, and any change in the exterior appearance of the windows in the Premises (including shades, curtains and the like). All Tenant Work shall be subject to Landlord’s prior written approval not to be unreasonably withheld, conditioned or delayed and shall be arranged and paid for by Tenant all as provided herein; provided that any interior, non-structural Tenant Work (including any series of related Tenant Work projects, but excluding any installation of an uninterrupted power system or back up power system to service the Premises) that (a) costs less than the “Tenant Work Threshold Amount” (which shall be $25,000.00), (b) does not adversely affect any fire-safety, telecommunications, electrical, mechanical, ventilation or plumbing systems of the Building (“Core Building Systems”), and ( c) does not adversely affect any penetrations in or otherwise affect any walls, floors, roofs, or other structural elements of the Building or any signs visible from the exterior of the Premises or any change in the exterior appearance of the windows in the Premises (including shades, curtains and the like) shall not require Landlord’s prior approval if Tenant delivers prior notice of such Tenant Work and the Construction Documents (as defined in Section 10.05(b) if required pursuant to Section 10.05(b)) for such work to Landlord at least five (5) business days’ prior to commencing such work. Whether or not Landlord’s approval is required, Tenant shall neither propose nor effect any Tenant Work that in Landlord’s reasonable judgment (i) adversely affects any structural component of the Building, (ii) would be incompatible with the Core Building Systems, (iii) affects the exterior or the exterior appearance of the Building or common areas within or around the Building or other property than the Premises, or (iv) diminishes the value of the Premises. If any proposed Tenant Work, other than standard office or laboratory fit-up, will require any unusual expense to demolish or remove same from the Premises, Landlord may condition its approval or consent thereto on such removal or payment of the incremental costs of such demolition or removal, provided such condition is communicated at the time of such consent (if required to be obtained and so obtained). Prior to commencing any Tenant Work affecting air disbursement from ventilation systems serving Tenant or the Building, including, without limitation, the installation of Tenant’s exhaust systems, Tenant shall provide Landlord with a third party report from a consultant, and in a form, reasonably acceptable to Landlord, showing that such work will not adversely affect the ventilation systems of the Building (or of any other tenant in the Building) and shall, upon completion of such work, provide Landlord with a certification reasonably satisfactory to Landlord from such consultant confirming that no such adverse effects have resulted from such work. If, as a result of any Tenant Work, Landlord is obligated to comply with any Legal Requirement, including, but not limited to, the Americans With Disabilities Act, and such compliance requires Landlord to make any improvement or alteration to any portion of the Property, as a condition to Landlord’s consent, Landlord shall have the right to require Tenant to pay to Landlord prior to the construction of any improvement or alteration by Tenant, the entire cost of any improvement or alteration Landlord is obligated to complete by such law or regulation.

(b) Construction Documents. No Tenant Work shall be effected except in accordance with complete, coordinated construction drawings and specifications (“Construction Documents”), if reasonably required for such work, prepared in accordance with Exhibit F. Before commencing any Tenant Work requiring Landlord’s approval hereunder, Tenant shall obtain Landlord’s prior written approval of the Construction Documents for such work, which approval shall not be unreasonably withheld, conditioned or delayed. Any disapproval of plans and specifications shall be accompanied by a specific statement of the reason(s) therefore. The Construction Documents shall be prepared by an architect (“Tenant’s Architect”) registered in the Commonwealth of Massachusetts experienced in the construction of tenant space improvements in comparable buildings in the area where the Premises are located and, if the value of such Tenant Work will equal or exceed the Tenant Work Threshold Amount or will affect any Core Building Systems or structural components of the Building, the identity of such Architect shall be approved by Landlord in advance, such approval not to be unreasonably withheld conditioned or delayed. Tenant shall be solely responsible for the liabilities associated with and expenses of all architectural and engineering services relating to Tenant Work and for the adequacy, accuracy, and completeness of the Construction Documents even if approved by Landlord (and even if Tenant’s Architect has been otherwise engaged by Landlord in connection with the Building). The Construction Documents shall set forth in reasonable detail the requirements for construction of the Tenant Work and shall show all work necessary to complete the Tenant Work including all cutting, fitting, and patching and all connections to the mechanical, electrical, and plumbing systems and components of the Building. All Tenant Work shall (i) comply with all applicable laws, regulations and building codes, (ii) not adversely affect any structural component of the Building, (iii) be compatible with and not adversely affect the Core Building Systems, (iv) not affect any property other than the Premises, and (v) conform to floor loading limits specified by Landlord (currently 80 lbs. prsf. live load). The Construction Documents shall comply with Landlord’s requirements for the uniform exterior appearance of the Building, including, without limitation, the use of Building standard window blinds. Landlord’s approval of Construction Documents shall signify only Landlord’s consent to the Tenant Work shown and shall not result in any responsibility or warranty of Landlord concerning compliance of the Tenant Work with laws, regulations, or codes, or coordination or compatibility with any component or system of the Building, or the feasibility of constructing the Tenant Work without damage or harm to the Building, all of which shall be the sole responsibility of Tenant.

(c) Performance. The identity of any person or entity (including any employee or agent of Tenant) performing or designing any Tenant Work (“Tenant Contractor”) shall, if the cost of such work in any instance is in excess of the Tenant Work Threshold Amount or will affect any Core Building Systems or structural components of the Building or involves any work other than interior, nonstructural alterations, be approved in advance by Landlord, such approval not to be unreasonably withheld, conditioned or delayed. Once any Tenant Contractor has been approved, then the same Tenant Contractor may thereafter be used by Tenant for the same type of work until Landlord notifies Tenant that such Tenant Contractor is no longer approved. Tenant shall procure at Tenant’s expense all necessary permits and licenses before undertaking any Tenant Work but shall not take any plans for Tenant Work to the municipal inspection services or fire departments, without on each occasion obtaining Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed. Tenant shall perform all Tenant Work at Tenant’s risk in compliance with all applicable laws and the rules and regulations attached hereto as Exhibit C as the same may be amended by Landlord from time to time (which rules and regulations shall be uniformly applied to all occupants of the Building and any subsequent adoption or modification of such rules and regulations from those set forth on Exhibit C shall not be inconsistent with this Lease (except in the case where such change results from a change to Legal Requirements and Environmental Laws applicable to the Property or enhancement to life safety systems in the Building) and in a good and workmanlike manner employing new materials of good quality and producing a result at least equal in quality to the other parts of the Premises. When any Tenant Work is in progress, Tenant shall cause to be maintained insurance as described in the Tenant Work Insurance Schedule attached as Exhibit D and such other insurance as may be required under this Lease or reasonably required by Landlord covering any additional hazards due to such Tenant Work, and, if the cost of such Tenant Work exceeds the $50,000 also such bonds or other assurances of satisfactory completion and payment as Landlord may reasonably require, in each case for the benefit of Landlord. If the Tenant Work in any instance requires Landlord’s approval hereunder, Tenant shall reimburse Landlord for its reasonable third party costs of reviewing the proposed Tenant Work and inspecting installation of the same, not to exceed one percent (1%) of the cost of such Tenant Work. At all times while performing Tenant Work, Tenant shall require any Tenant Contractor to comply with all applicable laws, regulations, permits and Landlord’s Rules relating to such work, including, without limitation, use of loading areas, elevators and lobbies. Landlord shall have the right to stop any work not being performed in conformance with this Lease, and, at its option, may repair or remove non-conforming work at the expense of Tenant. Each Tenant Contractor working on the roof of the Building shall coordinate with Landlord’s roofing contractor, shall comply with its reasonable requirements and shall not violate existing roof warranties. Each Tenant Contractor shall work on the Premises without causing labor disharmony, coordination difficulties, or delay to or impairing of any guaranties, warranties or the work of any other contractor.

(d) Payment. Tenant shall pay the entire cost of all Tenant Work so that the Premises, including Tenant’s leasehold, shall be free of liens for labor or materials claiming to be attributable to the activities of Tenant; provided, however, if any lien is filed that is claimed to be attributable to Tenant or persons acting under Tenant, then Tenant shall not be deemed to be in violation of this subsection (d) if Tenant, within thirty (30) days of Tenant’s notice of the filing thereof, discharges the same.

(e) Other. (i) Tenant must schedule and coordinate all aspects of work with the Building manager and Building engineer and shall make prior arrangements for elevator use with the Building manager. If an operating engineer is required by any union regulations, Tenant shall pay for such engineer. If shutdown of risers and mains fur electrical, mechanical and plumbing work is required, such work shall be supervised by Landlord’s representative and Tenant shall reimburse Landlord for the actual and reasonable cost therefore within thirty (30) days of invoice. If special security arrangements must be made (e.g., in connection with work outside normal business hours), Tenant Contractor shall pay the actual and reasonable cost of such security. No work shall be performed in Building mechanical or electrical equipment rooms without Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed, and all such work shall be performed under Landlord’s supervision. Except in case of emergency, at least forty-eight (48) hours’ prior notice must be given to the Building management office prior to the shutdown of fire, sprinkler and other alarm systems, and in case of emergency, prompt notice shall be given, and in all cases Tenant shall reimburse Landlord for the actual and reasonable costs incurred as a result of such shutdown. In the event that such work unintentionally alerts the Fire or Police Department or any private alarm monitoring company through an alarm signal, Tenant shall be liable for any fees or charges levied in connection with such alarm. All demolitions or other work that is reasonably likely to inconvenience other tenants or disturb Building operations must be scheduled with the Building manager at least twenty-four (24) hours in advance.

(ii) Tenant shall take all necessary and appropriate steps to ensure that any work carried out by or on behalf of Tenant is done in a manner so as to not unreasonably interfere with any other tenants or occupants of the Building. Installations within the Premises (and elsewhere where Tenant is permitted to make installations) shall not interfere with existing services and shall be installed so as not to unreasonably interfere with subsequent installation of ceilings or services for other tenants. Redundant electrical, control and alarm systems and mechanical equipment and sheet metal used or placed on the Property during construction and not maintained as part of Tenant’s use of the Premises must be removed as part of the work.

(iii) Each Tenant Contractor shall take all reasonable steps to assure that any work is carried out without disruption from labor disputes arising from whatever cause, including disputes concerning union jurisdiction and the affiliation of workers employed by said Tenant Contractor or its subcontractors. Tenant shall be responsible for, and shall reimburse Landlord for, all actual costs and expenses, including reasonable attorneys’ fees incurred by Landlord in connection with the breach by any Tenant Contractor of such obligations. If Tenant does not promptly resolve any labor dispute caused by or relating to any Tenant Contractor, Landlord may in its sole discretion request that Tenant remove such Tenant Contractor from the Property, and if such Tenant Contractor is not promptly removed, Landlord may prohibit such Tenant Contractor from entering the Property.

(iv) Tenant shall diligently pursue and complete all Tenant Work and upon completion thereof, Tenant shall give to Landlord (x) a certificate of occupancy (if one is legally required and which may be a temporary certificate if followed by a permanent certificate in the ordinary course) and any other final governmental approvals required for such work, (y) copies of “as built” plans and all construction contracts and (z) proof of payment for all labor and materials.

10.06 Condition upon Termination. At the expiration or earlier termination of the Term, Tenant (and all persons claiming through Tenant) shall without the necessity of notice, deliver the Premises (including all Landlord’s Work and Tenant Work, and all replacements thereof, except such Tenant Work as the Landlord may direct to be removed at the time the Landlord approves the plans thereof, or, in the case of Tenant Work not subject to Landlord approval, at the time Tenant gives written notice that intends on commencing Tenant Work) broom-clean, in compliance with the requirements of Section 10.07 and in tenantable condition, reasonable wear and tear, and damage by casualty or taking excepted. (For purposes of the foregoing sentence, the term “reasonable wear and tear” constitutes that normal, gradual deterioration that occurs due to aging and ordinary use despite reasonable and timely maintenance and repairs; in no event shall “reasonable wear and tear” excuse Tenant from its duty to maintain same in the condition required under this Lease.) Notwithstanding anything herein to the contrary, Tenant shall not be required to remove or restore any Landlord’s Work, any improvements existing in the Premises on the Rent Commencement Date or any Tenant Work (except such Tenant Work as Landlord may direct to be removed at the time Landlord approves the plans thereof, or in the case where no Landlord approval was required, at the time Landlord receives Tenant’s notice). The Premises shall be surrendered to Landlord free and clear of any mechanic’s liens (or any similar lien related to labor or materials) filed against any part of the Premises resulting from acts or omissions of Tenant or Tenant’s Agents and free and clear of any Tenant financing or other encumbrance on any equipment and/or Landlord’s Work or Tenant Work to be surrendered with the Premises. As part of such delivery, Tenant shall also provide all keys (or lock combinations, codes or electronic passes) to the Premises to Landlord; remove all Tenant specific signs wherever located; and, remove all Tenant Property whether or not bolted or otherwise attached. As used herein, “Tenant Property” shall mean all trade fixtures, furnishings, equipment inventory, cabling and other personal property owned by Tenant or any person acting under

Tenant at the Premises. Tenant shall repair all damage that results from such removal and restore the Premises substantially to tenantable condition (including the filling of all floor and wall holes, the removal of all disconnected wiring back to junction boxes and the replacement of all damaged ceiling tiles). Any property not so removed shall be deemed abandoned, shall at once become the property of Landlord, and may be disposed of in such manner as Landlord shall see fit; and Tenant shall pay the cost of removal and disposal to Landlord upon demand. The covenants of this Section shall survive the expiration or earlier termination of the Term.

10.07 Decommissioning of the Premises. Prior to the expiration of this Lease (or within thirty (30) days after any earlier termination), Tenant shall clean and otherwise decommission all interior surfaces (including floors, walls, ceilings, and counters), piping, supply lines, waste lines and plumbing in and/or exclusively serving the Premises, and all exhaust or other ductwork in and/or exclusively serving the Premises, in each case which has carried or released or been exposed to any Environmental Substances as a result of the activities of Tenant or Tenant’s Agents, and shall otherwise clean the Premises so as to permit the report hereinafter called for by this Section 10.07 to be issued. Prior to the expiration of this Lease (or within thirty (30) days after any earlier termination), Tenant, at Tenant’s expense, shall obtain for Landlord a report addressed to Landlord and Landlord’s designees (and, at Tenant’s election, Tenant) by a reputable licensed environmental engineer that is designated by Tenant and acceptable to Landlord in Landlord’s reasonable discretion, which report shall be based on the environmental engineer’s inspection of the Premises and shall show that: (i) the Environmental Substances associated with the activities of Tenant and Tenant’s Agents, to the extent, if any, existing prior to such decommissioning, have been removed as necessary [so that the interior surfaces of the Premises (including floors, walls, ceilings, and counters), piping, supply lines, waste lines and plumbing, and all such exhaust or other ductwork in and/or exclusively serving the Premises, may be reused by a subsequent tenant or disposed of in compliance with applicable Environmental Laws (as defined in Section 9.04 hereof) without taking any special precautions for such Environmental Substances, without incurring special costs or undertaking special procedures for demolition, disposal, investigation, assessment, cleaning or removal of such Environmental Substances and without incurring regulatory compliance requirements or giving notice in connection with such Environmental Substances; and (ii) the Premises may be reoccupied for office or laboratory use, demolished or renovated without taking any special precautions for such Environmental Substances, without incurring special costs or undertaking special procedures for disposal, investigation, assessment, cleaning or removal of such Environmental Substances and without incurring regulatory requirements or giving notice in connection with such Environmental Substances. Further, for purposes of this Section: “special costs” or “special procedures” shall mean costs or procedures, as the case may be, that would not be incurred but for the nature of the Environmental Substances associated with the activities of Tenant or Tenant’s Agents as Environmental Substances instead of non-hazardous materials. The report shall include reasonable detail concerning the clean-up location, the tests run and the analytic results. If Tenant fails to perform its obligations under this Section, without limiting any other right or remedy, Landlord may, on five (5) business days’ prior written notice to Tenant perform such obligations at Tenant’s expense, and Tenant shall promptly reimburse Landlord within thirty (30) days of demand for all costs and expenses reasonably incurred together with an Administrative Charge, as defined in Section 14.02(f). Tenant’s obligations under this Section shall survive the expiration or earlier termination of this Lease.

ARTICLE 11: LANDLORD’S WORK

11.01 Landlord shall commence as soon as reasonably practical after the date hereof (but in no event before the current tenants of the Premises have vacated the Premises and decommissioned same) and shall use commercially reasonable efforts to substantially complete the work (collectively, “Landlord’ s Work”) described on Exhibit H and in the space plans and specifications (the “Plans and Specifications”), also attached hereto as Exhibit H at Landlord’s cost and expense by the Anticipated Delivery Date. Tenant has provided Landlord with all necessary information regarding Tenant’s space planning needs in connection with its use of the Premises, which has been reflected in the Plans and Specifications, and Tenant has approved and agreed to Exhibit H and the Plans and Specifications. Landlord’s Work shall not include Tenant’s furniture, trade fixtures, equipment and personal property and is limited to the fit-up construction, as generally laid out and specified on Exhibit H and the Plans and Specifications. Landlord shall substantially complete Landlord’s Work in a good and workmanlike manner and otherwise in compliance with all Legal Requirements, including, without limitation, the Americans With Disabilities Act. Tenant acknowledges that Landlord’s Work, except as expressly provided in the Plans and Specifications or Exhibit H, will be designed and constructed to the general quality of the design and construction of the Building and in accordance with Landlord’s building standards for the Building. Landlord reserves the right to make changes and substitutions to the Plans and Specifications in connection with the construction of Landlord’s Work, provided same do not materially adversely modify the Plans and Specifications or Exhibit H. Landlord shall make any changes to the Plans and Specifications requested by Tenant, provided, however, that any material change requested by Tenant shall require Landlord’s approval, not to be unreasonably withheld, conditioned or delayed, and Tenant shall be responsible for and promptly (but in no event longer than ten (10) days after request therefor accompanied by a reasonably detailed statement therefor) shall pay directly or pay to Landlord for, as appropriate, and indemnify and reimburse Landlord for, from and against, any such costs resulting from such changes to Landlord’s Work or the plans and specifications relating thereto, including any upgrades from Building standard construction materials; and Tenant agrees that if any such changes do result in delay in the Substantial Completion Date (as defined below), same shall be deemed a Tenant Delay (as defined below). To the extent Tenant is required or has the option to select colors and finishes for Landlord’s Work, Tenant shall promptly make such selections from the Building standard selections offered by Landlord.

11.02 Landlord’s Work shall be deemed “substantially” completed on the date (the “Substantial Completion Date”) Tenant receives notice from Landlord that Landlord has received, if required, a certificate of occupancy (temporary or permanent) issued by the Town of Lexington and a certificate of substantial completion issued by Landlord’s architect indicating that such work has been completed in accordance with Exhibit H and the Plans and Specifications except for Punch List items (as hereinafter defined). Notwithstanding the foregoing, if any delay in the substantial completion of the Landlord’ s Work by Landlord is due to Tenant Delays (defined below), then the Substantial Completion Date shall be deemed to be the date Landlord’s Work would have been substantially completed, if not for such Tenant Delays, as reasonably determined by Landlord. “Tenant Delays” shall mean any delay(s) caused by: (i) any change to Landlord’s Work requested by Tenant; (ii) any request by Tenant for a delay in the commencement or completion of Landlord’s Work for any reason; or (iii) any other act of Tenant or its employees, agents or contractors or any omission of Tenant or its employees, agents or contractors which reasonably inhibits the Landlord, as reasonably determined by Landlord, from timely completing Landlord’s Work. The Premises shall not be deemed to be unavailable if only minor or insubstantial details of construction, decoration or mechanical adjustments remain to be done. If as a result of Tenant Delays the Premises are deemed ready for Tenant’s occupancy, pursuant to the foregoing (and the term shall have commenced by reason thereof), but the Premises are not in fact actually ready for Tenant’s occupancy, Tenant shall not (except with Landlord’s consent not to be unreasonably withheld, conditioned or delayed) be entitled to take possession of the Premises for the permitted use until the premises are in fact actually ready for such occupancy.

11.03 Landlord agrees to use commercially reasonable efforts to substantially complete Landlord’s Work by the Anticipated Delivery Date (as set forth in Article I), but in no event shall Landlord be liable to Tenant fur any failure to deliver the Premises on any specified date, nor shall such failure give rise to any default or other remedies under this Lease or at law or equity. Notwithstanding the foregoing and anything to the contrary herein, (a) if Landlord has not tendered possession of the Premises to Tenant on or before October 31, 2010 (the “Outside Date”) in the condition required by Section 10.01 (including, without limitation, broom clean and free and clear of tenants and occupants) and with the Landlord’s Work substantially complete, except if such delay is due to causes beyond the reasonable control of Landlord (other than a holdover of an existing tenant) or Tenant Delays, then Tenant may offset from its Base Rent obligations first accruing after the Rent Commencement Date an amount equal to one day’s worth of rent for each number of days beyond the Outside Date that Landlord fails to deliver and (b) if Landlord has not tendered possession of the Premises to Tenant as set forth above by November 30, 2010 (the “Termination Date”) for any reason, then Tenant shall have the right to terminate this Lease by written notice to Landlord no later than 30 days following the Termination Date, such termination to be effective on the date which shall be 30 days after the date such notice is given; provided that, if Landlord tenders possession of the Premises in the condition required by Section 10.01 and with the Landlord Work substantially completed any time within such 30-day period, such notice by Tenant and such termination shall be void and of no force and effect.

11.04 Within seven (7) business days after the Substantial Completion Date, Landlord and Tenant shall confer and create a specific list of any defects or incomplete remaining items of work with respect to the Landlord’s Work (a “Punchlist”). Except with respect to the items contained in the Punchlist, Tenant shall be deemed satisfied with the Landlord’s Work, Landlord shall be deemed to have completed all of its obligations under this Article 11 and Tenant shall have no claim that Landlord has failed to perform in full its obligations hereunder, except for latent defects not visually discoverable by Tenant upon a reasonably diligent inspection and which are identified in writing to Landlord within six (6) months after the Delivery Date. Landlord shall complete all such “Punchlist” work as soon as reasonably practical after the Substantial Completion Date, and in any event within thirty (30) days, and at times and in a fashion that does not materially interfere with Tenant’s access to or operations in the Premises. Landlord shall repair all such latent defects upon discovery, provided, however, that Landlord shall have no obligation to correct latent defects not reported to Landlord in writing within the applicable six-month period.

11.05 Landlord shall use commercially reasonable and good faith efforts to obtain, to the extent required, all permits, licenses and approvals from governmental authorities necessary to allow Landlord to construct the Landlord’s Work (each, an Approval”), including, without limitation, a fully signed-off building permit and a temporary or permanent certificate of occupancy. If despite such commercially reasonable and good faith efforts, Landlord reasonably determines that it will be unable to obtain all Approvals, Landlord shall have no liability to Tenant for any resulting failure to commence or complete the Landlord’s Work; provided that, (a) promptly upon making any such determination Landlord shall provide Tenant with notice of the same and the changes, if any, to the Plans and Specifications and Landlord’s Work that Landlord determines, acting reasonably and in good faith, will allow Landlord to obtain the Approval or Approvals at issue (and/or so that any such Approval or Approvals are not required), and (b) (i) if any such changes are proposed by Landlord, Tenant shall have the right (provided the proposed changes materially adversely modify the Plans and Specifications and Landlord’s Work, to be exercised in Tenant’s sole discretion, to accept such changes or to terminate this Lease, or (ii) if any such changes are not proposed by Landlord, Tenant shall have the right, to be exercised in Tenant’s sole discretion, to terminate this Lease. If despite Landlord’s compliance with the provisions of this Article 11.05, Landlord cannot obtain the Approvals and no changes are proposed by Landlord or the changes proposed by Landlord are not accepted by Tenant, Landlord may also terminate this Lease.

11.06 Except as expressly required under this Lease, Landlord shall have no obligation to perform any work or construction to make the Premises fit for use and occupation or for Tenant’s particular purpose or to make them acceptable to Tenant.

11.07	All components of the Landlord’s Work shall be part of the Building.

ARTICLE 12: DAMAGE OR DESTRUCTION; CONDEMNATION

12.01 Damage or Destruction of Premises.

(a) If the Premises or any part thereof shall be damaged by fire or other insured casualty, then, subject to the last paragraph of this Section, Landlord shall proceed with diligence, subject to then applicable statutes, building codes, zoning ordinances and regulations of any governmental authority, and at the expense of Landlord (but only to the extent of insurance proceeds made available to Landlord by any mortgagee of the Building) to repair or cause to be repaired such damage (including, without limitation, any Landlord’s Work). All such repairs made necessary by the negligence or breach hereof on the part of Tenant shall be made at the Tenant’s expense as Additional Rent to the extent that the cost of such repairs are less than a commercially reasonable deductible amount under Landlord’s insurance policy. Landlord shall have no obligation to undertake any repairs to or replacements of Tenant Property (or any Tenant Work not consisting of leasehold improvements). If the Premises or any part thereof shall have been rendered unfit for use and occupation hereunder by reason of such damage, the Rent or a just and proportionate part thereof, according to the nature and extent to which the Premises shall have been so rendered unfit, shall be abated until the Premises (except as to Tenant Property and any Tenant Work but including, without limitation, Landlord’s Work shall have been restored as nearly as practicable to the condition in which they were immediately prior to such fire or other casualty; provided, however, that in no event shall the period of such abatement exceed twelve (12) months. Landlord shall not be liable for delays in the making of any such repairs that are due to government regulation, casualties, and strikes, unavailability of labor and materials, delays in obtaining insurance proceeds, and other causes beyond the reasonable control of Landlord, nor shall Landlord be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting from delays in repairing such damage.

(b) If (i) the Premises are so damaged by fire or other casualty (whether or not insured) at any time during the last thirty (30) months of the Term that the cost to repair such damage is reasonably estimated to exceed one-third (1/3) of the total Base Rent payable hereunder for the period from the estimated completion date of repair until the end of the Term, (ii) at any time the Building (or any portion thereof, whether or not including any portion of the Premises) is so damaged by fire or other casualty (whether or not insured) that substantial alteration or reconstruction or demolition of the Building (or a portion thereof) shall in Landlord’s judgment be required, or (iii) at any time damage to the Building occurs by fire or other insured casualty and any mortgagee or ground lessor shall refuse to permit insurance proceeds to be utilized for the repair or replacement of such property and Landlord determines in good faith not to repair such damage, then and in any of such events, this Lease and the term hereof may be terminated at the election of Landlord by a notice from Landlord to Tenant within sixty (60) days following such fire or other casualty, provided that no termination pursuant to subsection (ii) or (iii) of this Section 12.01(a) shall be effective unless Landlord is also contemporaneously terminating all leases of comparably affected (or unaffected) tenants in the Building; the effective termination date pursuant to such notice shall be not less than thirty (30) days after the day on which such termination notice is received by Tenant. Landlord shall, within sixty (60) days after the occurrence of a casualty, provide Tenant with a good faith estimate of the time required to repair the damage to the Premises or the Building; if such estimate is for a period of more than nine (9) months from the occurrence of the casualty, Tenant may terminate this Lease upon written notice to Landlord given within fifteen (15) days of receipt of Landlord’s notice. If neither Landlord nor such mortgagee has commenced such repair or replacement within six (6) months following adjustment of such casualty loss with the insurer, then Tenant may, until any such repair or replacement commences, terminate this Lease by giving at least thirty (30) days prior written notice thereof to Landlord and such termination shall be effective on the date specified if such replacement has not then commenced. In addition, if for any reason (including force majeure) and regardless of the amount of insurance proceeds actually made available to Landlord, repair or replacement of the Premises and access thereto is not substantially complete within nine (9) months from the occurrence of such damage or casualty, Tenant may terminate this Lease upon not less than thirty (30) days written notice by giving Landlord written notice of such termination after the expiration of said nine (9) month period; provided however, if Landlord substantially completes such restoration within such thirty (30) day period such termination shall be void and of no further force or effect. In the event of any termination, the Term shall expire as though such effective termination date were the date originally stipulated in Article 1 for the end of the Term and the Rent (to the extent not abated as set forth above) shall be apportioned as of such date. The foregoing nine (9) and six (6) month periods relating to Tenant’s termination right(s) hereunder shall not be subject to extension or delay due to force majeure.

12.02 Eminent Domain. In the event that all or any substantial part of the Premises or the Building or its common areas is taken (other than for temporary use, hereafter described) by public authority under power of eminent domain (or by conveyance in lieu thereof), then Rent shall be proportionately abated and by notice given within three (3) months following the recording of such taking (or conveyance) in the appropriate registry of deeds, this Lease may be terminated at Landlord’s or Tenant’s election thirty (30) days after such notice, and Rent shall be apportioned as of the date of termination. If this Lease is not terminated as aforesaid, Landlord shall within a reasonable time thereafter, diligently restore what may remain of the Premises (excluding any Tenant Property or other items installed or paid for by Tenant that Tenant is permitted or may be required to remove upon expiration and any Tenant’s Work but including, without limitation, any Landlord’s Work) to a tenantable condition. In the event some portion of rentable floor area of the Premises is taken (other than for temporary use) and this Lease is not terminated, Rent for the portion thereof not restored shall be proportionally abated for the remainder of the Term. In the event of any taking of the Premises or any part thereof for temporary use, (i) this Lease shall be and remain unaffected thereby and rent shall not abate, and (ii) Tenant shall be entitled to receive for itself such portion or portions of any award made for such use with respect to the period of the taking that is within the Term.

So long as there is no uncured Event of Default on the part of Tenant, any specific damages that are expressly awarded to Tenant on account of its relocation expenses, and specifically so designated, shall belong to Tenant. Except as provided above with respect to temporary takings and as provided in the preceding sentence of this paragraph, Landlord reserves to itself, and Tenant releases and assigns to Landlord, all rights to damages accruing on account of any taking or by reason of any act of any public authority for which damages are payable. Tenant agrees to execute such further instruments of assignment consistent with the foregoing as may be reasonably requested by Landlord, and to turn over to Landlord any damages that may be recovered in any proceeding or otherwise; and Tenant irrevocably appoints Landlord as its attorney-in-fact with full power of substitution so to execute and deliver in Tenant’s name, place and stead all such further instruments if Tenant shall fail to do so after ten (10) days’ notice.

ARTICLE 13: ASSIGNMENT AND SUBLETTING

13.01 Landlord’s Consent Required. Except as otherwise set forth in this Article, Tenant shall not directly or indirectly assign this Lease, or sublet or license the Premises or any portion thereof; or advertise the Premises for assignment or subletting, or permit the occupancy of all or any portion of the Premises by any person other than Tenant (each of the foregoing actions are collectively referred to as a “Transfer”) without obtaining, on each occasion, the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed provided that Tenant complies with the provisions of this Article. Subject to Section 13.04, a Transfer shall include, without limitation, any transfer of Tenant’s interest in this Lease by operation of law, merger or consolidation of Tenant into any other firm or corporation, and the transfer or sale of a controlling interest in Tenant, whether by sale of its capital stock or otherwise or any sale of all or a substantial part of Tenant’s assets. Any Transfer shall be subject to this Lease, all of the provisions of which shall be conditions to such Transfer and be binding on any transferee. Without limiting the generality of the foregoing, the terms and conditions of this Article 13 shall be binding on any assignee or sublessee to which Landlord has consented. If Tenant does Transfer without Landlord’s consent to the extent required hereunder, any option or other right that Tenant may have relating to the Premises, including any right to extend the Term or lease other premises, shall automatically be terminated at Landlord’s option.

13.02 Terms. Without limitation, it shall not be unreasonable for Landlord to withhold such consent for any Transfer where, in Landlord’s reasonable opinion: (i) the proposed transferee does not have a financial standing and credit rating reasonably acceptable to Landlord, taking into account Tenant’s continuing liability hereunder; (ii) the proposed transferee has a poor reputation in the community; (iii) the business in which the proposed transferee is engaged could detract from, or be inappropriate for, the Building, its value or the costs of ownership thereof; (iv) intentionally omitted; (v) the proposed transferee is a current tenant or a prospective tenant (or any affiliate of such tenant or prospective tenant), meaning such tenant has been shown space or has been presented with or has made an offer to lease space, of the Building or the Project within the last twelve (12) months; (vi) the use of the Premises by any transferee (even though a Permitted Use) violates any use restriction granted by Landlord in any other lease or would otherwise cause Landlord to be in violation of its obligations under another lease or agreement to which Landlord is a party; (vii) if such Transfer is not approved of by the holder of any mortgage on the Property (if such approval is required); (viii) a proposed transferee’s business will impose a burden on the Property’s parking facilities, elevators, common areas, facilities, or utilities that is substantially greater than the burden imposed by Tenant, in Landlord’s reasonable judgment; (ix) any guarantor of this Lease refuses to consent to the proposed transfer or to execute a written agreement reaffirming the guaranty; (x) there exists an uncured Event of Default on the part of Tenant at the time of the request or at the time of the proposed Transfer; (xi) intentionally omitted; (xii) Landlord has sued or been sued by the proposed transferee or has otherwise been involved in a legal dispute with the proposed transferee; (xiii) the transferee is involved in a business which is not in keeping with the then current standards of the Property; (xiv) the Transfer will result in there being more than two (2) subtenants of the Premises; or (xv) the transferee is a governmental or quasi-governmental entity or an agency, department or instrumentality of a governmental or quasi-governmental agency. In no event, however, shall Tenant assign this Lease or sublet the whole or any part of the Premises to a proposed transferee which has been judicially declared bankrupt or insolvent according to law, or with respect to which an assignment has been made of property for the benefit of creditors, or with respect to which a receiver, guardian, conservator, trustee in involuntary bankruptcy or similar officer has been appointed to take charge of all or any substantial part of the proposed transferee’s property by a court of competent jurisdiction, or with respect to which a petition has been filed for reorganization under any provisions of the Bankruptcy Code now or hereafter enacted, or if a proposed transferee has filed a petition for such reorganization, or for arrangements under any provisions of the Bankruptcy Code now or hereafter enacted and providing a plan for a debtor to settle, satisfy or extend the time for the payment of debts.

13.03 Right of Termination or Recapture. If Tenant requests Landlord’s consent to a Transfer (excepting a Related Party Transfer) of all of the Premises, all of the Premises located in Building B, or all of the Premises located in Building C, Landlord shall have the option, exercisable by written notice to Tenant given within thirty (30) days after Landlord’s receipt of Tenant’s completed request, to terminate this Lease as of the date specified in such notice, which shall not be less than thirty (30) nor more than sixty (60) days after the date of such notice, as to the entire Premises in the case of a proposed Transfer of the whole Premises and as to the portion of the Premises to be transferred in the case of a Transfer of all of the Premises located in Building B or all of the Premises located in Building C. In the event of termination in respect of a portion of the Premises, the portion so eliminated shall be delivered to Landlord on the date specified in the order and condition and manner required under this Lease at the end of the Term and thereafter, to the extent necessary in Landlord’s reasonable judgment, Landlord, at Tenant’s cost and expense, may have access to and may make modification to the Premises (or portion thereof) so as to make such portion a self-contained rental unit with access to common areas, elevators and the like. Base Rent and the Tenant’s share shall be adjusted according to the extent of the rentable square footage of the Premises for which the Lease is terminated.

13.04 Procedures. At least thirty (30) days prior to the effective date of any Transfer, Tenant shall give Landlord in writing the details of the proposed Transfer, including, but not limited to: (i) the name, business, and financial condition of the prospective transferee, (ii) a true and complete copy of the proposed instrument containing all of the material terms and conditions of such Transfer, (iii) a commercially reasonable written agreement of the assignee, subtenant or licensee agreeing with Landlord to perform and observe all of the terms, covenants, and conditions of this Lease undertaken by such transferee and such other commercially reasonable matters as are contained in Landlord’s form of consent to a Transfer, and (iv) any other information Landlord reasonably deems relevant. Tenant shall pay to Landlord, as Additional Rent, Landlord’s reasonable attorneys’ fees in reviewing any Transfer. Tenant may make a Related Party Transfer (as defined below) without the consent of Landlord provided that Tenant gives Landlord at least ten (10) days’ prior notice thereof (or, in the event the Transfer is subject to a confidentiality undertaking, within ten (10) days thereafter) together with evidence reasonably satisfactory to Landlord that the proposed Transfer is a Related Party Transfer and such Related Party Transfer is subject to all of the other applicable terms and conditions for this Article 13. A “Related Party Transfer” shall refer to (a) a transaction (including but not limited to a transfer of an interest in this Lease) with an entity (i) into or with which Tenant is merged or consolidated, (ii) to which substantially all of Tenant’s assets are transferred as a going concern, or (iii) which controls or is controlled by Tenant or is under common control with Tenant or (b) the transfer or sale of a controlling interest in Tenant, whether by sale of its capital stock or otherwise. A Related Party Transfer shall not be deemed to be a Transfer within the meaning of this Article, provided that in any of such events (I) Landlord receives prior written notice of any such transactions (or, in the event the Related Party Transfer is subject to a confidentiality undertaking, within ten (! 0) days thereafter), (2) the assignee agrees directly with Landlord, by a commercially reasonable written instrument in form reasonably satisfactory to Landlord, to be bound by all the obligations of Tenant hereunder (and, as to subleases, sublessee agrees to be bound by all of the obligations of Tenant made applicable by the sublease) including, without limitation, the provisions of this Article 13, (3) in no event shall Tenant be released from its obligations under this Lease, (4) any such transfer or transaction is for a legitimate, regular business purpose of Tenant other than a transfer of Tenant’s interest in this Lease, and (5) the involvement by Tenant or its assets in any transaction, or series of related transactions whether or not a formal assignment or hypothecation of this Lease or Tenant’s assets occurs, will not result in a reduction of the Net Worth (as defined below) of the tenant under this Lease (being Tenant or the successor to Tenant, as applicable), from the Net Worth of Tenant as it exists immediately prior to said transaction or transactions. “Net Worth” for purposes of this Section shall be the net worth of Tenant or the successor to Tenant, as applicable, (excluding any guarantors) established under generally accepted accounting principles consistently applied. Notwithstanding anything to the contrary contained herein, an initial or subsequent offering, sale, transfer or conveyance of Tenant’s stock, equity or ownership interest on any recognized national stock exchange or securities market shall not be considered a Transfer hereunder and shall not require Landlord’s consent.

13.05 Excess Rents. If the consideration, rent, or other amounts payable to Tenant under any Transfer (other than a Related Party Transfer) exceed the Rent (pro rated based on floor area in the case of a subletting, license or other occupancy of less than the entire area of the Premises), then Tenant shall, after first reimbursing itself out of such excess to the extent of Tenant’s Transfer Expenses (as defined below), pay to Landlord, as Additional Rent, fifty percent (50%) of the amount of such excess when and as received. Tenant’s “Transfer Expenses” shall mean Tenant’s actual payments (or credits) to third parties in connection with such a Transfer on account of brokerage, legal and fit-up costs and allowances, free rent and other such concessions. Without limiting the generality of the first sentence of this Section, any lump-sum payment or series of payments (including, without limitation, for the purchase or use of so-called leasehold improvements or Tenant Property and any separate charges for services) on account of any Transfer shall be included in the consideration, rent or other amounts payable to Tenant under such Transfer.

13.06 No Release. Notwithstanding any Transfer and whether or not the same is a Related Party Transfer or is consented to, the liability of Tenant to Landlord shall remain direct and primary, except as otherwise expressly provided above. Any assignee of all or substantially all of Tenant’s interest in the Premises (including any such assignee under a Related Party Transfer) shall be jointly and severally liable with Tenant to Landlord for the performance of all of Tenant’s covenants under this Lease; and such assignee shall upon request execute and deliver such commercially reasonable instruments as Landlord reasonably requests in confirmation thereof No Transfer shall be deemed a waiver of the provisions of this Section, or the acceptance of the transferee as a tenant, or a release of Tenant from direct and primary liability for the performance of all of the covenants of this Lease. Notwithstanding anything to the contrary in the documents effecting the Transfer, no Transfer shall alter in any manner whatsoever the terms of this Lease, to which any Transfer at all times shall be subject and subordinate.

Anything contained in the foregoing provisions of this Section to the contrary notwithstanding, neither Tenant nor any transferee nor any other person having an interest in the possession, use, occupancy or utilization of the Premises shall enter into any lease, sublease, assignment, license, concession or other agreement for use, occupancy or utilization of space in the Premises that provides for rental or other payment for such use, occupancy or utilization based, in whole or in part, on the net income or profits derived by any person from the Premises leased, used, occupied or utilized (other than an amount based on a fixed percentage or percentages of receipts or sales), and any such purported lease, sublease, assignment, license, concession or other agreement shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use, occupancy or utilization of any part of the Premises.

13.07 Certain Additional Rights. If the Premises or any part thereof are sublet by Tenant, following the occurrence and during an uncured Event of Default, Landlord, in addition to any other remedies provided hereunder or at law, may at its option collect directly from any such sublessee(s) all rents becoming due to the Tenant under any such sublease and apply such rent against any amounts due Landlord by Tenant under this Lease, and Tenant hereby irrevocably authorizes and directs such sublessee(s) to so make all such rent payments, if so directed by Landlord; and it is understood that no such election or collection or payment shall be construed to constitute a novation of this Lease or a release of Tenant hereunder, or to create any lease or occupancy agreement between the Landlord and such subtenant or impose any obligations on

Landlord, or otherwise constitute the recognition of such sublease by Landlord for any purpose whatsoever. Tenant hereby absolutely and unconditionally assigns and transfers to Landlord all of Tenant’s interest in all rentals and income arising from any sublet entered into by Tenant, and Landlord may collect such rent and income and shall apply same toward Tenant’s obligations under this Lease; provided, however, that until an Event of Default occurs in the performance of Tenant’s obligations under this Lease and after such Event of Default has been cured, Tenant may receive, collect and enjoy the rents accruing under such sublease. Landlord shall not, by reason of this or any other assignment of such rents to Landlord nor by reason of the collection of the rents from a transferee, be deemed to have assumed or recognized any Transfer or to be liable to the transferee for any failure of Tenant to perform and comply with any of Tenant’s obligations to such transferee under such Transfer, including, but not limited to, Tenant’s obligation to return any security deposit. Tenant hereby irrevocably authorizes and directs any such sublessee, upon receipt of a written notice from Landlord stating that an Event of Default exists in the performance of Tenant’s obligations under this Lease, to pay to Landlord the rents due as they become due under the sublease. Tenant agrees that such sublessee shall have the right to rely upon any such statement and request from Landlord, and that such sublessee shall pay such rents to Landlord without any obligation or right to inquire as to whether such default exists and notwithstanding any notice from or claim from Tenant to the contrary. In the event Tenant shall default in the performance of its obligations under this Lease or Landlord terminates this Lease by reason of a default of Tenant, Landlord at its option and without any obligation to do so, may require any sublessee to attorn to Landlord.

ARTICLE 14: EVENTS OF DEFAULT AND REMEDIES

14.01 Events of Default. Landlord and Tenant hereby agree that the occurrence of anyone or more of the following events is a material default (sometimes referred to as an “Event of Default”) by Tenant under this Lease:

(a) Tenant’s failure to make any payment of Base Rent, Additional Rent, Rent, Tenant’s share of Operating Expenses, Tenant’s share of Taxes, late charges, or any other payment required to be made by Tenant hereunder, as and when due, where such failure shall continue for a period of five (5) business days after’ written notice thereof from Landlord to Tenant;

(b) Tenant’s failure to observe or perform any of the covenants, conditions or provisions of this Lease to be observed or performed by Tenant (other than those referenced in Section 14.01 (a), above) where such failure shall continue for a period of thirty (30) days after written notice thereof from Landlord to Tenant; or if such failure is of such a nature that Tenant cannot reasonably remedy the same within such thirty (30) day period, Tenant shall fail to commence within such thirty (30) day period to remedy the same and to prosecute such remedy to completion with diligence; provided, however, Tenant shall notify Landlord within such thirty (30) day period of the circumstances requiring such extended cure period and keep Landlord reasonably apprised of such diligent efforts to cure same and further provided that in no event shall such extended cure period extend beyond ninety (90) days from that date of the written notice from Landlord;

(c) Intentionally omitted;

(d) Tenant’s (or any transferee of Tenant’s) attempt to make any Transfer of the Premises in violation of this Lease;

(e)(i) The making by Tenant or any guarantor of Tenant’s obligations hereunder of any general arrangement or general assignment for the benefit of creditors; (ii) Tenant or any guarantor becoming a “debtor” as defined in 11 U.S.C. 101 or any successor statute thereto (unless, in the case of a petition filed against Tenant or guarantor, the same is dismissed within sixty (60) days); (iii) the appointment of a trustee or receiver to take possession of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where possession is not restored to Tenant within thirty (30) days; (iv) the attachment, execution or other judicial seizure of substantially all of Tenant’s assets located at the Premises or of Tenant’s interest in this Lease, where such seizure is not discharged within thirty (30) days; or (v) the insolvency of Tenant. In the event that any provision of this Section 14.04( e) is unenforceable under applicable law, such provision shall be of no force or effect;

(f) The discovery by Landlord that any financial statement, representation or warranty given to Landlord by Tenant, or by any guarantor of Tenant’s obligations hereunder, was known by Tenant to be materially false at the time given, Tenant acknowledging that Landlord has entered into this Lease in material reliance on such information;

(g) The failure of Tenant to comply with any of its obligations within the applicable specified timeframes under (i) Article 7 with respect to maintaining and evidencing the required insurance coverages; (ii) Article 15; (iii) Section 16.03; and (iv) Section 16.04, where such failure shall continue for a period of five (5) business days after written notice thereof from Landlord to Tenant (in addition to any other notice as may be required under the foregoing sections).

then, and in any such case, Landlord and its agents lawfully may, in addition to any remedies for any preceding breach, immediately or at any time thereafter without demand or notice and with or without process of law, enter upon any part of the Premises in the name of the whole or mail or deliver a notice of termination of the Term of this Lease addressed to Tenant at the Premises or any other address herein, and thereby terminate the Term and repossess the Premises as of Landlord’s former estate. Upon such entry or mailing the Term shall terminate, all executory rights of Tenant and all obligations of Landlord will immediately cease, and Landlord may expel Tenant and all persons claiming under Tenant and remove their effects without any trespass and without prejudice to any remedies for arrears of Rent or prior breach; and Tenant waives all statutory and equitable rights to its leasehold (including rights in the nature of further cure or redemption, if any). If Landlord engages attorneys in connection with any Event of Default hereunder, Tenant shall promptly reimburse Landlord for the reasonable fees of such attorneys on demand as Additional Rent. Without implying that other provisions do not survive, the provisions of this Article shall survive the Term or earlier termination of this Lease.

14.02 Remedies for Default.

(a) Reletting Expenses Damages. If the Term of this Lease is terminated for an Event of Default, Tenant covenants, as an additional cumulative obligation after such termination, to pay all of Landlord’s reasonable costs, including reasonable attorneys fees, related to Tenant’s

Event of Default and in collecting amounts due and all reasonable expenses in connection with reletting, including tenant inducements to new tenants, brokerage commissions, reasonable fees for legal services, expenses of preparing the Premises for reletting and the like together with an administrative charge of ten percent (10%) of all the foregoing costs (“Reletting Expenses”). It is agreed that Landlord may (i) relet the Premises or part or parts thereof for a term or terms that may be equal to, less than or exceed the period that would otherwise have constituted the balance of the Term, and may grant such tenant inducements, including free rent, as Landlord in its sole discretion considers advisable, and (ii) make such alterations to the Premises as Landlord in its sole discretion considers advisable, and no failure to relet or to collect rent under any reletting shall operate to reduce Tenant’s liability. Any obligation to relet imposed by law will be subject to Landlord’s reasonable objectives of developing its property in a harmonious manner with appropriate mixes of tenants, uses, floor areas, terms and the like. Landlord’s Reletting Expenses together with all other sums provided for whether incurred prior to or after such termination will be due upon demand.

(b) Termination Damages. If the Term of this Lease is terminated for an Event of Default, unless and until Landlord elects lump sum liquidated damages described in the next paragraph, Tenant covenants, as an additional, cumulative obligation after any such termination, to pay punctually to Landlord all the sums and perform all of its obligations in the same manner as if the Term had not been terminated. In calculating such amounts Tenant will be credited with the net proceeds of any rent then actually received by Landlord from a reletting of the Premises after deducting all Reletting Expenses, provided that Tenant shall never be entitled to receive any portion of the re-letting proceeds, even if the same exceed the Rent originally due hereunder.

(c) Lump Sum Liquidated Damages. If this Lease is terminated for an Event of Default, Tenant covenants, in lieu of any further damages under subsection (b) above after any such termination, to pay forthwith to Landlord at Landlord’s election made by written notice at any time after termination, as liquidated damages a single lump sum payment equal to the sum of (i) all sums to be paid by Tenant and not then paid at the time of such election, plus (ii) the excess of the present value of all of the Rent reserved for the residue of the Term following such election (with Additional Rent deemed to increase at the average rate of such increase over the last three (3) Lease Years prior to such election (or such shorter period if three (3) Lease Years have not occurred prior to such election) on a compounding basis) over the present value of the aggregate fair market rent and Additional Rent payable (if less than the Rent payable hereunder) on account of the Premises during such period (determined as of the time of termination), which fair market rent shall be set taking account of reasonable projections of vacancies and by Landlord’s Reletting Expenses described above to the extent not theretofore paid to Landlord. (The Federal Reserve discount rate (or equivalent) shall be used in calculating such present values under clause (ii), and in the event the parties are unable to agree on such fair market rent, the matter shall be submitted, upon the demand of either party, to the office of the American Arbitration Association (or successor) closest to the Property, with a request for arbitration in accordance with the rules of the Association by a single arbitrator who shall be a licensed real estate broker with at least ten (10) years experience in the leasing of buildings similar in character and location to the Premises, whose decision shall be conclusive and binding on the parties.)

(d) Remedies Cumulative; Late Performance. The remedies to which Landlord may resort under this Lease, and all other rights and remedies of Landlord are cumulative, (except to the extent otherwise provided in subsection (c) above )and any two or more may be exercised at the same time. Nothing in this Lease shall limit the right of Landlord to prove and obtain in proceedings for bankruptcy or insolvency an amount equal to the maximum allowed by any statute or rule of law in effect at the time; and Tenant agrees that the fair value for occupancy of all or any part of the Premises at all times shall never be less than the Base Rent and all Additional Rent payable from time to time. Notwithstanding any provision hereof to the contrary, in no event shall Tenant have any liability under or for any breach of any provision of this Lease for lost profits or other indirect, special, consequential or punitive damages provided, however, that the foregoing limitation on damages shall in no event apply to tenant’s failure to comply with, or breach of, Section 3.02, in which event Landlord shall have recourse to all rights and remedies available under this Lease, at law or equity with no such limitation on damages.

(e) Waivers; Accord and Satisfaction. No consent by Landlord or Tenant to any act or omission that otherwise would be a default shall be construed to permit other similar acts or omissions. Neither party’s failure to seek redress for violation or to insist upon the strict performance of any covenant, nor the receipt by Landlord of Rent with knowledge of any breach of covenant, shall be deemed a consent to or waiver of such breach. No breach of covenant shall be implied to have been waived unless such is in writing, signed by the party benefiting from such covenant and delivered to the other party; and no acceptance by Landlord of a lesser sum than the Rent due shall be deemed to be other than on account of the earliest installment of such Rent. Nor shall any endorsement or statement on any check or in any letter accompanying any check or payment be deemed an accord and satisfaction; and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such installment or pursue any other right or remedy. The acceptance by Landlord of any Rent following the giving of any default and/or termination notice shall not be deemed a waiver of such notice. If Landlord commences any summary proceeding for possession of the Premises or in any action based on non-payment of Rent by Tenant hereunder, Tenant hereby waives the right to interpose any non-compulsory claim or counterclaim of whatever nature or description in any such proceeding.

(f) Landlord’s Curing. If Tenant fails to perform any covenant within any applicable notice and cure period, then Landlord at its option may (without waiving any right or remedy for Tenant’s non-performance) at any time thereafter perform the covenant for the account of Tenant. Tenant shall upon demand reimburse Landlord’s cost (including reasonable attorneys’ fees) of so performing, together with an administrative charge equal to ten percent (10%) of such cost (“Administrative Charge”) on demand as Additional Rent. Notwithstanding any other provision concerning cure periods, Landlord may cure any non-performance for the account of Tenant after such notice to Tenant, if any, as is reasonable under the circumstances if curing prior to the expiration of the applicable cure period is reasonably necessary to prevent likely damage to the Premises or possible injury to persons, or to protect Landlord’s interest in the Premises.

ARTICLE 15: LETTER OF CREDIT

On or before the Rent Commencement Date, Tenant shall deliver to Landlord a clean, irrevocable letter of credit in the Letter of Credit Amount (as defined in Article 1) in the form attached hereto as Exhibit L or otherwise reasonably satisfactory in form and content to Landlord and issued by an FDIC insured bank reasonably satisfactory to Landlord in favor of Landlord; provided Landlord hereby consents to Silicon Valley Bank as the issuer of the letter of credit requested hereunder. During the Term hereof, including any extensions thereof, and for ninety-one (91) days after the expiration of the Term, or for so long thereafter that Tenant remains in possession of the Premises following the expiration of the Term or has obligations hereunder to Landlord that remain unsatisfied following the expiration of the Term (as may be extended), the letter of credit shall be held to ensure the full and timely performance of Tenant’s obligations under this Lease; which letter of credit may be drawn upon by Landlord and applied from time to time against outstanding obligations of Tenant hereunder to cure any Event of Default or to collect any damages to which Landlord is entitled hereunder by reason of an Event of Default without further notice or demand; provided, however, if any notice, demand or other act or action by Landlord is prohibited, proscribed, stayed or barred by applicable law without obtaining court, trustee or other party’s approval (e.g., the automatic stay in the event of a bankruptcy of Tenant), no such notice, demand or act or action, or Event of Default, shall be required for Landlord to draw upon the letter of credit. Tenant shall have no right to require Landlord to so draw and apply the letter of credit, nor shall Tenant be entitled to credit the same against rents or other sums payable hereunder. During the Term hereof, including any extension thereof, Tenant shall cause said letter of credit to be renewed, in identical form to that delivered herewith, no later than thirty (30) days prior to the date of expiration of same. Without limiting any other remedies of Landlord, in the event that Tenant fails to renew any letter of credit given hereunder at least thirty (30) days prior to the date of expiration thereof, then Landlord shall have the right to draw down the entire amount of said letter of credit and hold such sums as a cash deposit. If and to the extent that Landlord makes such use of the letter of credit, or any part thereof, the sum so applied by Landlord (from cash or from a drawing on the letter of credit) shall be restored to the letter of credit (or by a new letter of credit equal to the difference) by Tenant forthwith upon notice from Landlord, and failure to so restore (within ten (10) business days) shall be a default hereunder giving rise to all of Landlord’s rights and remedies applicable to a default in the payment of rent. In the event of a change of circumstance relating to the bank issuing the letter of credit such that Landlord reasonably believes the financial conditions of the issuing bank has been degraded to the point where it would no longer be reasonably satisfactory to Landlord, Landlord reserves the right to require Tenant to replace the letter of credit from time to time with a substitute similar letter of credit issued by another bank reasonably satisfactory to Landlord.

ARTICLE 16: PROTECTION OF LENDERS

16.01 Subordination and Superiority of Lease. Tenant agrees that this Lease and the rights of Tenant hereunder will be subject and subordinate to any lien of the holder of any existing or future mortgage, and to the rights of any lessor under any ground or improvements lease of the Building (all mortgages and ground or improvements leases of any priority are collectively referred to in this Lease as “mortgage,” and the holder or lessor thereof from time to time as a “mortgagee”), and to all advances and interest thereunder and all modifications, renewals, extensions and consolidations thereof With respect to future liens of any mortgage hereafter granted, the foregoing subordination will be conditioned upon the mortgagee executing and delivering to Tenant an agreement (in such commercially reasonable form as such mortgagee may request) in which the mortgagee agrees that such mortgagee shall not disturb Tenant in its possession of the Premises upon Tenant’s execution thereof and attornment to such mortgagee as

Landlord ,and performance of its Lease covenants (which conditions Tenant agrees with all mortgagees to perform). Upon such attornment, this Lease shall continue in full force and effect as a direct lease between the mortgagee and Tenant upon all of the terms, conditions and covenants as are set forth in this Lease, except that the mortgagee shall not be (i) liable in any way to Tenant for any act or omission, neglect or default on the part of Landlord under this Lease, (ii) responsible for any monies owing by or on deposit with Landlord to the credit of Tenant except to the extent any deposit is actually received by mortgagee, (iii) subject to any counterclaim or setoff which theretofore accrued to Tenant against Landlord, (iv) bound by any amendment or modification of this Lease subsequent to such mortgage, or by any previous prepayment of Rent for more than one (1) month, which was not approved in writing by the mortgagee, (v) liable beyond mortgagee’s interest in the Property, (vi) responsible for the performance of any work to be done by the Landlord under this Lease to render the Premises ready for occupancy by the Tenant, or (vii) required to remove any person occupying the Premises or any part thereof, except if such person claims under the mortgagee, but, in all instances, such mortgagee shall be bound by Tenant’s offset and termination rights under Section 11.03 Tenant agrees that any present or future mortgagee may at its option unilaterally elect to subordinate, in whole or in part and by instrument in form and substance satisfactory to such mortgagee alone, the lien of its mortgagee (or the priority of its ground lease) to some or all provisions of this Lease. Landlord will use commercially reasonable efforts to obtain an agreement from the existing mortgagee (in such commercially reasonable form as such mortgagee may request) in which the mortgagee agrees that such mortgagee shall not disturb Tenant in its possession of the Premises upon Tenant’s execution thereof and attornment to such mortgagee as Landlord and performance of its Lease covenants (which conditions Tenant agrees with all mortgagees to perform).

Tenant agrees that this Lease shall survive the merger of estates of ground (or improvements) lessor and lessee. Until a mortgagee (either superior or subordinate to this Lease) succeeds to Landlord’s interest in the Premises after foreclosure or voluntary deed in lieu of foreclosure or otherwise (or terminates or succeeds to a new lease in the case of a ground or improvements lease) no mortgagee shall be liable for failure to perform any of Landlord’s obligations (and such mortgagee shall thereafter be liable only after it succeeds to and holds Landlord’s interest and then only as limited herein). Tenant shall, if requested by Landlord or any mortgagee, give notice of any alleged nonperformance on the part of Landlord to any such mortgagee provided that an address for such mortgagee has been designated to Tenant in writing, and Tenant agrees that such mortgagee shall have a separate, consecutive reasonable cure period of no less than thirty (30) days (to be reasonably extended in the same manner Landlord’s cure period is to be extended and for such additional periods as is necessary to allow such Mortgagee to take possession of the Property) following Landlord’s cure period during which such mortgagee may, but need not, cure any non-performance by Landlord. The agreements in this Lease with respect to the rights and powers of a mortgagee constitute a continuing offer to any person that may be accepted by taking a mortgage (or entering into a ground or improvements lease) of the Premises. This Section shall be self-operative, but in confirmation thereof, Tenant shall execute and deliver the subordination agreement in such commercially reasonable form as any mortgagee may request.

16.02 Rent Assignment. If from time to time Landlord assigns this Lease or the rents payable hereunder to any person, whether such assignment is conditional in nature or otherwise, such assignment shall not be deemed an assumption by the assignee of any obligations of Landlord; but, subject to the limitations herein including Sections 16.01 and 10.02(b), the assignee shall be responsible only for non-performance of Landlord’s obligations that occur after it succeeds to, and only during the period it holds possession of, Landlord’s interest in the Premises after foreclosure or voluntary deed in lieu of foreclosure or otherwise.

16.03 Other Instruments. Tenant agrees to execute, acknowledge and deliver any subordination, attornment or priority agreements or other instruments conforming to the provisions of this Lease (and being otherwise commercially reasonable) from time to time requested by Landlord or any mortgagee, and further agrees that its failure to do so within ten (10) business days after written request shall be a default.

16.04 Estoppel Certificates. Within ten (10) business days after Landlord’s written request to Tenant, Tenant shall execute, acknowledge and deliver to Landlord a written statement certifying: (i) that none of the terms or provisions of this Lease have been changed (or if they have been changed, stating how); (ii) that this Lease has not been canceled or terminated; (iii) the last date of payment of Base Rent and other charges and the time period covered; (iv) that to Tenant’s knowledge Landlord is not in default under this Lease (or if Tenant believes that Landlord is in default, describing it in reasonable detail); and (v) such other information with respect to Tenant or this Lease as Landlord may reasonably request or which any prospective purchaser or encumbrancer of the Property may reasonably require. Landlord may deliver any such statement by Tenant to any such prospective purchaser or encumbrancer, which may rely conclusively upon such statement as true and correct. If Tenant does not deliver such statement to Landlord within such ten (10) business day period, Landlord, and any such prospective purchaser or encumbrancer, may conclusively presume and rely upon the following facts: (i) that the terms and provisions of this Lease have not been changed except as represented by Landlord; (ii) that this Lease has not been canceled or terminated except as otherwise represented by Landlord; (iii) that not more than one (1) month’s Base Rent or other charges have been paid in advance; and (iv) that Landlord is not in default under this Lease. In such event, Tenant shall be estopped from denying the truth of such facts. Within ten (10) business days after Tenant’s written request to Landlord, Landlord shall execute, acknowledge and deliver to Tenant and/or such other persons as Tenant shall request a written statement certifying; (i) that none of the terms or provisions of this Lease have been changed (or if they have been changed, stating how); (ii) that this Lease has not been canceled or terminated; (iii) the last date of payment of Base Rent and other charges and the time period covered; (iv) that to Landlord’s knowledge, Tenant is not in default under this Lease (or if Landlord believes that Tenant is in default, describing it in reasonable detail); (v) the amount of the Letter of Credit; and (vi) such other information with respect to Landlord or this Lease as Tenant may reasonably request.

16.05 Tenant’s Financial Condition. Tenant, within ten (10) business days after request from Landlord, which request shall not be made more than one (1) time during any calendar year unless an additional request is made in connection with a sale or financing of the Building or in the event Tenant defaults under any of the provisions of this Lease in which case Landlord may make request more than once per year, shall deliver to Landlord Tenant’s (a) annual financial statements for the two (2) most recently completed fiscal years of Tenant for which financial statements are available and (b) quarterly financial statements for the most recently completed fiscal quarter of Tenant for which financial statements are available, which financial statements shall be audited or, if Tenant has not prepared audited financial statements, certified to be true and correct in all material respects by Tenant’s chief financial officer or other person duly appointed to certify such statements. Tenant represents and warrants to Landlord that each such financial statement shall be true and accurate as of its date. Except for publicly available information, Landlord agrees to keep all such financial statements confidential and not to release them without the prior consent of Tenant, other than to current and prospective lenders, investors and purchasers of the Building and other relevant persons on a need-to-know basis, provided that all such lenders, purchasers and other persons agree to maintain the confidentiality of such statements. Notwithstanding the foregoing, (i) Tenant shall not be required to deliver such financial statements during the 30-day period prior to filing a registration statement with the U.S. Securities and Exchange Commission in connection with an initial public offering of the company’s shares or if such delivery is otherwise prohibited by applicable Legal Requirements and (ii) Tenant shall have no obligation to deliver to Landlord any financial statements if the same are filed with the U.S. Securities and Exchange Commission.

16.06 Lien Waiver. Tenant shall have the right from time to time to grant security interests in all of the Tenant Property located within the Premises to its lenders in connection with Tenant’s financing arrangements, and any statutory or common law lien of Landlord against Tenant Property shall be subject and subordinate to such security interest. Landlord agrees that it shall subordinate its lien, if any, on all such Tenant Property pursuant to a commercially reasonable form of lien waiver (which may include mutually satisfactory access rights for the benefit of the holders of such security interests) reasonably approved by Landlord.

ARTICLE 17: MISCELLANEOUS PROVISIONS

17.01 Landlord’s Consent Fees. In addition to fees and expenses in connection with Tenant Work, as described in Section 10.05, Tenant shall pay Landlord’s reasonable third-party fees and expenses, including reasonable legal, engineering and other consultants’ fees and expenses, incurred in connection with Tenant’s request for Landlord’s consent under Article 13 (Assignment and Subletting) or in connection with any other act by Tenant that requires Landlord’s consent or approval under this Lease.

17.02 Notice of Landlord’s Default. Landlord shall in no event be in default in the performance of any of Landlord’s obligations under this Lease unless and until Landlord shall have failed to perform such obligations within thirty (30) days, or such additional time as is reasonably inquired to correct any such default, after notice by Tenant to Landlord properly specifying wherein Landlord has failed to perform any such obligation. It is the express understanding and agreement of the parties and a condition of Landlord’s agreement to execute this Lease that except as expressly provided herein in no event shall Tenant have the right to terminate this Lease or seek an abatement to or offset from Base Rent, Additional Rent or Rent as a result of Landlord’s default, but Tenant shall be entitled to seek all other remedies, at law or equity, as a result of such default, subject to the terms and conditions of this Lease. Tenant hereby waives its right to recover punitive, special or consequential damages arising out any act, omission or default by Landlord (or any party for whom Landlord is responsible). Except as expressly provided in Article 12, this Lease and the obligations of Tenant hereunder shall not be affected or impaired because Landlord is unable to fulfill any of its obligations hereunder or is delayed in doing so, if such inability or delay is caused by reason of force majeure, and the time for Landlord’s performance shall be extended for the period of any such delay. Any claim, demand, right or defense by Tenant that arises out of this Lease or the negotiations which preceded this Lease shall be barred unless Tenant commences an action thereon, or interposes a defense by reason thereof, within twelve (12) months after the date of the inaction, omission, event or action that gave rise to such claim, demand, right or defense or, if later, the date Tenant should have reasonably had notice of the inaction, omission, event or action that gave rise to such claim, demand, right or defense.

17.03 Quiet Enjoyment. Landlord agrees that, so long as (i) there exists no uncured Event of Default on the part of Tenant and (ii) this Lease is in full force and effect, Tenant shall lawfully and quietly hold, occupy and enjoy the Premises during the Term of this Lease without disturbance by Landlord or by any person claiming through or under Landlord, subject to the terms of this Lease and any encumbrances of record. The foregoing covenant of quiet enjoyment is in lieu of any other covenant, expressed or implied.

17.04 Interpretation. In any provision relating to the conduct, acts or omissions of Tenant, the term “Tenant” includes Tenant’s agents, employees, contractors, invitees, successors, assigns or others using the Premises with Tenant’s expressed or implied permission.

17.05 Notices. All notices, requests and other communications required under this Lease shall be in writing, addressed as specified in Article I, and shall be (i) personally delivered, (ii) sent by certified mail, return receipt requested, postage prepaid, (iii) delivered by a national overnight delivery service that maintains delivery records or (iv) sent by telecopier or facsimile machine (“fax”) that automatically generates a transmission report, with a copy also sent as described in clause (i), (ii) or (iii). All notices shall be effective upon delivery (or refusal to accept delivery); provided, however, that notice by fax or telecopy shall be effective when transmitted. Either party may change its notice address upon written notice to the other party.

17.06 No Recordation. Tenant shall not record this Lease but, if required by applicable law in order to protect Tenant’s interest in the Premises, each party hereto agrees, on the request of the other, to execute a so-called memorandum of lease or short form lease in recordable form and complying with applicable law and reasonably satisfactory to Landlord’s and Tenant’s attorneys. The party requesting or requiring such recording shall pay all transfer taxes and recording fees. In no event shall such document set forth the rent or other charges payable by Tenant under this Lease; and any such document shall expressly state that it is executed pursuant to the provisions contained in this Lease and is not intended to vary the terms and conditions of this Lease.

17.07 Security Measures. Tenant acknowledges that except as otherwise provided herein, Landlord shall have no obligation to provide guard service or other security measures for the benefit of the Premises or the Property, and Landlord shall have no liability to Tenant due to its failure to provide such services. Tenant assumes all responsibility for the protection of Tenant, its agents, employees, contractors and invitees and the property of Tenant and of Tenant’s agents, employees, contractors and invitees from acts of third parties. Landlord currently provides periodic patrolled security of the Building common areas and grounds from time to time throughout the day and night, the cost of which shall be included in Operating Expenses as and to the extent provided in Article 8. Landlord reserves the right at any time or from time to time, in its sole discretion, to implement additional, modify, alter or discontinue security measures for the Building, Property or any part thereof, in which event Tenant shall participate in such security measures and the cost thereof shall be included within the definition of Operating Expenses to the extent as and to the extent provided in Article 8, and to the maximum extent permissible by law, Landlord shall have no liability to Tenant and its agents, employees, contractors and invitees arising out of Landlord’s provision of security measures. Landlord shall have the right, but not the obligation, to require all persons entering or leaving the Building to identify themselves to a security guard and to reasonably establish that such person should be permitted access to the Building.

17.08 Corporate Authority. Tenant represents and warrants that (a) Tenant is duly organized, validly existing and in good standing under the laws of the jurisdiction in which such entity was organized; (b) Tenant has the authority to own its property and to carry on its business as contemplated under this Lease; (c) Tenant has duly executed and delivered this Lease; (d) the execution, delivery and performance by Tenant of this Lease (i) are within the powers of Tenant, (ii) have been duly authorized by all requisite corporate action, (iii) will not violate any provision of law or any order of any court or agency of government, or any agreement or other instrument to which Tenant is a party or by which it or any of its property is bound, and (e) the Lease is a valid and binding obligation of Tenant enforceable in accordance with its terms. This warranty and representation shall survive the termination of the Term. Upon execution of this Lease, Tenant shall provide a board resolution or other entity vote authorizing the execution of this Lease on behalf of Tenant and identifying the person authorized to execute this Lease on behalf of Tenant together with a clerk’s or secretary’s certificate indicating that such authorized person has in fact executed this Lease. If Tenant shall fail to provide such resolution or vote, then the person executing this Lease on behalf of Tenant shall be deemed to have represented and warranted to Landlord that such person is duly authorized to execute and deliver this Lease on behalf of Tenant.

17.09	Relocation. Intentionally Omitted.

17.010 Joint and Several Liability; Right to Lease. If more than one (1) party signs this Lease as Tenant, they shall be jointly and severally liable for all obligations of Tenant. Landlord reserves the absolute right to effect such other tenancies in the Property as Landlord in its sole discretion shall determine, and Tenant is not relying on any representation that any specific tenant or number of tenants will occupy the Property.

17.011 Force Majeure. Except as herein expressly provided, if either party cannot perform any of its obligations under this Lease due to events reasonably beyond such party’s reasonable control, the time provided for performing such obligations shall be extended by a period of time equal to the duration of the events. Events beyond a party’s reasonable control include, without limitation, acts of God, war, civil commotion, labor disputes, strikes, fire, flood or other casualty, shortages of or the inability to obtain labor or material from customary sources on customary terms, government regulation or restriction, weather conditions or acts, neglects or delays of Tenant. The preceding sentence shall not apply to Tenant’s covenants and obligations to pay rent, additional charges and/or other charges or sums due Landlord hereunder or required to be paid to third parties hereunder. The preceding sentence shall not be interpreted to diminish Landlord’s rights hereunder to cure an Event of Default by Tenant or to recover the expense of such cure.

17.012 Limitation of Warranties. Landlord and Tenant expressly agree that there are and shall be no implied warranties of merchantability, habitability, suitability, fitness for a particular purpose or of any other kind arising out of this Lease, and there are no warranties that extend beyond those expressly set forth in this Lease.

17.013 No Other Brokers. Landlord and Tenant represent and warrant to each other that the Brokers named in Article 1 and Landlord’s Managing Agent are the only real estate brokers or finders with whom such party has dealt who may be entitled to any commission or fee with respect to this Lease or the Premises. Landlord and Tenant agree to indemnify and hold the other harmless from any claim, demand, cost or liability, including attorneys’ fees and expenses, asserted by any party other than the Brokers named in Article 1 and Landlord’s Managing Agent based upon dealings of that party with the indemnifying party in connection with this Lease. Landlord shall be responsible for the payment of any brokerage fees to the Brokers named in Article 1 and Landlord’s Managing Agent. The provisions of this Section shall survive the Term or early termination of this Lease.

17.014 Applicable Law and Construction. This Lease may be executed in counterparts, shall be construed as a sealed instrument, and shall be governed exclusively by the provisions hereof and by the laws of the state where the Property is located without regard to principles of choice of law or conflicts of law. A facsimile signature to this Lease shall be sufficient to prove the execution by a party. The covenants of Landlord and Tenant are independent, and such covenants shall be construed as such in accordance with the laws of the state where the Property is located. If any provisions shall to any extent be invalid, the remainder shall not be affected. Other than contemporaneous instruments executed and delivered of even date, if any, this Lease contains all of the agreements between Landlord and Tenant relating in any way to the Premises and supersedes all prior agreements and dealings between them. There are no oral agreements between Landlord and Tenant relating to this Lease or the Premises. This Lease may be amended only by instrument in writing executed and delivered by both Landlord and Tenant. The provisions of this Lease shall bind Landlord and Tenant and their respective successors and assigns, and shall inure to the benefit of Landlord and its successors and assigns and of Tenant and its permitted successors and assigns, subject to Article 13. The titles are for convenience only and shall not be considered a part of the Lease. This Lease shall not be construed more strictly against one party than against the other merely by virtue of the fact that it may have been prepared primarily by counsel for one of the parties, it being recognized that both Landlord and Tenant have contributed substantially and materially to the preparation of this Lease. If Tenant is granted any extension or other option, to be effective the exercise (and notice thereof) shall be unconditional (except as expressly otherwise provided herein); and if Tenant purports to condition the exercise of any option or to vary its terms in any manner, then the option granted shall be void and the purported exercise shall be ineffective. The enumeration of specific examples of a general provisions shall not be construed as a limitation of the general provision. Unless a party’s approval or consent is required by the express terms of this Lease not to be unreasonably withheld, such approval or consent may be withheld in the party’s sole discretion. The submission of a form of this Lease or any summary of its terms shall not constitute an offer by Landlord to Tenant; but a leasehold shall only be created and the parties bound when this Lease is executed and delivered by both Landlord and Tenant and approved by the holder of any mortgagee of the Premises having the right to approve this Lease. Nothing herein shall be construed as creating the relationship between Landlord and Tenant of principal and agent, or of partners or joint venturers or any relationship other than landlord and tenant. This Lease and all consents, notices, approvals and all other related documents may be reproduced by any party by any electronic means or by facsimile, photographic, microfilm, microfiche or other reproduction process and the originals may be destroyed; and each party agrees that any reproductions shall be as admissible in evidence in any judicial or administrative proceeding as the original itself (whether or not the original is in existence and whether or not reproduction was made in the regular course of business), and that any further reproduction of such reproduction shall likewise be admissible. If any payment in the nature of interest provided for in this Lease shall exceed the maximum interest permitted under controlling law, as established by final judgment of a court, then such interest shall instead be at the maximum permitted interest rate as established by such judgment. The term “Term” includes the Initial Term as it may be extended pursuant to Section 3.03.

17.015 Construction on the Property or Adjacent Property. Tenant acknowledges that Landlord is undertaking, or may undertake in the future, certain renovations in the Building or on or about the Property (the “Project”) including the right to make changes to the size, shape, location, number and extent of the improvements comprising the Property. In connection therewith, Landlord may, among other things, erect scaffolding or other necessary structures at the Property, limit or eliminate access to portions of the Property, including portions of the common areas, or perform work in or about the Building, which work may create noise, dust or leave debris in the Building. Landlord and its agents, employees, licensees and contractors shall also have the right to enter on the Property or Building to undertake work pursuant to any easement granted pursuant to the above paragraph; to shore up the foundations and/or walls of the Building; to erect scaffolding and protective barricades around, within or adjacent to the Building; and to do any other act necessary for the safety of the Building or the expeditious completion of such work. Although Landlord shall use commercially reasonable efforts to minimize any material interference of Tenant’s use or occupancy of or access to the Premises, Landlord shall have no responsibility or for any reason be liable to Tenant for any direct or indirect injury to or interference with Tenant’s business arising from the foregoing work, nor shall Tenant be entitled to any compensation or damages from Landlord for any inconvenience or annoyance occasioned by such work or Landlord’s actions in connection therewith. Landlord shall have the right, in connection with the development, redevelopment, alteration, improvement, operation, maintenance, or repair of the Building, the Property or the Project, to subject the Property to easements for the construction, reconstruction, alteration, improvement, operation, repair or maintenance of elements thereof; fur access and egress for parking, for the installation, maintenance, repair, replacement or relocation of utilities serving the Building, the Property or the Project and to subject the Property to such other rights, agreements, and covenants for such purposes as Landlord may determine. Tenant hereby agrees that this Lease shall be subject and subordinate to any such matters that do not materially adversely affect Tenant’s rights under this lease or Tenant’s use and enjoyment of the Premises. The foregoing sentence shall be self-operative. Neither Tenant nor any persons acting under Tenant shall take any action to oppose the Project, nor shall the Tenant knowingly permit any persons acting under Tenant to take any action in opposition to the Project.

17.016 Intentionally omitted.

17.017 Confidentiality. Tenant acknowledges and agrees that the terms of this Lease are confidential. Disclosure of the terms hereof could adversely affect the ability of Landlord to negotiate other leases with respect to the Building and may impair Landlord’s relationship with other tenants of the Building. Tenant agrees that it and its partners, officers, directors, employees, brokers, and attorneys, if any, shall not disclose the terms and conditions of this Lease to any other person or entity without the prior written consent of Landlord which may be given or withheld by Landlord, in Landlord’s sole discretion. Notwithstanding the foregoing, Tenant may disclose the terms and conditions of this Lease if such disclosure (a) is required for financial disclosures or securities filings, (b) is required by law, regulation or by judicial or administrative process, (c) is permitted by Section 17.06, (d) is made in connection with any enforcement of the terms of this Lease in any legal or arbitration proceeding or (e) is made to Tenant’s (or such other party’s) officers, directors, employees, agents, advisors, attorneys, and consultants or potential purchasers of or lenders to Tenant, who have been informed of the confidential nature of such information. It is understood and agreed that damages alone would be an inadequate remedy for the breach of this provision by Tenant, and Landlord shall also have the right to seek specific performance of this provision and to seek injunctive relief to prevent its breach or continued breach.

17.018 OFAC CERTIFICATION AND INDEMNITY. Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of2001 (public Law 10756, the “Patriot Act”) prohibit certain property transfers. Tenant hereby represents and warrants to Landlord (which representations and warranties shall be deemed to be continuing and re-made at all times during the Term) that neither Tenant nor any manager, beneficiary, partner, or principal of Tenant or, if Tenant is not publicly traded, stockholder of Tenant is prohibited from transacting business of the type contemplated by this Lease under the Executive Order, that none of them is listed on the United States Department of the Treasury Office of Foreign Assets Control (“OFAC”) list of “Specially Designated Nationals and Blocked Persons” as modified from time to time, and that none of them is prohibited from transacting business of the type contemplated by this Lease under, or otherwise not in compliance with the provisions of the Executive Order or the Patriot Act. The most current list of “Specially Designated Nationals and Blocked Persons” can be found at http://www.treas.gov/offices/eotffc/ofac/sdnlindex.html. Tenant shall from time to time, within ten business days after request by Landlord, deliver to Landlord any certification or other evidence reasonably requested from time to time by Landlord in its reasonable discretion, confirming Tenant’s compliance with these provisions. If for any reason the representations and warranties set forth in this subsection, or any certificate or other evidence of compliance delivered to Landlord hereunder, is untrue in any respect when made or delivered, or thereafter becomes untrue in any respect, then an event of default hereunder shall be deemed to occur immediately, and there shall be no opportunity to cure. Tenant shall indemnify, defend with counsel reasonably acceptable to Landlord, and hold Landlord harmless from and against, any and all liabilities, losses claims, damages, penalties, fines, and costs (including attorneys’ fees and costs) arising from or related to the breach of any of the foregoing representations, warranties, and duties of Tenant. The provisions of this subsection shall survive the expiration or earlier termination of this Lease for the longest period permitted by law.

17.019 WAIVER OF JURY TRIAL. LANDLORD AND TENANT HEREBY WA1VE THEIR RESPECTIVE RIGID TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, COUNTERCLAIM OR CROSS-COMPLAINT IN ANY ACTION, PROCEEDING AND/OR HEARING BROUGID BY EITHER LANDLORD AGAINST TENANT OR TENANT AGAINST LANDLORD ON ANY MATTER WHATSOEVER ARISING OUT OF, OR IN ANY WAY CONNECTED WITH, THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES, OR ANY CLAIM OF INJURY OR DAMAGE, OR THE ENFORCEMENT OF ANY REMEDY UNDER ANY LAW, STATUTE, OR REGULATION, EMERGENCY OR OTHERWISE, NOW OR HEREAFTER IN EFFECT.

17.020 Attorney’s Fees. In the event of any litigation between Landlord and Tenant related to this Lease or the Premises the prevailing party shall be entitled to recover as a part of such proceeding, or in a separate action brought for that purpose, reasonable attorneys’ fees, court costs and expert fees.

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Executed to take effect as a sealed instrument on the Date of Lease first set forth above,

LANDLORD:

ONE LEDGEMONT LLC

By:	/s/ Robert L. Beal
	Name:	Robert L. Beal
	Title:	Authorized Signatory

TENANT:

SYNAGEVA BIOPHARMA CORP.

By:	/s/ Sanj K. Patel
	Name:	Sanj K. Patel
	Title:	President & CEO
Duly Authorized

Exhibit A

Plan of Leased Premises

[image]

A-1

Exhibit B

Rules and Regulations

1.	If Tenant requires telephone, data, burglar alarm or similar service, the cost of purchasing, installing and maintaining such service shall be borne solely by Tenant. No boring or cutting for wires will be allowed without the prior written consent of Landlord, not to be unreasonably withheld, conditioned or delayed. Landlord shall direct electricians as to where and how telephone, data, and electrical wires are to be introduced or installed. The location of burglar alarms, telephones, call boxes or other office equipment affixed to the Premises shall be subject to the prior written approval of Landlord not to be unreasonably withheld, conditioned or delayed.

2.	Tenant shall not place a load upon any floor of its Premises, including mezzanine area, if any, which exceeds the load per square foot that such floor was designed to carry (80 lbs. prsf. live load)and that is allowed by law. Heavy objects shall stand on such platforms as reasonably determined by Landlord to be necessary to properly distribute the weight. Landlord will not be responsible for loss of or damage to any such equipment or other property from any cause, and all damage done to the Building by maintaining or moving such equipment or other property shall be repaired at the expense of Tenant.

3.	Except as otherwise provided in this Lease, Tenant shall not install any radio or television antenna, satellite dish, loudspeaker or other device on the roof or exterior walls of the Building without Landlord’s prior written consent which consent shall not be unreasonably withheld, conditioned or delayed.

4.	Tenant shall not drive nails, screw or drill into the partitions, woodwork, plaster or drywall (except for pictures and general office uses) or in any way deface the Premises or any part thereof Except as otherwise provided in this Lease, Tenant shall not affix any floor covering to the floor of the Premises or paint or seal any floors in any manner except as approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant shall repair any damage resulting from noncompliance with this ru1e.

5.	No cooking shall be done or permitted on the Premises, except that Underwriters’ Laboratory approved microwave ovens or equipment for brewing coffee, tea, hot chocolate and similar beverages shall be permitted, provided that such equipment and use is in accordance with all applicable federal, state and city laws, codes, ordinances, ru1es and regulations.

6.	All trash and refuse shall be contained in suitable receptacles at locations approved by Landlord. Tenant shall not place in the trash receptacles in the common areas of the Building any personal trash or material that cannot be disposed of in the ordinary and customary manner of removing such trash without violation of any law or ordinance governing such disposal.

7.	Tenant shall comply with all safety, fire protection and evacuation procedures and regulations established by Landlord or any governing authority.

8.	Tenant assumes all responsibility for securing and protecting its Premises and its contents including keeping doors locked and other means of entry to the Premises closed.

9.	Except as otherwise provided in this Lease Tenant shall not use any method of heating or air conditioning other than that supplied by Landlord without Landlord’s prior written consent not to be unreasonably withheld, conditioned or delayed.

10.	No person shall go on the roof without Landlord’s permission, not to be unreasonably withheld, conditioned or delayed.

11.	Canvassing, soliciting, distribution of handbills or any other written material in the Building or Project Area is prohibited and each tenant shall cooperate to prevent the same. No tenant shall solicit business from other tenants or permit the sale of any goods or merchandise in the Building or Project Area without the written consent of Landlord.

12.	Any equipment belonging to Tenant which causes noise or vibration that may be transmitted to the structure of the Building or to any space therein to such a degree as to be objectionable to Landlord or to any tenants in the Building shall be placed and maintained by Tenant, at Tenant’s expense, on vibration eliminators or other devices sufficient to eliminate the noise or vibration.

13.	Driveways, sidewalks, halls, passages, exits, entrances and stairways (“Access Areas”) shall not be obstructed by tenants or used by tenants for any purpose other than for ingress to and egress from their respective premises. Access areas are not for the use of the general public and Landlord shall in all cases retain the right to control and prevent access thereto by all persons whose presence, in the judgment of Landlord, shall be prejudicial to the safety, character, reputation and interests of the Building or its tenants.

14.	Subject to the terms and conditions of this Lease, including, without limitation, Section 2.02(d), Landlord reserves the right to designate the use of parking areas and spaces. Tenant shall not park in visitor, reserved, or unauthorized parking areas. Tenant and Tenant’s guests shall park between designated parking lines only and shall not park motor vehicles in those areas designated by Landlord for loading and unloading. Vehicles in violation of the above shall be subject to being towed at the vehicle owner’s expense. Tenant shall endeavor to notify Landlord’s property management of any vehicles to be parked overnight on or about the Building or parking areas serving same. Vehicles parked overnight without such Tenant notification may be subject to being towed at vehicle owner’s expense. Tenant will from time to time, upon the request of Landlord, supply Landlord with a list of license plate numbers of vehicles owned or operated by its employees or agents.

15.	No trucks, tractors or similar vehicles can be parked anywhere other than in Tenant’s own truck dock area. Tractor-trailers which must be unhooked or parked with dolly wheels beyond the concrete loading areas must use steel plates or wood blocks under the dolly wheels to prevent damage to the paving surfaces. No parking or storing of such trailers will be permitted in the parking areas or on streets adjacent thereto.

16.	Except as otherwise provided in this Lease, no sign, placard, picture, advertisement, name or notice (collectively referred to as “Signs”) shall be installed or displayed on any part of the outside of the Building without the prior written consent of the Landlord which consent shall be in Landlord’s sole discretion. Subject to the terms and conditions of this Lease, including, without limitation, Section 9.05, all approved Signs shall be printed, painted, affixed or inscribed at Tenant’s expense by a person or vendor approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, and all Tenant specific signs shall be removed by Tenant at Tenant’s expense upon vacating the Premises. Landlord shall the right to remove any Sign installed or displayed in violation of this rule at Tenant’s expense and without notice. Subject to approval by Landlord and by the Town of Lexington, Tenant will have the right to signage similar to that of other tenants of the Building. Subject to the terms and conditions of this Lease, including Section 9.05, all Tenant specific signage will be installed, maintained, and, at the end of the Term, removed by Tenant at its sole expense, with Tenant repairing any damage caused by same.

17.	During periods of loading and unloading, Tenant shall not unreasonably interfere with traffic flow and loading and unloading areas of other tenants. All products, materials or goods must be stored within the Tenant’s Premises and not in any exterior areas, including, but not limited to, exterior dock platforms, against the exterior of the Building, parking areas and driveway areas. Tenant agrees to keep the exterior of the Premises clean and free of nails, wood, pallets, packing materials, barrels and any other debris produced from their operation.

18.	Tenant shall not permit any motor vehicles to be washed or mechanical work or maintenance of motor vehicles to be performed on any portion of the Premises or parking lot.

19.	Tenant shall not permit smoking or carrying of lighted cigarettes or cigars in areas reasonably designated by Landlord or any applicable governmental’ agencies as non-smoking areas.

20.	Canvassing, soliciting, distribution of handbills or any other written material in the Building or Project Area is prohibited and each tenant shall cooperate to prevent the same. No tenant shall solicit business from other tenants or permit the sale of any goods or merchandise in the Building or Project Area without the written consent of Landlord.

21.	Tenant shall not permit any animals, other than seeing-eye dogs, to be brought or kept in or about the Premises or any common area of the property.

22.	Except as otherwise provided in this Lease, Tenant shall not alter any lock or other access device or install a new or additional lock or access device or bolt on any door of its Premises without the prior written consent of Landlord, not to be unreasonably withheld, conditioned or delayed. Tenant, upon the termination of its tenancy, shall deliver to Landlord the keys or other means of access to all doors.

23.	These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms, covenants, agreements and conditions of any lease of any premises in the Building. Landlord may waive any one or more of these Rules and Regulations for the benefit of any tenant or tenants, and any such waiver by Landlord shall not be construed as a waiver of such Rules and Regulations for any or all tenants.

24.	Subject to the terms and conditions set forth in Section 2.01 of the Lease, (i) Landlord reserves the right to make such other and reasonable rules and regulations as in its judgment may from time to time be needed for safety and security, for care and cleanliness of the Building and for the preservation of good order in and about the Building and (ii) Tenant agrees to abide by all such rules and regulations herein stated and any additional rules and regulations which are hereafter adopted. Tenant shall be responsible for the observance of all of the foregoing rules by Tenant’s employees, agents, clients, customers, invitees and guests.

Exhibit C

Rules and Regulations for Design and Construction of Tenant Work

1.	DEFINITIONS

1.1 Building:	128 Spring Street, Ledgemont One

1.2 Property Manager	Todd Greenfield, or such other individual as landlord may designate, from time to time.

1.3 Consultant:	Any architectural, engineering or design consultant engaged by a Tenant in connection with Tenant Work.

1.4 Contractor:	Any Contractor engaged by Tenant of the Building for the performance of any Tenant Work, and any Subcontractor employed by any such Contractor.

1.5 Plans:	All architectural, electrical and mechanical construction drawings and specifications required for the proper construction of the Tenant Work.

1.6 Regular Business Hours:	Monday through Friday, 8:00 a.m. through 6:00 p.m., Saturday 8:00 am through 12:00 pm, holidays and weekends excluded. Overtime HVAC available during non-business hours.

1.7 Tenant:	Any occupant of the Building.

1.8 Tenant Work:	Any alterations, improvements, additions, or installations on the building performed by or on behalf of any Tenant.

1.9 Tradeperson:	Any employee (including without limitation, any mechanic laborer, or Tradeperson) employed by a Contractor performing Tenant Work.

2.	GENERAL

2.1	All Tenant Work shall be performed in accordance with these Rules and Regulations and the applicable provisions of the Lease and to current local and state code.

2.2	The provisions of these Rules and Regulations shall be incorporated in all agreements governing the performance of all Tenant Work, including, without limitation, any agreements governing services to be rendered by each Contractor and Consultant.

2.3	Except as otherwise provided in these Rules and Regulations, all inquires, submissions and approvals in connection with any Tenant Work shall be processed through the Property Manager.

3.	Intentionally omitted.

4.	RECONSTRUCTION NOTIFICATION AND APPROVALS

4.1	Approval to Commence Work:

A)	Tenant shall submit to Property Manager, for the approval of the Landlord, which approval will not be unreasonably withheld, conditioned or delayed, the names of all prospective Contractors and Certificates of Insurance, prior to issuing any bid packages to such Contractors.

B)	No Tenant Work shall be undertaken by any Contractor or Tradeperson unless and until all the matters set forth in Section 4.2 below have been received for the Tenant Work in question and unless the Property Manager has approved the matters set forth in Section 4.2 below.

4.2	No Tenant Work shall be performed unless, at least two weeks before any Tenant Work is to begin, all of the following have been provided to the Property Manager and approved, which approval will not be unreasonably withheld, conditioned or delayed. In the event that Tenant proposes to change any of the following, the Property Manager shall be immediately notified of such change and such change shall be subject to the approval of the Property Manager, which approval will not be unreasonably withheld, conditioned or delayed:

A)	Schedule for the work, indication start and completion dates, any phasing and special working hours, and also a list of anticipated shutdowns of building systems.

B)	List of all Contractors and Subcontractors, including addresses, telephone numbers, emergency (after hours) telephone numbers, trades employed, and the union affiliation, if any, of each Contractor and Subcontractor.

C)	Names and telephone numbers of the supervisors of the work.

D)	Copies of all necessary governmental permits, licenses and approvals.

E)	Proof of current insurance, to the limits set out in Exhibit A to these Rules and Regulations, naming Landlord (One Ledgemont LLC) as additional insured parties.

F)	Notice of the involvement of any Contractor in any ongoing threatened labor dispute.

G)	For Tenant Work in excess of $50,000, Payment, Performance and Lien Bonds from sureties acceptable to Landlord, in form acceptable to Landlord, naming Landlord as an additional obligee.

H)	Evidence that Tenant has made provision for either written waivers of lien from all Contractors and suppliers of material, or other appropriate protective measures approved by Landlord.

I)	A pre-existing condition survey as specified in Section 7.2(C).

4.3	Reporting Incidents:

All accidents, disturbances, labor disputes or threats thereof, and other noteworthy events pertaining to the Building or the Tenant’s property shall be reported immediately to the Property Manager. A written report must follow within 24 hours.

5.	CONSTRUCTION SCHEDULE

5.1	Coordination:

A)	All Tenant Work shall be carried out expeditiously and with minimum disturbance and disruption to the operation of the Building and without causing discomfort, inconvenience, or annoyance to any of the other tenants or occupants of the Building or the public at large.

B)	All schedules for the performance of construction, including materials deliveries, must be coordinated through the Property Manager. The Property Manager shall have the right, without incurring any liability to any Tenant, to stop activities and/or to require rescheduling of Tenant Work based upon adverse impact on the tenants or occupants of the Building or on the maintenance or operation of the Building.

C)	If any Tenant Work requires the shutdown of risers and mains for electrical, mechanical, sprinkler, and plumbing work, such work shall be supervised by a representative of Landlord, the cost of which shall be charged directly to the tenant at the prevailing building rate. No Tenant Work will be performed in the Building’s mechanical or electrical equipment rooms without both Landlord’s prior approval and the supervision of a representative of Landlord, the cost of which shall be reimbursed by the Tenant to the Landlord. Tenant shall provide the Property Manager with at least one week to schedule such work.

5.2	Time Restrictions:

A)	Subject to Section 5.1 of these Rules and Regulations, general construction work will generally be permitted at all times, unless such work affects other tenants or occupants of the building or poses a safety concern at which time it will need be scheduled during non-business hours.

B)	Tenant shall provide the Property Manager with at least forty eight (48) hours notice before proceeding with Special Work, as hereinafter defined, and such Special Work will be permitted only at times agreed to by the Property Manager during periods outside of Regular Business Hours. “Special Work” shall be defined as the following operations:

1.	All utility disruptions, shutoffs and turnovers.

2.	Activities involving high levels of noise, including demolition, coring, drilling and ramsetting.

3.	Activities resulting in excessive dust or odors, including demolition, stalling and spray painting.

4.	All construction work which will require access to multi-tenant areas or other tenant areas.

C)	The delivery of construction materials to the Building, their distribution within the Building, and the removal of waste materials shall also be confined to periods outside Regular Business Hours, unless otherwise specifically permitted in writing by the Property Manager. Costs for use of the freight elevator after Regular Business Hours shall be billed directly to such tenant at the then prevailing rate.

D)	If coordination, labor disputes or other circumstances require, the Property Manager may change the hours during which regular construction work can be scheduled and/or restrict or refuse entry to and exit from the Building by any Contractor.

6.	CONTRACTOR PERSONNEL

6.1	Work in History:

A)	All Contractors shall be responsible for employing skilled and competent personnel and suppliers who shall abide by the rules and regulations herein set forth as amended from time to time by Landlord.

B)	No Tenant shall at any time, either directly or indirectly, employ, permit the employment, or continue the employment of any contractor if such employment or continued employment will or does interfere or cause any labor disharmony, coordination difficulty, delay or conflict with any other contractors engaged in construction work in or about the Building or the complex in which the Building is located.

C)	Should a work stoppage or other action occur anywhere in or about the Building as a result of the presence, anywhere in the Building, or a Contractor engaged directly or indirectly by a Tenant, or should such Contractor be deemed by Landlord to have violated any applicable rules or regulations, then upon twelve hours written notice, Landlord may, without incurring any liability to Tenant or said contractor, require any such Contractor to vacate the premises demised by such Tenant and the Building, and to cease all further construction work therein.

6.2	Conduct:

A)	While in or about the Building, all Tradepersons shall perform in a dignified, quiet, courteous, and professional manner at all times. Tradepersons shall wear clothing suitable for their work and shall remain full attired at all times. All Contractors will be responsible for their Tradepersons’ proper behavior and conduct.

B)	The Property Manager reserves the right to remove anyone who, or any contractor which; is causing a disturbance to any tenant or occupant of the Building or any other person using or servicing the Building; is interfering with the work of others; or is in any other way displaying conduct or performance not compatible with the Landlord’s standards.

6.3	Access:

A)	All Contractors and Tradepersons shall contact the Property Manager prior to commencing work, to confirm work location and Building access, including elevator usage and times of operation. Access to the Building before and after Regular Business Hours or any other hours designated from time to time by the Property Manager and all day on weekends and holidays will only be provided when forty eight (48) hours advanced notice is given to the Property Manager.

B)	No Contractor or Tradepersons will be permitted to enter any private or public space in the Building, other than the common areas of the Building necessary to give direct access to the premises of Tenant for which he has been employed, without the prior approval of the Property Manager.

C)	All Contractors and Tradepersons must obtain permission from the Property Manager prior to undertaking work in any space outside of the Tenant’s premises. This requirement specifically includes ceiling spaces below the premises where any work required must be undertaken at the convenience of the affected Tenant and outside of Regular Business Hours. Contractors undertaking such work shall ensure that all work, including work required to reinstate removed items and cleaning, be completed prior to opening of the next business day. Any cleaning or repairs costs incurred by Landlord, as a result of work outside the construction area shall be charged to the Tenant.

D)	Contractors shall ensure that all furniture, equipment and accessories in areas potentially affected by any Tenant Work shall be adequately protected by means of drop cloths or other appropriate measures. In addition, all Contractors shall be responsible for maintaining security to the extent required by the Property Manager.

E)	Temporary access doors for tenant construction areas connecting with a public corridor will be building standards, i.e., door, frame, hardware and lockset. A copy of the key will be furnished to the Property Manager.

6.4	Safety:

A)	All Contractors shall police ongoing construction operations and activities at all times, keeping the premises orderly, maintaining cleanliness in and about the premises, and ensuring safety and protection of all areas, including truck docks, elevators, lobbies, and all other public areas which are used for access to the premises.

B)	All Contractors shall appoint a supervisor who shall be responsible for all safety measures, as well as for compliance with all applicable government laws, ordinances, rules and regulations such as, for example, “OSHA” and “Right-to-Know” legislation.

C)	Any damage caused by Tradepersons or other Contractor employees shall be the responsibility of the Tenant employing the Contractor. Costs for repairing such damage shall be charged directly to such Tenant.

6.5	Parking:

A)	No parking of contractor or sub-contractor vehicles will be provided in the truck dock, hanc1icapped or fire access lanes, or any private ways in or surrounding the property. Vehicles so parked win be towed at the expense of the Tenant who has engaged the Contractor for whom the owner of such vehicle is employed.

B)	Garage parking is available on-site.

7.	BUILDING MATERIALS

7.1	Delivery:

A)	All deliveries of construction materials shall be made at the predetermined times approved by the Property Manager and shall be effected safely and expec1itiously only at the location determined by the Property Manager.

7.2	Transportation in Building:

A)	Distribution of materials from delivery point to the work area in the Building shall be accomplished with the least c1isruption to the operation of the Building possible. Elevators will be assigned for material delivery and will be controlled by the Building Management.

B)	Contractors shall provide adequate protection to all carpets, wall surfaces, doors and trim in all public areas through which materials are transported. Contractors shall continuously clean all such areas. Protective measures shall include runners over carpet, padding in elevators and any other measures determined by the Property Manager.

C)	Any damage caused to the Building through the movement of construction materials or otherwise shall be the responsibility of Tenant who has engaged the Contractor involved. Charges for such damage will be submitted by the Landlord directly to the Tenant. Prior to the commencement of tenant work, a pre-existing condition survey shall be submitted to the Property Manager. Such survey shall be used at the completion of the project to determine, if any, the extent of damage to the building systems or finishes.

7.3	Storage and Placement:

A)	All construction materials shall be stored only in the premises where they are to be installed. No storage of materials will be permitted in any public areas, loading docks or corridors leading to the premises.

B)	No flammable, toxic, or otherwise hazardous materials may be brought in or about the Building unless all of the following are met: (i) authorized by the Property Manager, (ii) all applicable laws, ordinances, rules and regulations are complied with, and (iii) all necessary permits have been obtained. All necessary precautions shall be taken by the contractor handling such materials against damage or injury caused by such materials.

C)	All materials required for the construction of the premises must comply with Building Standards, must conform with the plans and specifications approved by Landlord, and must be installed in the locations shown on the drawings approved by the Landlord.

D)	All work shall be subject to supervision and inspection by Landlord’s Representative.

E)	No alterations to approved plans will be made without prior knowledge and approval of the Property Manager, which approval will not be unreasonably withheld, conditioned or delayed. Such changes shall be documented on the as-build drawings required to be delivered to Landlord pursuant to Paragraph 10 of the rules and regulations.

F)	All protective devices (e.g., temporary enclosures and partitions) and materials, as well as their placement, must be approved by the Property Manager.

G)	It is the responsibility of Contractors to ensure that the temporary placement of materials does not impose a hazard to the Building or its occupants, either through overloading, or interference with Building systems, access, egress or in any other manner whatsoever.

H)	All existing and/or new openings made through the floor slab for piping, cabling, etc. must be sealed per code. All holes in the floor slab at abandoned floor outlets, etc. need to be filled with solid concrete.

7.4	Salvage and Waste Removal:

A)	All rubbish, waste and debris shall be neatly and cleanly removed from the Building by Contractors daily unless otherwise approved by the Property Manager. The Building’s trash compactor shall not be used for construction or other debris. For any demolition and debris, each Contractor must make arrangements with the Property Manager for the scheduling and location of an additional dumpster to be supplied at the cost of the Tenant engaging such Contractor. Where, in the opinion of the Property Manager, such arrangements are not practical, such Contractors will make alternative arrangements for removal at the cost of the Tenant engaging such Contractors.

B)	Toxic or flammable materials are to be properly removed daily and disposed of in full accordance with all applicable laws, ordinances, rules and regulations.

C)	Contractors shall, prior to removing any item (including, without limitation, building standard doors, frames and hardware, light fixtures, ceiling diffusers, ceiling exhaust fans, sprinkler heads, fire horns, ceiling speakers and smoke detectors) from the Building, notify the Property Manager that it intends to remove such item. At the election of Property Manager, Contractors shall deliver any such items to the Property Manager. Such items will be delivered, without cost, to an area designated by the Property Manager which area shall be within the Building or the complex in which the Building is located.

8.	PAYMENT OF CONTRACTORS

Tenant shall promptly pay the cost of all Tenant Work so that Tenant’s premises and the Building shall be free of liens for labor or materials. If any mechanic’s lien is filed against the Building or any part thereof which is claimed to be attributable to the Tenant, its agents, employees or contractors, Tenant shall give immediate notice of such lien to the Landlord and shall promptly discharge the same by payment or filing any necessary bond within 10 days after Tenant has first notice of such mechanic’s lien.

9.	LEDGEMONT TENANT LABORATORY CRITERIA

This is a standard list of requirements for tenants who are moving into Laboratory Space at the Ledgemont Center.

To the extent required to be maintained by Tenant under applicable law or the terms of the Lease, Tenant will be required to maintain and provide documentation (subject to the confidentiality obligations set forth in the Lease), when reasonably requested, to the Beal Companies regarding:

Tenant’s Chemical, Biohazard and Radiological materials inventory at the Premises;

Tenant’s evacuation procedures and responsibilities at the Premises;

Tenant’s Handling, Storage and Disposal of any Flammable Materials, Chemicals, Extremely Hazardous Chemicals, Medical Wastes, Radioactive Materials and Wastes, or Biological Hazardous Materials and Wastes used in connection with Tenant’s operations at the Premises. Tenant’s Permits and Licenses that are required to be maintained pursuant to current Federal, State and Local laws and regulations that pertain to Tenant’s laboratory operations

10.	CONFLICT BETWEEN RULES AND REGULATIONS AND LEASE

In the event of any conflict between the Lease and these Rules and Regulations, the terms of the Lease shall control.

11.	GENERAL

11.1. These Rules and Regulations are in addition to, and shall not be construed to in any way modify or amend, in whole or in part, the terms, covenants, agreements and conditions of any lease of any premises in the Building. Landlord may waive anyone or more of these Rules and Regulations for the benefit of any tenant or tenants, and any such waiver by Landlord shall not be construed as a waiver of such Rules and Regulations for any or all tenants.

11.2. Subject to the terms and conditions set forth in 10.05( c) of the Lease, (i) Landlord reserves the right to make such other and reasonable rules and regulations as in its judgment may from time to time be needed for safety and security, for care and cleanliness of the Building and for the preservation of good order in and about the Building and (ii) Tenant agrees to abide by all such rules and regulations herein stated and any additional rules and regulations which are adopted. Tenant shall be responsible for the observance of all of the foregoing rules by Tenant’s employees, agents, clients, customers, invitees and guests.

SCHEDULE A

TO EXHIBIT C

RULES AND REGULATIONS

FOR DESIGN AND CONSTRUCTION OF TENANT WORK

Ledgemont Center

BASE BUILDING CHARGES

Contractors desiring to work on the Building Systems must coordinate all work with the Management Office at 781-861-7786.

All work must be scheduled a minimum of one week prior to the start of work A work order will be issued listing the system affected and the time of shutdown. No work will commence until the work order has been signed by an authorized representative of the construction company.

Contractors must obtain credit approval from the Management Office prior to any work authorization which approval will not be unreasonably withheld, conditioned or delayed.

Fire Alarm Shutdown

BASE CHARGES	SHUTDOWN	RECONNECT
8:00 am to 5:00 p.m.	$125.00	N/C
5:00 p.m. to 8:00 a.m.	$175.00	$175.00
Saturday	$225.00	$225.00
Sunday	$250.00	$250.00

ADDITIONAL CHARGES

Labor charge (per person) for Fire Alarm Watch or Sprinkler System Shutdown (required when servicing or testing any life safety device)

8:00 a.m. to 5:00 p.m.	$40.00 per hour
5:00 p.m. to 8:00 a.m.	$60.00 per hour
Saturday	$60.00 per hour
Sunday	$80.00 per hour

Contractor may not proceed with any work until authorization to begin work has been obtained from the Management Office. A separate request is to be issued for each day in which the Life Safety work is being performed.

Contractor will be fined $1,500.00 for each and every false alarm caused by contractors employees or their actions. Contractor will be fined $500.00 for every smoke detector covered by the contractor or their subcontractors.

Elevator Charges

$30.00 Per Hr (3 Hr Mia) Contractors must pay $1,500.00 to repair the elevator cabs if damaged.

SCHEDULE B

TO EXHIBIT C

RULES AND REGULATIONS

FOR DESIGN AND CONSTRUCTION OF TENANT WORK

INSTALLATION OF CABLES

1.1	Computer and Telephone Cables

1.1.1	Layout

A layout of cables must be submitted to the Property Manager for approval prior to installation, which approval will not be unreasonably withheld, conditioned or delayed.

1.1.2	Installation

A)	Cables installed above the ceiling must be Teflon coated or encased in metal conduit.

B)	Cables must be tagged every 15’ and color coded.

C)	Cables must be properly affixed to the framing above the duct work so that they are self-supporting. Do not fasten to light fixtures.

D)	Cables must not sag and will be installed in the shortest possible runs.

E)	Connections (connectors, splices, etc.) must be securely installed so that they will not pull apart if cable is accidentally touched or pulled.

1.2	Electrical Floor Outlet Cables

1.2.1	Layout

A layout of cables must be submitted to the Property Manager for approval prior to installation, which approval will not be unreasonably withheld, conditioned or delayed.

1.2.2	Installation

A)	Cables must be tagged every 15’ and color coded.

B)	Runs will be as short and as free of slack as possible secured per code requirements.

C)	Cables are to be installed in tenant’s own ceiling then down partitions into the ceiling of the tenant below.

D)	Cables must be properly secured so that they are self supporting.

E)	All connections (connectors, splices, etc.) must be located in the tenant’s own space to avoid damage from below.

F)	Cables must be secured with clamps where they pass through the floor to prevent connections from separating.

G)	Where feasible, install cables above duct work and other materials in the ceiling.

1.3	Electrical Work

1.3.1	All power wiring in Mechanical Rooms, Electric Rooms and Telephone rooms must be in EMT.

1.4	Security System

1.4.1	Layout

A layout of the security system wiring must be submitted to the Property Manager for approval prior to installation, which approval will not be unreasonably withheld, conditioned or delayed.

1.4.2	Installation

A)	All wiring for the security system will be tagged every 15’.

SCHEDULE C

TO EXHIBIT C

RULES AND REGULATIONS

FOR DESIGN AND CONSTRUCTION OF TENANT WORK

1.	WELDING AND HEAT CUTTING WORK

1.1	Definition

Welding and heat cutting activities as well as soldering and brazing shall be included in “Special Work” category as defines in section 5.2 (8). They require the tenant to provide the Property Manager with at least forty eight (48) hours notice before proceeding and must be performed during periods outside of regular business hours.

1.2	Permitting

The Contractor must obtain a permit from the Lexington Fire Department before commencing work.

1.3	Precautions

Because welding and other hot work is a fire hazard, the Contractor must observe the following precautions and procedures (when possible, work should be done in a noncombustible area):

A)	No sprinkler impairments are allowed during “Special Work” and while the fire watch is in place. The sprinkler impairment restriction is for the floor the “Special Work” is taking place on and the floor above and the floor below.

B)	Smoke Detectors in the work area should be de-activated by the Building Manager for the duration of the work. The Property Manager will re-activate smoke detectors when the work is complete.

C)	Combustible materials shall be located at least 50 feet from hot work operations and shall be covered with non-combustible materials.

D)	All flammable liquids and other hazards must be removed.

E)	All floor and wall openings must be covered with non-combustible material.

F)	Containers, tanks, ducts, etc. must be cleaned and purged of flammable vapors, liquids, dusts etc.

G)	A minimum of one multipurpose ABC rated portable fire extinguisher must be provided within 10 feet of the work area The extinguisher should be fully charged and have been properly serviced within the last year. It is the responsibility of the contractor to provide fire extinguishers. Building extinguishers should not be used. A standpipe hose should also be readily available.

H)	A fire watch should be maintained on the floor levels where the work was conducted plus the next two floors below for at least one hour after welding or burning has ceased. The fire watch shall consist of a member of the Lexington Fire Department. If there is a chance that slag could enter into a utility or elevator shaft, then the fire watch should cover the base of the shaft as well as the intermediate floors.

I)	If determined, a member of the Lexington Fire Department shall be on site, at Tenant cost, for any “Special Work”.

Exhibit D

Tenant Work Insurance Schedule

Tenant shall, at its own expense, maintain and keep in force, or cause to be maintained and kept in force by any general contractors, sub-contractors or other third party entities where required by contract, throughout any period of alterations to the Premises or the Building by Tenant, the following insurance coverages:

(1) Property Insurance. “Special” Form property insurance, and/or Builders Risk coverage for renovation projects, including, without limitation, coverage for fire; boiler and machinery (if applicable); sprinkler damage; vandalism; malicious mischief coverage on all equipment, furniture, fixtures, fittings, Tenant’s Work, Tenant Property, business income, extra expense, merchandise, inventory/stock, contents, and personal property located on or in the Premises. Such insurance shall be in an amount equal to the full replacement cost of the aggregate of the foregoing and shall provide coverage comparable to the coverage in the standard ISO “Special” Form, when such coverage is supplemented with the coverages required above.

Builders Risk insurance coverage may be provided by the general contractor on a blanket builders risk policy with limits adequate for the project, and evidencing the additional insureds as required in the Lease.

(2) Liability Insurance. General Liability, Umbrella/Excess Liability, Workers Compensation and Auto Liability coverage as follows:

(a) General Liability	$1,000,000 per occurrence $1,000,000 personal & advertising injury $2,000,000 products/completed operations aggregate $2,000,000 general aggregate

The General Contractor is required to maintain, during the construction period and up to 3 years after project completion, a General Liability insurance policy, covering bodily injury, personal injury, property damage, completed operations, with limits to include a $1,000,000 limit for blanket contractual liability coverage and adding Landlord as additional insured as respects the project during construction and for completed operations up to 3 years after the end of the project. Landlord requires a copy of the ISO 20 10 11 85 Additional Insured endorsement, showing Landlord as an additional insured to the GC’s policy.

(b) Auto Liability	$1,000,000 combined single limit (Any Auto) for bodily injury and property damage, hired and non-owned cover.

(c) Workers Compensation Statutory Limits

Employers Liability	$1,000,000 each accident $1,000,000 each employee $1,000,000 policy limit

D-1

General Contractor shall ensure that any and all sub-contractors shall maintain equal limits of coverage for Workers Compensation/EL and collect insurance certificates verifying same.

(d) Umbrella/Excess Liability	$2,000,000 per occurrence $3,000,000 aggregate

(e) Environmental Insurance. To the extent reasonably required by Landlord Contractors’ commercial general liability/umbrella insurance policy(ies) shall include Landlord and Landlord’s designees as additional insureds’, and shall include a primary non-contributory provision. Liability policy shall contain a clause that the insurer may not cancel or materially change coverage without first giving Landlord thirty (30) days prior written notice, except cancellation for non-payment of premium, in which ten (10) days prior written notice shall be required.

(3) Deductibles. If any of the above insurances have deductibles or self insured retentions, the Tenant and/or contractor (policy Named Insured) shall be responsible for the deductible amount.

All of the insurance policies required in this Exhibit D shall be written by insurance companies which are licensed to do business in the State where the property is located, or obtained through a duly authorized surplus lines insurance agent or otherwise in conformity with the laws of such state, with an A.M. Best rating of at least A and a financial size category of not less than VII. Tenant shall provide Landlord with certificates of insurance upon request, prior to commencement of the Tenant/contractor work, or within thirty (30) days of coverage inception and subsequent renewals or rewrites/replacements of any cancelled/non-renewed policies.

D-2

Exhibit E

List of Environmental Substances

chemical	CAS number
iso-amyl alcohol	123-51-3
ethyl alcohol - USP190 proof	64-17-5
chloroform	67-66-3
2-propanol	6-63-0
ammonium hydroxide	1336-21-6
sodium hydroxide soln	1310-73-2
ethidium Bromide	1239458
Formamide	75-12-7
Acrylamide, 40%	79-06-1
formalahyde	50-00-0
methanol	67-56-1
2-mercaptoethanol	60-24-2
fyrite	1310-58-3
Acetone	67-64-1
Acetic Acid	64-19-7
Sulfuric Acid	7664-93-9
Hydrochloric Acid	7647-01-0
Trifluoroacetic acid	76-05-1

E-1

Exhibit F

Construction Documents

1. Preparation of Construction Documents. The Construction Documents shall include all architectural, mechanical, electrical and structural drawings and detailed specifications for the Tenant Work and shall show all work necessary to complete the Tenant Work including all cutting, fitting, and patching and all connections to the mechanical and electrical systems and components of the Building. Tenants leasing partial floors shall design entrances, doors and any other elements which visually integrate with the elevator lobbies and common areas in a manner and with materials and finishes which are compatible with the common area finishes for such floor. Landlord reserves the right to reject Construction Documents which in its reasonable opinion fail to comply with this provision. The Construction Documents shall include:

(a) Major Work Information: A list of any items or matters which might require structural modifications to the Building, including the following:

(i)	Location and details of special floor areas exceeding 150 pounds of live load per square foot;

(ii)	Location and weights of storage files, batteries, HV AC units and technical areas;

(iii)	Location of any special soundproofing requirements;

(iv)	Existence of any extraordinary HV AC requirements necessitating perforation of structural members; and

(v)	Existence of any requirements for heavy loads, dunnage or other items affecting the structure.

(b) Plans Submission: Two (2) blackline drawings and one (1) CAD disk showing all architectural, mechanical and electrical systems, including cutsheets, specifications and the following:

CONSTRUCTION PLANS:

(1)	All partitions shall be shown; indicate ratings of all partitions; indicate all non-standard construction and details referenced;

(2)	Dimensions for partition shall be shown to face of stud; critical tolerances and ± dimensions shall be clearly noted;

(3)	All doors shall be shown on and shall be numbered and scheduled on door schedule; indicate ratings of all doors;

(4)	All non-standard construction, non-standard materials and/or installation shall be explicitly noted; equipment and finishes shall be shown and details referenced; and

(5)	All plumbing fixtures or other equipment requirements and any equipment requiring connection to Building plumbing systems shall be noted.

REFLECTED CEILING PLAN:

(1)	Layout suspended ceiling grid pattern in each room, describing the intent of the ceiling working point, origin and/or centering; and

(2)	Locate all ceiling-mounted lighting fixtures and air handling devices including air dampers, fan boxes, etc., lighting fixtures, supply air diffusers, wall switches, down lights, special lighting fixtures, special return air registers, special supply air diffusers, and special wall switches.

TELECOMMUNICATIONS AND ELEC1RICAL EQUIPMENT PLAN:

(1)	All telephone outlets required;

(2)	All electrical outlets required; note non-standard power devices and/or related equipment;

(3)	All electrical requirements associated with plumbing fixtures or equipment; append product data for all equipment requiring special power, temperature control or plumbing considerations;

(4)	Location of telecommunications equipment and conduits; and

(5)	Components and design of the Antennas (including associated equipment) as installed, in sufficient detail to evaluate weight, bearing requirements, wind-load characteristics, power requirements and the effects on Building structure, moisture resistance of the roof membrane and operations of pre-existing telecommunications equipment.

DOOR SCHEDULE:

(1)	Provide a schedule of doors, sizes, finishes, hardware sets and ratings; and

(2)	Non-standard materials and/or installation shall be explicitly noted.

HVAC:

(1)	Areas requiring special temperature and/or humidity control requirements;

(2)	Heat emission of equipment (including catalogue cuts), such as CRTs, copy machines, etc.;

(3)	Special exhaust requirements—conference rooms, pantry, toilets, etc.; and

(4)	Any extension of system beyond demised space.

ELECTRICAL:

(1)	Special lighting requirements;

(2)	Power requirements and special outlet requirements of equipment;

(3)	Security requirements;

(4)	Supplied telephone equipment and the necessary space allocation for same; and

(5)	Any extensions of tenant equipment beyond demised space.

PLUMBING:

(1)	Remote toilets;

(2)	Pantry equipment requirements;

(3)	Remote water and/or drain requirements such as for sinks, ice makers, etc.; and

(4)	Special drainage requirements, such as those requiring holding or dilution tanks.

ROOF:

Detailed plan of any existing and proposed roof equipment showing location and elevations of all equipment.

SITE:

Detailed plan, including fencing, pads, conduits, landscaping and elevations of equipment.

SPECIAL SERVICES:

Equipment cuts, power requirements, heat emissions, raised floor requirements, fire protection requirements, security requirements, and emergency power.

2. Plan Requirements. The Construction Documents shall be fully detailed and fully coordinated with each other and with existing field conditions, shall show complete dimensions, and shall have designated thereon all points of location and other matters, including special construction details and finish schedules. All drawings shall be uniform size and shall incorporate the standard electrical and plumbing symbols and be at a scale of 1/8” = 1’0” or larger. Materials and/or installation shall be explicitly noted and adequately specified to allow for Landlord review, building permit application, and construction. All equipment and installations shall be made in accordance with standard materials and procedures unless a deviation outside of industry standards is shown on the Construction Documents and approved by Landlord. To the extent practicable, a concise description of products, acceptable substitutes, and installation procedures and standards shall be provided. Product cuts must be provided and special mechanical or electrical loads noted. Landlord’s approval of the plans, drawings, specifications or other submissions in respect of any work, addition, alteration or improvement to be undertaken by or on behalf of Tenant shall create no liability or responsibility on the part of Landlord for their completeness, design sufficiency or compliance with requirements of any applicable laws, rules or regulations of any governmental or quasi-governmental agency, board or authority.

3. Drawing and Document Production. Landlord shall provide Tenant with two (2) blackline drawings and one (1) CAD disk showing the Building and site outline, core walls and columns, together with corridor and demising wall location plans.

4. Change Orders. The Construction Documents shall not be materially changed or modified by Tenant after approval by Landlord without the further approval in writing by Landlord, which approval shall not be unreasonably withheld or delayed. Landlord shall not be obligated to approve any change or modification of the Construction Documents which in Landlord’s sole opinion shall cause any additional cost or expense to Landlord for which Tenant has not agreed to reimburse Landlord.

Exhibit G

Sign Specifications

Maximum length: 48 inches

Maximum height: 24 inches                     [Synageva logo]

G-1

Exhibit H

Plans and Specifications for Landlord’s Work

Note: All applicable state and local codes will be adhered to. Subject to the other terms and conditions of this Lease, including, without limitation, Section 10.01, unless specifically noted all items to be assumed in as-is condition, provided however that all MEP systems will be in good working order at commencement of the lease.

Landlord shall deliver the Premises “turn key” in accordance with the final space plan, dated 2/23/2010 Rev. 5 (and attached to this Exhibit H), which Landlord Work shall include, without limitation, the following:

1)	Partitions/drywall – Demo partition wall to create reception area, demise reception ceiling from corridor ceiling with soffit, create CEO office, modify entrance doors into Offices M1 & M2, relocate wall in “C” Bldg conference room, New partition wall between Offices S6 & S7. Skim coat walls in Kitchenette and corridor link leading from the “B” Bldg to the “C” Bldg.

2)	Ceilings – 15/16th grid, 2’ x 2’ or 2’x 4’ building standard tile throughout such as Armstrong Cortega. Drop ceiling to be replaced in “C” Bldg Conference Room with ceiling tile consistent with adjacent office as well as Office Ll. New reception area ceiling (Armstrong, Optima Vector) to extend out to soffit. Replace broken or stained ceiling tiles throughout premises.

3)	HV AC – Diffusers to be relocated in Reception and “C” Bldg conference room, CEO office and Office S6 & S7 as needed based on new layout.

4)	Electrical/Lighting – Relocate duplex outlet in conference room and install duplex outlet in CEO office. Retrofit existing lights in entrance corridor (if fixtures need to be replaced after attempting retrofit, they will be replaced with similar style fixture, Calculite Matrix Lensed Downlight 9X9PL or an equivalent fixture). Relocate lights in Office S6 & S7. Install new 6-inch fluorescent recessed can fixtures with white trim kit in Reception area (Lithonia Lighting Model LF6 or an equivalent fixture) in a quantity reasonably acceptable to Tenant Replace light fixture at exterior entrance and place it over the future company sign.

5)	Voice/Data/Card Access – Responsibility of Tenant. Tenant shall have the right to install a security card access system in the Premises subject to the Landlord’s prior written approval of plans and specifications therefore, such approval not to be unreasonably withheld, conditioned or delayed.

6)	Flooring – New VCT tile or carpet tile to be installed in kitchenette, new carpet to be installed throughout office area and extend down the corridor to include the reception area and in Office S6, S7 and Open Office. Landlord will remove sink or other equipment from Open Office. Carpet to be consistent with building standard and to not exceed $26/yd. 26 oz. Broadloom: Commercial Nylon, Pattern Loop, Solution 5/32 Pile Height on Standard Action Break.

7)	B-Bldg conference room and Lab “D” carpet to remain as-is.

8)	Plumbing – Sink to be installed in kitchenette. New sinks, base cabinet, countertop and touchless faucets/soap dispensers to be installed in men’s and ladies room.

9)	Doors, Hardware – New door and hardware consistent with other offices to be installed. Door to conference room to be relocated to new location. New door and hardware for Office S7. Install door entry to Lab “A” from corridor. New entrance doors leading from exterior into corridor link and for reception and reception entrance door leading from corridor link into reception area, finishes to be consistent with building standards (doors shall be 3.5” medium stile, super strength, Series M, dark bronze by Architectural Glazing Systems or equivalent door system).

10)	Millwork – New plastic laminate millwork to be furnished and installed in upper and base kitchen cabinets/lounge, including, without limitation, new laminate counter top in kitchen.

11)	Windows & Blinds – CEO exterior office glass to be equipped with blinds.

12)	Paint – Typical office paint to be used in office space, on all new drywall in premises and on skim coated block walls. Corridor in both “C” & “B” Buildings, reception area, kitchenette and new partition in Office S6. All other labs and offices to remain as is. Paint ceiling in entrance corridor. Seal wood cabinets with a RAKA product in Lab “B” and lab “C”. Paint sprinkler pipe in entrance corridor.

13)	Fire protection – Sprinkler heads to be relocated as needed.

14)	Furniture – Office furniture both onsite and offsite to be responsibility of tenant to relocate/move within the premises. Cubicles and office furniture in “B” Bldg to remain assembled providing previous tenant is willing to leave any behind.

15)	Signage – Except as otherwise provided in this Lease, to be responsibility of tenant.

All modifications or changes to these specifications must be requested in writing by the Tenant to the Landlord and shall be otherwise subject to the terms of the Lease.

Landlord’s Work will not include portable fixtures, equipment, furnishings, and other special purpose items and equipment.

Exhibit ‘A’

Synagen

500 B Bldg & 5000 C Bldg

11,000rsf

[image]

Exhibit I

Intentionally Omitted

I-1

Exhibit J

Intentionally Omitted

J-1

Exhibit K

Form of Term Commencement Date Agreement

COMMENCEMENT DATE AGREEMENT

Synageva BioPharma Corp. (“Tenant”) hereby certifies that it has entered into a lease with One Ledgemont LLC (“Landlord”) dated as of                  , 2010 and verifies the following information as of the          day of                     , 20    .

Address of Building:	128 Spring Street, Lexington, Massachusetts
Number of Rentable Square Feet in Premises:	11,000
Commencement Date:
Rent Commencement Date:
Lease Termination Date:
Tenant’s Pro Rata Share:	6.3%
Billing Address for Tenant:
Attention:
Telephone Number:	( )
Federal Tax I.D. No.:

Tenant acknowledges and agrees that all improvements Landlord is obligated to make to the Premises, if any, have been completed to Tenant’s satisfaction, that Tenant has accepted possession of the Premises, and that as of the date hereof, there exist no offsets or defenses to the obligations of Tenant under the Lease.

TENANT:

Synageva BioPharma Corp.

By:
Name:
Title:
Hereunto duly authorized

LANDLORD:

One Ledgemont LLC

By:
Name:
Title:
Hereunto duly authorized

K-1

Exhibit L

Form of Letter of Credit

IRREVOCABLE STANDBY LETTER OF CREDIT NO.

DATE:

BENEFICIARY:

ONE LEDGEMONT LLC

c/o The Beal Companies, LLP

177 Milk Street Boston,

Massachusetts 02109

AS “LANDLORD”

APPLICANT:

AS “TENANT’

AMOUNT: US $                      (                                                                             ) AND 00/100 U.S. DOLLARS)

EXPIRATION DATE:

LOCATION: AT OUR COUNTERS IN BOSTON, MASSACHUSETTS

DEAR SIRIMADAM:

WE HEREBY ESTABLISH OUR IRREVOCABLE STANDBY LETTER OF CREDIT NO.                     IN YOUR FAVOR AVAILABLE BY YOUR DRAFT DRAWN ON US AT SIGHT IN THE FORM OF EXHIBIT “B” ATTACHED AND ACCOMPANIED BY THE FOLLOWING DOCUMENTS:

1. THE ORIGINAL OF THIS LETTER OF CREDIT AND ALL AMENDMENT(S), IF ANY.

2. A DATED CERTIFICATION FROM THE BENEFICIARY SIGNED BY AN AUTHORIZED OFFICER OR AGENT, FOLLOWED BY ITS DESIGNATED TITLE, STATING THE FOLLOWING:

(A) “THE AMOUNT REPRESENTS FUNDS DUE AND OWING TO US FROM APPLICANT PURSUANT TO THAT CERTAIN LEASE BY AND BETWEEN BENEFICIARY, AS LANDLORD, AND APPLICANT, AS TENANT.”

OR

(B) “WE HEREBY CERTIFY THAT WE HAVE RECEIVED NOTICE FROM                      BANK THAT LETTER OF CREDIT NO.                      WILL NOT BE RENEWED, AND THAT WE HAVE NOT RECEIVED A REPLACEMENT OF THIS LETTER OF CREDIT FROM APPLICANT SATISFACTORY TO US AT LEAST THIRTY (30) DAYS PRIOR TO THE EXPIRATION DATE OF THIS LETTER OF CREDIT.”

THE LEASE AGREEMENT MENTIONED ABOVE IS FOR IDENTIFICATION PURPOSES ONLY AND IT IS NOT INTENDED THAT SAID LEASE AGREEMENT BE INCORPORATED HEREIN OR FORM PART OF THIS LETTER OF CREDIT.

OUR OBLIGATION UNDER THIS CREDIT SHALL NOT BE AFFECTED BY ANY CIRCUMSTANCES, CLAIM OR DEFENSE, REAL OR PERSONAL, OF ANY PARTY AS TO THE ENFORCEABILITY OF THE LEASE BETWEEN YOU AND TENANT, IT BEING UNDERSTOOD THAT OUR OBLIGATION SHALL BE THAT OF A PRIMARY OBLIGOR AND NOT THAT OF A SURETY, GUARANTOR OR ACCOMMODATION MAKER IF YOU DELIVER THE WRITTEN CERTIFICATE REFERENCED ABOVE TO US, (I) WE SHALL HAVE NO OBLIGATION TO DETERMINE WHETHER ANY OF THE STATEMENTS THEREIN ARE TRUE, (II) OUR OBLIGATIONS HEREUNDER SHALL NOT BE AFFECTED IN ANY MANNER WHATSOEVER IF THE STATEMENTS MADE IN SUCH CERTIFICATE ARE UNTRUE IN WHOLE OR IN PART, AND (III) OUR OBLIGATIONS HEREUNDER SHALL NOT BE AFFECTED IN ANY MANNER WHATSOEVER IF TENANT DELIVERS INSTRUCTIONS OR CORRESPONDENCE TO WHICH EITHER (A) DENIES THE TRUTH OF THE STATEMENT SET FORTH IN THE CERTIFICATE REFERRED TO ABOVE, OR (B) INSTRUCTS US NOT TO PAY BENEFICIARY ON THIS CREDIT FOR ANY REASON WHATSOEVER.

PARTIAL AND MULTIPLE DRAWS ARE ALLOWED. EXCEPT AS EXPRESSLY SET FORTH HEREIN, THIS LETTER OF CREDIT MUST ACCOMPANY ANY DRAWINGS HEREUNDER FOR ENDORSEMENT OF THE DRAWING AMOUNT AND WILL BE RETURNED TO THE BENEFICIARY UNLESS IT IS FULLY UTILIZED.

DRAFT(S) AND DOCUMENTS MUST INDICATE THE NUMBER AND DATE OF THIS LETTER OF CREDIT.

THIS LETTER OF CREDIT SHALL BE AUTOMATICALLY EXTENDED FOR AN ADDITIONAL PERIOD OF ONE YEAR, WITHOUT AMENDMENT, FROM THE PRESENT OR EACH FUTURE EXPIRATION DATE UNLESS AT LEAST SIXTY (60) DAYS PRIOR TO THE THEN CURRENT EXPIRATION DATE WE NOTIFY YOU BY REGISTERED MAIL/OVERNIGHT COURIER SERVICE AT THE ABOVE ADDRESSES THAT THIS LETTER OF CREDIT WILL NOT BE EXTENDED BEYOND THE CURRENT EXPIRATION DATE. IN NO EVENT SHALL THIS LETTER OF CREDIT BE AUTOMATICALLY EXTENDED BEYOND SIX (6) MONTHS BEYOND LEASE EXPIRATION.

THIS LETTER OF CREDIT MAY BE TRANSFERRED WITHOUT COST TO THE BENEFICIARY, ONE OR MORE TIMES BUT IN EACH INSTANCE TO A SINGLE

BENEFICIARY AND ONLY IN THE FULL AMOUNT AVAILABLE TO BE DRAWN UNDER THE LETTER OF CREDIT AT THE TIME OF THE TRANSFER AND ONLY BY THE ISSUING BANK UPON OUR RECEIPT OF THE ATTACHED “EXHIBIT A” DULY COMPLETED AND EXECUTED BY THE BENEFICIARY AND ACCOMPANIED BY THE ORIGINAL LETTER OF CREDIT AND ALL AMENDMENTS, IF ANY.

ALL DEMANDS FOR PAYMENT SHALL BE MADE BY PRESENTATION OF THE ORIGINAL APPROPRIATE DOCUMENTS PRIOR TO 10:00 A.M. E.S.T. TIME, ON A BUSINESS DAY AT OUR OFFICE (THE “BANK’S OFFICE”) AT:                                         , BOSTON, MASSACHUSETTS             , ATTENTION:                     OR BY FACSIMILE TRANSMISSION AT: (617)     -; AND SIMULTANEOUSLY UNDER TELEPHONE ADVICE TO: (617)     - ; ATTENTION: WITH ORIGINALS TO FOLLOW BY OVERNIGHT COURIER SERVICE.

PAYMENT AGAINST CONFORMING PRESENTATIONS HEREUNDER SHALL BE MADE BY BANK DURING NORMAL BUSINESS HOURS OF THE BANK’S OFFICE WITHIN ONE (1) BUSINESS DAY AFTER PRESENTATION.

WE HEREBY AGREE WITH THE DRAWERS, ENDORSERS AND BONAFIDE HOLDERS THAT THE DRAFTS DRAWN UNDER AND IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THIS LETTER OF CREDIT SHALL BE DULY HONORED UPON PRESENTATION TO THE DRAWEE, IF NEGOTIATED ON OR BEFORE THE EXPIRATION DATE OF THIS CREDIT.

THIS LETTER OF CREDIT IS SUBJECT TO THE UNIFORM CUSTOMS AND PRACTICE FOR DOCUMENTARY CREDITS (2007 REVISION), INTERNATIONAL CHAMBER OF COMMERCE, PUBLICATION NO. 600.

AUTHORIZED SIGNATURE	AUTHORIZED SIGNATURE

EXHIBIT “A”

DATE:

TO:

RE: STANDBY LETTER OF CREDIT NO.                     ISSUED BY

ATTN:                                          L/C AMOUNT:

LADIES AND GENTLEMEN:

FOR VALUE RECEIVED, THE UNDERSIGNED BENEFICIARY HEREBY IRREVOCABLY TRANSFERS TO:

(NAME OF TRANSFEREE)

(ADDRESS)

ALL RIGHTS OF THE UNDERSIGNED BENEFICIARY TO DRAW UNDER THE ABOVE LETTER OF CREDIT UP TO ITS AVAILABLE AMOUNT AS SHOWN ABOVE AS OF THE DATE OF THIS TRANSFER.

BY THIS TRANSFER, ALL RIGHTS OF THE UNDERSIGNED BENEFICIARY IN SUCH LETTER OF CREDIT ARE TRANSFERRED TO THE TRANSFEREE. TRANSFEREE SHALL HAVE THE SOLE RIGHTS AS BENEFICIARY THEREOF, INCLUDING SOLE RIGHTS RELATING TO ANY AMENDMENTS, WHETHER INCREASES OR EXTENSIONS OR OTHER AMENDMENTS, AND WHETHER NOW EXISTING OR HEREAFTER MADE. ALL AMENDMENTS ARE TO BE ADVISED DIRECT TO THE TRANSFEREE WITHOUT NECESSITY OF ANY CONSENT OF OR NOTICE TO THE UNDERSIGNED BENEFICIARY.

THE ORIGINAL OF SUCH LETTER OF CREDIT IS RETURNED HEREWITH, AND WE ASK YOU TO ENDORSE THE TRANSFER ON THE REVERSE THEREOF, AND FORWARD IT DIRECTLY TO THE TRANSFEREE WITH YOUR CUSTOMARY NOTICE OF TRANSFER.

SINCERELY,

(BENEFICIARY’S NAME)

SIGNATURE OF BENEFICIARY

SIGNATURE AUTHENTICATED

(NAME OF BANK)

AUTHORIZED SIGNATURE

EXHIBIT “B”

DATE:	REF. NO.

AT SIGHT OF THIS DRAFT

PAY TO THE ORDER OF                      US$

USDOLLARS

DRAWN UNDER                                  BANK, BOSTON, MASSACHUSETTS, STANDBY LETTER OF CREDIT NUMBER NO.                      DATED

To:	BANK

	, MA	(BENEFICIARY’S NAME)

Authorized Signature